Exhibit 10.34

LOAN AGREEMENT

Dated as of October 21, 2020

Between

EACH OF THE PARTIES SET FORTH ON

SCHEDULE 1.1.1

collectively, jointly and severally, as Borrower

and

GOLDMAN SACHS BANK USA,

MORGAN STANLEY BANK, N.A.

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

collectively, as Lender

ADJUSTABLE RATE MULTI-PROPERTY LOAN

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULES

Schedule 1.1.1	Individual Borrowers, Individual Properties, Organizational Identification Number and Allocated Loan Amounts
Schedule 1.1.1-B	Sole Members
Schedule 1.1.2	Lineage Subleases and Subtenants
Schedule 1.1.3	Approved Management Agreements
Schedule 1.1.4	Third-Party Subtenants and Properties
Schedule 1.1.5	Master Leases and Master Tenants
Schedule 2.5.3	Individual Properties Not Subject to Substitution
Schedule 2.5.5(A)	Condemnation Parcel
Schedule 2.5.5(B)	Form of Endorsement
Schedule 4.1.1	Organizational Chart of Borrower
Schedule 4.1.4	Litigation
Schedule 4.1.6	Liens
Schedule 4.1.9	ERISA
Schedule 4.1.12	Condemnation
Schedule 4.1.14	Access
Schedule 4.1.22	Certificate of Occupancy; Licenses
Schedule 4.1.26	Rent Roll/Identified Option Contract
Schedule 4.1.30	Recycled SPE
Schedule 4.1.38	Ground Lease Exceptions
Schedule 5.1.11	Form of Annual Budget
Schedule 5.1.19	O&M Program
Schedule 5.1.20	Master Lease Rents for Earn-Out Properties
Schedule 7.1.1	Required Repairs
Schedule 7.2.1	Required Remediation
Schedule 7.4.1	Cubic Feet of Properties
Schedule 7.5.1	Unfunded Obligations
Schedule 7.8-A	Earn-Out Conditions
Schedule 7.8-B	Form of CityIce Estoppel
Schedule 7.8-C	Form of Trident Amendment to Ground Lease
Schedule 7.8-D	Form of Trident Estoppel

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of October 21, 2020 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between GOLDMAN SACHS BANK USA (“GS”), MORGAN STANLEY BANK, N.A. (“MS”)and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“JPM” and together with GS and MS and their respective successors and assigns, each a “Co-Lender” and, collectively, “Lender”), and EACH OF THE PARTIES SET FORTH ON SCHEDULE 1.1.1 and any entity that executes a joinder to this Agreement (each, an “Individual Borrower” and collectively, jointly and severally, “Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” shall mean a counterparty to the Interest Rate Cap Agreement (or the guarantor of such counterparty’s obligations) that (a) has and shall maintain (or has a Credit Support Provider (as defined in the applicable Interest Rate Cap Agreement) that has and shall maintain), until the expiration of the applicable Interest Rate Cap Agreement, (i) a long-term unsecured debt rating of not less than “A+” by S&P, which rating shall not include a “t” or otherwise reflect a termination risk or otherwise be qualified, and (ii) a long-term unsecured debt rating of not less than “A1” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk or otherwise be qualified, or (b) is otherwise acceptable to Lender, or if a Securitization has occurred, the Approved Rating Agencies, as evidenced by a Rating Agency Confirmation to the effect that such counterparty shall not cause a downgrade, withdrawal or qualification of the ratings assigned, or to be assigned, to the Securities or any class thereof in any Securitization. Lender hereby acknowledges and agrees that, as of the Closing Date, SMBC Capital Markets, Inc., whose obligations under the Interest Rate Cap Agreement are guaranteed by SMBC Derivative Products Limited or Sumitomo Mitsui Banking Corporation pursuant to a Guaranty of even date herewith, constitutes an Acceptable Counterparty.

“Additional Insolvency Opinion” shall mean a non-consolidation opinion letter (or an update to the Insolvency Opinion) delivered in connection with the Loan subsequent to the Closing Date reasonably satisfactory in form and substance to Lender and, following a Securitization, satisfactory in form and substance to the Approved Rating Agencies, and from counsel reasonably acceptable to Lender and, following a Securitization, the Approved Rating Agencies.

“Additional True-Lease Opinion” shall mean a true-lease opinion letter (or update to the applicable True-Lease Opinion) with respect to any applicable Master Lease delivered in connection with the Loan subsequent to the Closing Date reasonably satisfactory in form and substance to Lender and, following a Securitization, satisfactory in form and substance to the Approved Rating Agencies, and from counsel reasonably acceptable to Lender and, following a Securitization, the Approved Rating Agencies.

“Adjusted Release Amount” shall mean, for each Individual Property to be released, (i) one hundred five percent (105%) of the Allocated Loan Amount for such Individual Property, if the Aggregate Release Amounts, together with the Allocated Loan Amount for such Individual Property and any other Individual Property being released simultaneously with such Individual Property, is equal to or less than ten percent (10%) of the Original Principal Indebtedness; (ii) one hundred ten percent (110%) of the Allocated Loan Amount for such Individual Property, if the Aggregate Release Amounts, together with the Allocated Loan Amount for such Individual Property and any other Individual Property being released simultaneously with such Individual Property, is greater than ten percent (10%) of the Original Principal Indebtedness but less than or equal to twenty percent (20%) of the Original Principal Indebtedness, and (iii) one hundred fifteen percent (115%) of the Allocated Loan Amount for such Individual Property, if the Aggregate Release Amounts, together with the Allocated Loan Amount for such Individual Property and any other Individual Property being released simultaneously with such Individual Property, is greater than twenty percent (20%) of the Original Principal Indebtedness.

“Affected Property” shall have the meaning set forth in Section 9.1.3.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliate TRS” shall mean any Affiliate of Borrower and/or Guarantor that is a Taxable REIT Subsidiary.

“Aggregate Release Amounts” shall mean, as of any date, the aggregate Allocated Loan Amounts for all Individual Properties previously released pursuant to Section 2.5.2.

“Allocated Loan Amount” shall mean, as of the date of determination for an Individual Property, (i) with respect to each initial Property, the amount set forth on Schedule 1.1.1 with respect thereto, and (ii) with respect to any Qualified Substitute Property added to the Collateral in connection with a Property Substitution pursuant to Section 2.5.3, the Allocated Loan Amount of the related Replaced Property. Notwithstanding the fact that the Individual Properties in Salem, Oregon known as the “Madrona Campus” have separate Allocated Loan Amounts, such Individual Properties cannot be released from the Lien of the Loan Documents separately (but they may be released together).

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alternate Strike Price” shall mean a strike price greater than the Strike Price or the Extension Strike Price, as applicable, with respect to which the Alternate Strike Price Condition has been satisfied.

“Alternate Strike Price Condition” shall mean that Borrower has deposited in the Rate Cap Reserve Account the applicable Rate Cap Reserve Amount.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for each Individual Property prepared, or caused to be prepared, by Borrower in form and substance substantially similar to the form of annual budget delivered to Lender on or prior to the Closing Date or such other form reasonably approved by Lender.

“Annual Financial Statements” shall have the meaning set forth in Section 5.1.11(b).

“Appraisal” shall mean, with respect to each Qualified Substitute Property, an as-is appraisal of such Property that is prepared by a member of the Appraisal Institute selected by Lender, meets the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA) and complies with the Uniform Standards of Professional Appraisal Practice (USPAP).

“Approved Borrower Joinders” means the Approved Conklin Joinder and the Approved TX Terrell Joinder.

“Approved Borrower Merger” means the merger after the Blackout Window of each of Lineage Master RE 6, Lineage IL Chicago & Lyons RE and Lineage Bedford Park RE 2 (collectively, the “Merged Entities”) into Lineage Master RE 7, subject to the satisfaction of the following conditions: (i) delivery to Lender of an Officer’s certificate attaching the certificate of merger filed with the Secretary of State of Delaware and an updated organizational chart, and certifying that (a) Lineage Master RE 7 (1) assumes all covenants, obligations and liabilities of the Merged Entities under the Loan Documents, (2) ratifies the security interests granted to Lender under the Loan Documents in the Properties owned by the Merged Entities, (3) remakes the representations in the Loan Agreement as to itself and the Properties owned by the Merged Entities, (b) Guarantor has consented to such merger and (c) the applicable Master Leases have been updated to reflect the removal of the Merged Entities and addition of Lineage Master RE 7 as a party, to the extent required to reflect such merger; (ii) delivery to Lender of a reasonably acceptable amendment of each Mortgage to which any Merged Entity is a party, unless Lineage Master RE 7 is already a party thereto; and (iii) if the amendment to Mortgage in prior clause (ii) is required, and if available in the particular jurisdiction, delivery to Lender of an endorsement to the applicable Title Policy insuring the continued priority of the applicable Mortgage.

“Approved Conklin Joinder” means the joinder of Lineage NY Conklin RE, LLC (“NY Conklin”) as a Borrower to the Loan and the transfer of the Maines Corporate Property to NY Conklin, subject to the satisfaction of the following conditions:

(i) delivery to Lender of:

(A) a joinder agreement to the applicable Loan Documents executed by NY Conklin in form and substance reasonably satisfactory to the Lender,

(B) a good standing certificate for NY Conklin in the State of New York;

(C) an executed operating agreement for NY Conklin in a form substantially similar to the operating agreements of the other Individual Borrowers,

(D) authorizing resolutions for NY Conklin substantially in the form of the resolutions delivered as of the Closing Date with respect to the other Individual Properties;

(E) an executed deed transferring title to the Maines Corporate Property to NY Conklin;

(F) an amendment to the Master Lease to assign the original Individual Borrower’s interest in Maines Corporate Property to NY Conklin;

(G) an amendment of the Mortgage granting a Lien on the Maines Corporate Property showing NY Conklin as the owner of such Individual Property (and the payment of any transfer or mortgage recording taxes, to the extent applicable),

(H) if available in the particular jurisdiction, an endorsement to the applicable Title Policy insuring the continued priority of the applicable Mortgage and naming NY Conklin as the owner of the Maines Corporate Property,

(I) an updated organizational chart and Schedule 1.1.1 that reflects the addition of NY Conklin as an Individual Borrower under one of the existing Sole Members with an Officer’s certificate certifying that such organizational chart and Schedule 1.1.1 is true and correct;

(J) a legal opinion with respect to NY Conklin from Borrower’s New York and Delaware counsel providing substantially similar opinions to the opinions provided in the legal opinions delivered at the Closing;

(K) an update to the Insolvency Opinion and True Lease Opinion delivered at Closing, or an Additional Insolvency Opinion and Additional True Lease Opinion, in either case, that takes into account the transactions contemplated by this definition;

(ii) Lender shall have completed any remaining “know your customer” diligence regarding NY Conklin;

(iii) Borrower shall have paid all of Lender’s actual, out-of-pocket expenses (including reasonable legal expenses) in connection with the transaction contemplated by this definition.

“Approved TX Terrell Joinder” means the joinder of Lineage TX Terrell RE, LLC (“TX Terrell”) as a Borrower to the Loan and the transfer of the Darden Terrell Property to TX Terrell, subject to the satisfaction of the following conditions:

(i) delivery to Lender of:

(A) a joinder agreement to the applicable Loan Documents executed by NY Conklin in form and substance reasonably satisfactory to the Lender,

(B) a good standing certificate for TX Terrell in the State of Texas;

(C) an executed operating agreement for TX Terrell in a form substantially similar to the operating agreements of the other Individual Borrowers,

(D) authorizing resolutions for TX Terrell substantially in the form of the resolutions delivered as of the Closing Date with respect to the other Individual Properties;

(E) an executed deed transferring title to the Darden Terrell Property to TX Terrell;

(F) an amendment to the Master Lease to assign the original Individual Borrower’s interest in Darden Terrell Property to TX Terrell;

(G) an amendment of the Mortgage granting a Lien on the Darden Terrell Property showing TX Terrell as the owner of such Individual Property (and the payment of any transfer or mortgage recording taxes, to the extent applicable),

(H) if available in the particular jurisdiction, an endorsement to the applicable Title Policy insuring the continued priority of the applicable Mortgage and naming TX Terrell as the owner of the Darden Terrell Property,

(I) an updated organizational chart and Schedule 1.1.1 that reflects the addition of TX Terrell as an Individual Borrower under one of the existing Sole Members with an Officer’s certificate certifying that such organizational chart and Schedule 1.1.1 is true and correct;

(J) a legal opinion with respect to TX Terrell from Borrower’s New York and Delaware counsel providing substantially similar opinions to the opinions provided in the legal opinions delivered at the Closing;

(K) an update to the Insolvency Opinion and True Lease Opinion delivered at Closing, or an Additional Insolvency Opinion and Additional True Lease Opinion, in either case, that takes into account the transactions contemplated by this definition;

(ii) Lender shall have completed any remaining “know your customer” diligence regarding TX Terrell;

(iii) Borrower shall have paid all of Lender’s actual, out-of-pocket expenses (including reasonable legal expenses) in connection with the transaction contemplated by this definition.

“Approved Management Agreement” shall mean (i) those certain property management agreements between the applicable Borrower or Master Tenant and an Approved Property Manager, as set forth on Schedule 1.1.3, and (ii) any other management agreement that is approved by Lender in its reasonable discretion and with respect to which Rating Agency Confirmation has been received, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance herewith.

“Approved Property Manager” shall mean (i) each property manager that is a party to an Approved Management Agreement as set forth on Schedule 1.1.3 or (ii) any other management company approved by Lender in its reasonable discretion and with respect to which Rating Agency Confirmation is received, in each case unless and until Lender requests the termination of that management company pursuant to Section 5.1.22.

“Approved Rating Agencies” shall mean each of S&P and Moody’s or any other nationally-recognized statistical rating agency which, in each case, has been approved by Lender and designated by Lender to assign a rating to the Securities.

“Assignment of Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.2.7(a).

“Assignment of Leases” shall mean, with respect to each Individual Property located in a State requiring under applicable law that a separate assignment of leases be delivered in order for the same to be effective, each assignment of leases and rents, in a form reasonably approved by Lender, from each applicable Individual Borrower, as assignor, to Lender, as assignee, assigning to Lender all of such Individual Borrower’s right, title and interest in and to the Leases and Rents of such Individual Borrower as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; or (f) to take action in furtherance of any of the foregoing.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state, local or foreign bankruptcy or insolvency law.

“Bartlett Property” shall mean that certain Individual Property located at 1544-46 Hecht Drive, Bartlett, Illinois.

“Basic Carrying Costs” shall mean, for any period, the sum of the following costs: (a) Property Taxes, (b) Other Charges, (c) Insurance Premiums and (d) Ground Rent.

“Basic Carrying Costs Escrow Account” shall have the meaning set forth in Section 7.3 hereof.

“Basic Carrying Costs Escrow Fund” shall have the meaning set forth in Section 7.3 hereof.

“Benchmark” shall mean, initially, LIBOR; provided that, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” shall mean the first alternative set forth in the order below that can be determined by Lender as of the Benchmark Replacement Date:

1. the sum of (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

2. the sum of (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

3. the sum of (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

4. the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

5. the sum of (a) the alternate rate of interest that has been selected by Lender as the replacement for the then-current Benchmark giving due consideration to any evolving or then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate CMBS loans at such time and (b) the Benchmark Replacement Adjustment;

provided that, in the case of clauses (1), (2) and (3) above, such rate, or the underlying rates component thereof, is or are displayed on a screen or other information service that publishes such rate or rates from time to time as selected by Lender in its reasonable discretion. If the Benchmark Replacement as determined pursuant to any of the clauses above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by Lender as of the Benchmark Replacement Date:

1. the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

2. if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

3. the spread adjustment (which may be a positive or negative value or zero) that has been selected by Lender giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate CMBS loans at such time;

provided that, in the case of clause (1) and (2) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by Lender in its reasonable discretion.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” and “Payment Date” timing and frequency of determining rates and making payments of interest, preceding and succeeding business day conventions and other administrative matters) that Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender in a manner substantially consistent with market practice for floating rate CMBS loans (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

1. in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; and

2. in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

1. a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

2. a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

3. a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Blackout Window” shall mean the period commencing on the Closing Date and ending on the earlier of (a) the 30th day following the final settlement of the Securitization of 100% of the Loan (less any amount retained by Lender to comply with Risk Retention Requirements, to the extent Lender does not satisfy such requirements through the retention of securities issues in connection with a Securitization), and (b) the 180th day following the Closing Date.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Borrower Agent” shall have the meaning set forth in Section 10.6.

“Borrower Entity” shall have the meaning set forth in Section 11.1.

“Borrower Financial Statements” shall have the meaning set forth in Section 5.1.11(b).

“Borrower Legal Cost Cap” shall have the meaning set forth in Section 9.1.4.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(i).

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” shall have the meaning set forth in Section 2.6.2(a) hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Cash Management Bank and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Bank” shall mean Wells Fargo Bank, National Association, a national banking association, or any successor Eligible Institution acting as Cash Management Bank under the Cash Management Agreement.

“Cash Sweep Event” shall mean (a) the occurrence of an Event of Default under the Loan Agreement or (b) any Bankruptcy Action of Borrower.

“Cash Sweep Event Cure” shall mean, (i) if the Cash Sweep Event is caused by an Event of Default, the acceptance by Lender of a cure of such Event of Default (which cure Lender is not obligated to accept and may reject or accept in its sole and absolute discretion) or (ii) if the Cash Sweep Event is a result of any Bankruptcy Action of Borrower, the cure of Bankruptcy Action of Borrower prior to the same becoming an Event of Default; provided, however, that, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (a) as of the date of such Cash Sweep Event Cure, no other Cash Sweep Event shall have occurred and be continuing and (b) Borrower shall have paid all of Lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure, including reasonable attorney’s fees and expenses.

“Cash Sweep Period” shall mean each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the day immediately prior to the Payment Date next occurring following the related Cash Sweep Event Cure, or (b) until payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents or defeasance of the Loan in accordance with the terms and provisions of the Loan Documents.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Cause” shall mean, with respect to an Independent Director, (a) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties; (b) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (c) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director”; (d) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director”; or (e) any other reason for which the prior written consent of Lender shall have been obtained.

“Closing Date” shall mean the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Co-Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Collateral” shall mean all assets owned or ground leased from time to time by Borrower in which Lender has been granted a security interest pursuant to the Loan Documents.

“Compounded SOFR” shall mean the compounded average of SOFRs for a one-month period, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by Lender in accordance with:

1. the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

2. if, and to the extent that, Lender determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate, that have been selected by Lender giving due consideration to any industry-accepted market practice for similar U.S. dollar denominated CMBS transactions at such time (as a result of amendment or as originally executed).

provided, further, that if Lender decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for Lender, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Individual Property or any part thereof.

“Condemnation Parcel” shall mean that portion of the Individual Property located in Round Rock, Texas identified on Schedule 2.5.5.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Condemnation PSA” shall mean a Real Estate Contract in the form delivered to Lender as of the Closing anticipated to be entered into by and between Lineage Master RE 6, LLC and the City of Round Rock, Texas after the Closing Date with respect to the Condemnation Parcel.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b) hereof.

“Covered Income” shall mean, with respect to any Individual Property for any period, the sum, without duplication, of the following with respect to such Individual Property for such period: (a) EBITDA; (b) real and personal property rents payable during such period; (c) fixed and other costs that would continue in the event of a major Casualty (including, without limitation, management payroll and benefits, approximately 25% of hourly payroll and benefits) with respect to such period; (d) real and personal property taxes payable during such period; (e) basic utilities on a non-operating basis during such period; and (f) all other expenses that would be incurred during such period on a non-operating basis.

“Covered Rating Agency Information” shall have the meaning set forth in Section 9.2(d) hereof.

“Darden Terrell Property” shall mean that certain Individual Property located at 3000 Airport Road, Terrell, Texas.

“Debt” shall mean the Principal Indebtedness together with all interest accrued and unpaid thereon and all other sums (including, but not limited to, any Spread Maintenance Payment and/or Breakage Costs) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgages or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal, if any, and interest payments due under this Agreement and the Note.

“Debt Yield” shall mean, as of any date of determination, the percentage obtained by dividing:

(a) the Net Operating Income for the Properties for the most recently ended Test Period as set forth in the statements required hereunder, including, for purposes of calculating the Operating Expense component of Net Operating Income for purposes of this definition of Debt Yield (i) Replacement Reserve Fund contributions equal to $0.02 per temperature-controlled cubic foot per annum of gross rentable space at the Properties (without duplication of any repair and maintenance expenses included or deemed included in the definition of Operating Expenses) and (ii)a management fee equal to three percent (3%) of Gross Income from Operations (without duplication of any management fees included or deemed included in the definition of Operating Expenses); provided, that, notwithstanding anything to the contrary contained in the definition of “Properties”, the Net Operating Income under this clause (a) shall include the Net Operating Income of each Earn-Out Property (as if each Earn-Out Property were an Individual Property) to the extent that the Earn-Out Amount for such Earn-Out Property has not been previously used to prepay the Loan in accordance with Section 7.8(c); by

(b) the Principal Indebtedness.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) four percent (4%) above the Interest Rate.

“Defaulting Borrower” shall have the meaning set forth in Section 11.4.2.

“Disclosure Documents” shall mean, collectively, any written materials used or provided to any prospective investors and/or the Rating Agencies in connection with any public offering or private placement in connection with a Securitization (including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents, marketing materials or information provided to prospective investors), in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto.

“Division” shall mean, as to any Person, the division of assets, liabilities and/or obligations of such Person (whether pursuant to a plan of division or otherwise) pursuant to §18-217 of the Act.

“DSCR” shall mean, as of any date of determination, the quotient of:

(a) Net Operating Income for the Properties for the most recently ended Test Period as set forth in the statements required hereunder, including, for purposes of calculating the Operating Expense component of Net Operating Income for purposes of this definition of DSCR (i) Replacement Reserve Fund contributions equal to $0.02 per temperature-controlled cubic foot per annum of gross rentable space at the Properties (without duplication of any repair and maintenance expenses included or deemed included in the definition of Operating Expenses) and (ii) a management fee equal to three percent (3%) of Gross Income from Operations (without duplication of any management fees included or deemed included in the definition of Operating Expenses); divided by

(b) the actual aggregate Monthly Debt Service Payment Amounts that would be payable on the Principal Indebtedness (with respect to determining DSCR in connection with any Extension Term, calculated as of the first day of the applicable Extension Term) on the next 12 succeeding Payment Dates, assuming there is no prepayment of the Principal Indebtedness and that LIBOR or the Unadjusted Benchmark Replacement, as applicable, is at all times equal to (x) prior to the exercise of any Extension Term (if any), the Strike Price and (y) during any Extension Term, the applicable Extension Strike Price.

“Earn-Out Aggregate Amount” shall mean $133,808,440.00.

“Earn-Out Cap” shall have the meaning set forth in Section 7.8(d).

“Earn-Out Disbursement Conditions” shall have the meaning set forth in Section 7.8.

“Earn-Out Property” shall mean, individually or collectively, Earn-Out Property (Brooks), Earn-Out Property (Charleston EC), Earn-Out Property (Dallas Hunt SW), Earn-Out Property (CityIce) and Earn-Out Property (Trident).

“Earn-Out Property Amount” shall mean, with respect to Earn-Out Property (Brooks), $22,452,510; Earn-Out Property (Charleston EC), $21,346,270; with respect to Earn-Out Property (Dallas Hunt SW), $75,549,350; with respect to Earn-Out Property (CityIce), $3,717,300; with respect to Earn-Out Property (Trident), $10,743,010.

“Earn-Out Property (Brooks)” shall mean the Property having the address 4735 Brooklake Road NE, Salem, Oregon.

“Earn-Out Property (Charleston EC)” shall mean the Property having the address 1091 Remount Road in Charleston, South Carolina.

“Earn-Out Property (CityIce)” shall mean the Property having the address 2001 West Garfield Street, #C 100, Pier 90, Building 86 in Seattle, Washington.

“Earn-Out Property (Dallas Hunt SW)” shall mean the Property having the address 8200 Will Rogers Boulevard in Fort Worth, Texas.

“Earn-Out Property (Trident)” shall mean the Property having the address 2001 W. Garfield St. #C100, Pier 90 in Seattle, Washington.

“Earn-Out Reserve Account” shall have the meaning set forth in Section 7.8.

“Earn-Out Reserve Fund” shall have the meaning set forth in Section 7.8.

“EEA Bail-In Action” shall mean the exercise of any EEA Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“EEA Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EEA Bail-In Legislation Schedule.

“EEA Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EEA Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the EEA Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EEA Bail-In Legislation Schedule.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) a segregated account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority, as applicable, in each case, which complies with the definition of Eligible Institution. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of letters of credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “A1” by Moody’s), (b) in its capacity as Cash Management Bank, Wells Fargo Bank, N.A., provided that, its ratings are not reduced below the ratings in effect as of the Closing Date, or (c) JPMorgan Chase Bank, N.A., provided that, its ratings are not reduced below the ratings in effect as of the Closing Date.

“Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equipment” shall mean, with respect to any Individual Property, any equipment now owned or hereafter acquired by Borrower, which is used at or in connection with the applicable Improvements or such Individual Property or is located thereon or therein, including, without limitation, all machinery, equipment, furnishings, and electronic data-processing and other office equipment now owned or hereafter acquired by Borrower (and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto. Notwithstanding the foregoing, Equipment shall not include any property belonging to tenants or occupants under Leases or customers, suppliers, vendors or other parties under any agreements or contracts except to the extent that Borrower shall have any right or interest therein and then only to the extent of such right or interest therein.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which Borrower or Guarantor is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which Borrower or Guarantor is a member; and (c) solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which Borrower or Guarantor is a member. Any former ERISA Affiliate of Borrower or Guarantor shall continue to be considered an ERISA Affiliate of Borrower or Guarantor within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or Guarantor and with respect to liabilities arising after such period for which Borrower or Guarantor would be liable under ERISA or the Code.

“ERISA Event” shall mean (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”); (b) the application for a minimum funding waiver with respect to a Single Employer Plan; (c) the provision by the administrator of any Single Employer Plan of a notice of intent to terminate such plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of Borrower, Guarantor, or any ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by Borrower, Guarantor, or any ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(k) of the Code or Section 303(k) of ERISA to the creation of a lien upon property or assets or rights to property or assets of Borrower, Guarantor, or any ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Single Employer Plan to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, whether or not waived; (i) the determination that any Single Employer Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA, or (j) the receipt by Borrower, Guarantor, or any ERISA Affiliate of any notice concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 2.6.4 hereof.

“Excess Cash Flow Reserve Funds” shall have the meaning set forth in Section 2.6.5(c) hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Taxes were payable either to such Lender’s assignor or participating Lender immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.7(e) and (d) any Taxes imposed under FATCA.

“Extended Maturity Date” shall have the meaning set forth in Section 2.8.1.

“Extension Option” shall have the meaning set forth in Section 2.8.1.

“Extension Strike Price” shall mean the greater of (x) 5.00% and (y) a strike rate which, together with the Spread, would result in a DSCR of 1.10x (calculated as if LIBOR or the Unadjusted Benchmark Replacement, as applicable, were equal to such strike rate), as reasonably determined by Lender.

“Extension Term” shall have the meaning set forth in Section 2.8.1.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code or otherwise pursuant to any of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Fiscal Quarter” shall mean the three-month period ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fixtures” shall mean, with respect to any Individual Property, all Equipment now owned, or the ownership of which is hereafter acquired, by Borrower which is so related to the Land and the Improvements forming part of such Individual Property in question that it is deemed fixtures or real property under applicable Legal Requirements, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration, decoration or repair of or installation on such Individual Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Improvements or the Land, including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Borrower’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions or any of the foregoing and the proceeds thereof, in each case to the extent any of the foregoing is so related to the Land and Improvements forming part of the Property that it is deemed fixtures or real property under the law of the particular state in which the Equipment is located. Notwithstanding the foregoing, “Fixtures” shall not include any property belonging to tenants or occupants under Leases or customers, suppliers, vendors or other parties under any agreements or contracts except to the extent that any Individual Borrower shall have any right or interest therein and then only to the extent of such right or interest therein.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Plan” shall have the meaning set forth in Section 4.1.9(a).

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Grantor Trust” shall mean a grantor trust as defined in Subpart E, Part I of Subchapter J of the Code that holds the Note or a portion thereof.

“Gross Income from Operations” shall mean, during any period, all sustainable income of Borrower, any Master Tenant or any Lineage Subtenant or any Affiliate TRS under any sub-sublease (or further level thereof), license or sub-license (or further level thereof) of any Master Lease (and, with respect to any Individual Property that is not subject to a Lineage Master Lease, any Lease) or under any engagement to manage all or any portion of an Individual Property or to perform services in connection with the operation thereof, as reported on the financial statements delivered by Borrower in accordance with this Agreement, computed in accordance with GAAP, derived from the ownership and operation of the Properties from whatever source during such period, including, but not limited to, (i) rent, freezing, and storage and handling income, including Rents from Tenants that are in occupancy, open for business and paying full contractual rent without right of offset or credit, (ii) redistribution and manufacturing revenues, (iii) utility charges, (iv) escalations, (v) forfeited security deposits, (vi) interest on credit accounts, (vii) service fees or charges, (viii) license fees, (ix) parking fees, (x) rent concessions or credits, (xi) income from vending machines, (xii) business interruption or other loss of income or rental insurance proceeds, (xiii) other required pass-throughs, (xiv) interest on each Reserve Fund, if any, (xv) management and participation fees paid to any Master Tenant, any Lineage Subtenant and/or any Affiliate TRS, and (xvi) other revenue incidental to the operation of a temperature controlled warehousing and logistics facility but excluding (I) Rents payable by any Master Tenant under its Master Lease, Rents payable by any Lineage Subtenant under the applicable Lineage Sublease or Rents payable by any Affiliate TRS under any sub-sublease (or further level thereof), license or sublicense (or further level thereof) of any Master Lease, (II) Rents from Tenants that are then subject to any Bankruptcy Action, (III) sales, use and occupancy or other taxes on receipts required to be accounted for by any Master Tenant, any Lineage Subtenant, any Affiliate TRS or Borrower to any Governmental Authority, (IV) refunds and uncollectible accounts, (V) gain or loss on sales of furniture, fixtures and equipment, (VI) Insurance Proceeds (other than business interruption or other loss of income or rental insurance), (VII) Condemnation Proceeds, (VIII) unforfeited security deposits and (IX) utility and other similar deposits and (X) any disbursements to Borrower from the Reserve Funds, if any.

“Ground Lease” shall mean, individually or collectively, as the context may require, (a) (i) the Ground Lease (Salem), (ii) the Ground Lease (Cedar Rapids) and Ground Lease (Twin Falls) and (b) upon the applicable Earn-Out Property becoming an Individual Property, (i) the Ground Lease (CityIce) and (ii) the Ground Lease (Trident).

“Ground Lease (Cedar Rapids)” shall mean that Ground Lease Agreement dated July 31, 2002, by and between Kraft Heinz Foods Company (as successor to H.J. Heinz Company, L.P.), as lessor, and Lineage IA Cedar Rapids RE, LLC (as successor to Ryan Companies US, Inc.), as lessee, as modified by that certain Ground Lessor’s Estoppel Certificate and Amendment to Ground Lease, dated as of March 12, 2014, filed March 18, 2014 in Book 8924, at Page 198, records of Linn County, Iowa, as document 2257066, and as further modified by that certain Ground Lessor’s Estoppel Certificate and Amendment to Ground Lease, dated as of September 22, 2020, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith.

“Ground Lease (CityIce)” shall mean that certain Port of Seattle Lease, dated as of November 10, 1987, by and between Port of Seattle, as landlord, and City Ice and Cold Storage Co., Inc., as lessee, as amended pursuant to that certain First Amendment to Lease, dated as of May 14, 1991, that certain Second Amendment to Lease, dated as of June 8, 1993, that certain Third Amendment to Lease, dated as of May 30, 2003, that certain Fourth Amendment to Lease, dates as of August 27, 2009 and that certain Fifth Amendment to Lease, dates as of December 22, 2009, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith.

“Ground Lease (Salem)” shall mean that certain Ground Lease , dated as of March 25, 2013, by and between Lineage HCS Master RE, LLC (as the last and current successor in interest to NORPAC Foods, Inc.) and Lineage Master RE 7, LLC (as the last and current successor in interest to Henningsen Cold Storage Co.), as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith.

“Ground Lease (Trident)” shall mean that certain Amended and Restated Lease Agreement, dated as of December 30, 2019, between the Port of Seattle, as landlord, and Lineage WA POS RE, LLC, as tenant, as amended pursuant to that certain First Amendment to Amended and Restated Lease Agreement, dated as of February 27, 2020, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith.

“Ground Lease (Twin Falls)” shall mean that certain Ground Lease with Option to Purchase, dated as of October 21, 2020 between Lineage HCS VL RE, LLC, as landlord, and Lineage HCS Master RE, LLC, as tenant, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith.

“Ground Leased Parcel” shall mean any portion of the Property that is ground leased to any Individual Borrower as the lessee under a Ground Lease.

“Ground Rent” shall mean, with respect to each Ground Lease, the rent payable by Borrower thereunder.

“GS” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Guarantor” shall mean Lineage Logistics Holdings, LLC, a Delaware limited liability company.

“Guarantor Estoppel” shall mean one or more estoppel certificates, in form and substance reasonably satisfactory to Lender, delivered by Guarantor in lieu of a Tenant estoppel certificate pursuant to Section 5.1.29 hereof.

“ICE Disclosure Detail” shall mean, with respect to any Leases, tenants, customers or customer agreements with respect to the Properties, information of substantially the same content and detail as set forth in that certain Offering Circular dated April 20, 2017 with respect to those certain Commercial Mortgage Pass-Through Certificates, Series 2017-ICE3.

“Identified Option Contracts” shall mean each of the contracts identified on Schedule 4.1.26.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Party” or “Indemnified Parties” shall mean (a) (i) Lender; (ii) any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization; (iii) any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization; (iv) any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization; and (v) each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act; (b) any Person who is or will have been involved in the origination of the Loan; (c) any Person who is or will have been involved in the servicing of the Loan; (d) any Person in whose name the encumbrance created by the Mortgages is or will have been recorded; and (e) the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnifying Person” shall mean each of Borrower and Guarantor.

“Independent Director” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(a) a member, partner, equity holder, manager, director, officer or employee of Borrower or any of its equity holders or Affiliates (other than serving as a special or springing member or an Independent Director of Borrower or an Affiliate of Borrower that is required by a creditor to be a single purpose bankruptcy remote entity, provided that (i) such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business, and (ii) no single Person in the direct chain of ownership of Borrower may have more than one special or springing member or Independent Director that is also a special or springing member or Independent Director of any other single Person in the direct chain of ownership of Borrower);

(b) a creditor, supplier or service provider (including provider of professional services) to Borrower or any of its equity holders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business);

(c) a family member of any such member, partner, equity holder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that Controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) above by reason of being the Independent Director of a “special purpose entity” Affiliated with Borrower shall be qualified to serve as an Independent Director of Borrower, provided that the fees that such individual earns from serving as an Independent Director of Affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.

“Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Individual Property” or “Property” shall mean, as the context may require, each parcel of real property, the Improvements thereon and all personal property owned by any Individual Borrower and encumbered by a Mortgage, together with all rights of such Individual Borrower pertaining to such real property and the Improvements and personal property, as more particularly described in the granting clauses of each Mortgage and referred to therein as the “Property”; provided, that, an Earn-Out Property shall not be deemed an “Individual Property” or a “Property” until the Earn-Out Property Amount for the particular Earn-Out Property is released to Borrower and Borrower has delivered to Lender, or to the title company on Lender’s behalf, a Mortgage in respect of such Earn-Out Property, each in accordance with Section 7.8.

“Individual Property Financial Statements” shall have the meaning set forth in Section 5.1.11(b).

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Sharma, Smith & Gray, P.C. in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Period” shall mean, in connection with the calculation of interest accrued with respect to any specified Payment Date, including the Maturity Date, the period commencing on and including the ninth (9th) day of the prior calendar month and ending on and including the eighth (8th) day of the calendar month in which such Payment Date occurs.

“Interest Rate” shall mean the rate at which the outstanding principal amount of the Loan bears interest from time to time in accordance with Section 2.2.3.

“Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements (together with the confirmation and schedules relating thereto) reasonably acceptable to Lender, between an Acceptable Counterparty and Borrower obtained by Borrower as and when required pursuant to Section 2.2.7 as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with this Agreement. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement and such Replacement Interest Rate Cap Agreement shall be subject to all requirements applicable to the Interest Rate Cap Agreement.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the then-current Benchmark.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the then-current Benchmark, excluding the applicable ISDA Fallback Adjustment.

“JPM” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Land” shall have the meaning ascribed thereto in each Mortgage.

“Lead Lender” shall mean GS or, from time to time, a single Lender that is either then the sole Lender or has otherwise been designated as the replacement Lead Lender by the then current Lead Lender.

“Lease” shall mean any lease (including each Master Lease), sublease (including each Third Party Sublease and Lineage Sublease (if any)) or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any Individual Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, any Master Tenant or any Lineage Subtenant, at any time in force affecting Borrower, any Master Tenant or any Lineage Subtenant, such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with their respective successors and assigns and, for purposes of Sections 2.2.3(c)(iii) and 2.7, their respective participants. If the beneficial owner of the Loan for U.S. federal income tax purposes is a REMIC Trust or a Grantor Trust, Lender shall mean the REMIC Trust or Grantor Trust, as applicable.

“Lender Indemnitees” shall have the meaning set forth in Section 10.13(b) hereof.

“Lending Parties” shall have the meaning set forth in Section 10.28 hereof.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded up to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of the related Reference Time. If such rate does not appear on Reuters Screen LIBOR01 Page as of the Reference Time, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of the Reference Time, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of the Reference Time, Lender (or Servicer, on Lender’s behalf) shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of the Reference Time for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender (or Servicer, on Lender’s behalf) shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of the applicable Reference Time for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. Notwithstanding the foregoing, in no event shall LIBOR be less than zero.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance or charge of, on or affecting any Individual Borrower, any Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Limited Recourse Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lineage Logistics” shall mean Lineage Logistics, LLC, a Delaware limited liability company.

“Lineage Sublease” shall mean each sublease with respect to an applicable Individual Property identified on Schedule 1.1.2 between the applicable Master Tenant, as sublandlord, and the applicable Lineage Subtenant, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lineage Subtenant” shall mean, with respect to each applicable Individual Property, each Affiliate of the applicable Master Tenant that is a subtenant under a Lineage Sublease, as identified on Schedule 1.1.2.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Assignments of Leases, the Environmental Indemnity, the Limited Recourse Guaranty, the Cash Management Agreement, the Recycled SPE Certificates, any Assignment of Interest Rate Cap Agreement, each Subordination of Management Agreement, the Post-Closing Agreement, and all other documents executed and/or delivered by Borrower and/or Guarantor in connection with the Loan.

“Loan-to-Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the Principal Indebtedness and the denominator is equal to the fair market value of the Properties (for purposes of the REMIC provisions, counting only real property and excluding any personal property or going-concern value), as determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Maines Corporate Property” shall mean that certain Individual Property located at 101 Broome Corporate Pkwy., Conklin, New York.

“Master Landlord” shall mean each of the Person’s listed on Schedule 1.1.5 under the column heading “Master Landlord”, as the context may require. The Master Lease and Master Tenant related to each Master Landlord are as indicated on Schedule 1.1.5.

“Master Lease” shall mean each of the leases listed on Schedule 1.1.5 under the column heading “Master Lease”, or any subsequent master lease entered into pursuant to the terms of this Agreement in connection with the joinder of a new Individual Borrower to the Loan as a condition to a release of funds from the Earn-Out Reserve Account, in each case, by and between Borrower, as landlord, and the applicable Master Tenant, as tenant, as the context may require, each as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. The Master Tenant and Master Landlord related to each Master Lease as of the Closing Date are as indicated on Schedule 1.1.5.

“Master Tenant” shall mean each of the Person’s listed on Schedule 1.1.5 under the column heading “Master Tenant”, and any other Affiliate of Borrower that becomes a tenant under a Master Lease as a condition to a release of funds from the Earn-Out Reserve Account, as the context may require. The Master Lease and Master Tenant Landlord related to each Master Tenant as of the Closing Date are as indicated on Schedule 1.1.5.

“Master Tenant Financial Statements” shall have the meaning set forth in Section 5.1.11(b).

“Material Adverse Effect” shall mean a material adverse effect on (a) Borrower’s financial condition, (b) the value of any Individual Property or (c) Net Operating Income.

“Material Lease” shall mean any Lease that (a) either individually or when taken together with any other Lease with the same Tenant or its Affiliates, demises in excess of seventy-five percent (75%) of the gross rentable square feet at any Individual Property, (b) is made with a Tenant that is paying base rent per annum in an amount equal to or exceeding Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000), (c) contains an option or preferential right in favor of the Tenant thereunder to purchase all or any portion of any of the Properties, or (d) is with an Affiliate of Borrower as Tenant, excluding, in each case, each Master Lease and any sublease, sub-sublease (or further level thereof), license or sub-license (or further level thereof) of any Master Lease with an Affiliate of Borrower or any Affiliate TRS and any engagement of any Affiliate TRS to manage all or any portion of an Individual Property subject thereto or to perform services in connection with the operation thereof.

“Maturity Date” shall mean November 9, 2023, as such date may be extended pursuant to Section 2.8.1, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Debt Service Payment Amount” shall mean, on each Payment Date, the amount of applicable interest which accrues on the Principal Indebtedness for the related Interest Period, which interest shall be calculated in accordance with Section 2.2.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean, with respect to each Individual Property, that certain first priority Mortgage (or Deed of Trust or Deed to Secure Debt), Assignment of Leases and Rents and Security Agreement (or similarly titled document), dated the date hereof or, in the case of an Earn-Out Property, on or about the date the Earn-Out Property Amount for such Earn-Out Property is released to Borrower, as applicable, executed and delivered by the related Individual Borrower to Lender as security for the Loan and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“MS” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“MT Enforcement Rights” shall mean each of the enforcement rights of MT Secured Lenders pursuant to the related MT Financing Documents, including, any foreclosure of the direct or indirect equity interests in any Master Tenant, any subtenant of any Master Tenant and any Taxable REIT Subsidiary.

“MT Financing Documents” has the meaning set forth in the definition of MT Secured Lenders.

“MT Secured Lenders” shall mean, individually and/or collectively (as the context requires), (i) JPMorgan Chase Bank, N.A., together with its successors, assigns or designees, in its capacity as administrative and collateral agent pursuant to that certain Amended and Restated Credit Agreement, dated as of November 6, 2018, by and among, certain parties as more particularly identified therein (such credit agreement, together with all documents, agreements or other instruments executed and delivered in connection therewith, as the same may be amended from time to time in accordance with their terms or replaced in connection with a refinancing of the indebtedness evidenced thereby, “ABL Financing Documents”) acting for and on behalf of the secured parties under such credit agreement, and any successor or permitted replacement agent and (ii) Credit Suisse AG, together with its successors, assigns or designees, in its capacity as administrative and collateral agent pursuant to that certain Second Amended and Restated Credit Agreement dated as of February 27, 2018, by and among, certain parties as more particularly identified therein (such credit agreement, together with all documents, agreements or other instruments executed and delivered in connection therewith, as the same may be amended from time to time in accordance with their terms or replaced in connection with a refinancing of the indebtedness evidenced thereby, the “Term Loan Financing Documents”; together with the ABL Financing Documents, the “MT Financing Documents”) acting for and on behalf of the secured parties under such credit agreement, and any successor or permitted replacement agent.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which Borrower, Guarantor or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Borrower, Guarantor or any ERISA Affiliate and at least one Person other than Borrower, Guarantor and the ERISA Affiliates, or (b) was so maintained, and in respect of which Borrower, Guarantor or any ERISA Affiliate would have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.

“Net Operating Income” shall mean, as of any date of determination, the amount obtained by subtracting Operating Expenses for the most recently ended Test Period from Gross Income from Operations for such most recently ended Test Period, in each case determined on a pro forma basis to (x) exclude all Operating Expenses and Gross Income from Operations from Properties that were released from the Lien of the Mortgage during such most recently ended Test Period, (y) include a full 12 months of Gross Income from Operations and Operating Expenses from Individual Properties that became subject to the Lien of the Mortgage during such most recently ended Test Period (as reasonably determined by Lender) and (z) exclude interest on credit accounts.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“New Lease” shall have the meaning set forth in Section 5.1.20.

“New Note” shall have the meaning set forth in Section 9.1.3.

“Note” shall mean, collectively, (a) Note A-1, (b) Note A-2, and (c) Note A-3.

“Note A-1” shall mean that certain Replacement Amended and Restated Promissory Note A-1 of even date herewith in the principal amount of $792,000,000, made by Borrower in favor of GS, as the same may be amended, restated, replaced, supplemented, consolidated, extended, renewed, severed, split or otherwise modified from time to time.

“Note A-2” shall mean that certain Replacement Amended and Restated Promissory Note A-2 of even date herewith in the principal amount of $330,000,000, made by Borrower in favor of MS, as the same may be amended, restated, replaced, supplemented, consolidated, extended, renewed, severed, split or otherwise modified from time to time.

“Note A-3” shall mean that certain Replacement Amended and Restated Promissory Note A-3 of even date herewith in the principal amount of $198,000,000, made by Borrower in favor of JPM, as the same may be amended, restated, replaced, supplemented, consolidated, extended, renewed, severed, split or otherwise modified from time to time.

“Note Components” shall have the meaning set forth in Section 9.1.1(a)(vi).

“O&M Program” shall have the meaning set forth in Section 5.1.19 hereof.

“Obligations” shall mean Borrower’s obligation to pay the Debt and perform its obligations under the Note, this Agreement and the other Loan Documents.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of the manager, managing member or sole member of Borrower or Borrower Agent.

“Operating Account” shall have the meaning set forth in Section 2.6.2(c) hereof.

“Operating Expenses” shall mean, as of any date of determination and for any period, the total of all expenditures of Borrower, any Master Tenant and/or any Lineage Subtenant, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and management of the Properties that are incurred on a regular monthly or other periodic basis, including without limitation, bad debt, utilities, ordinary repairs and maintenance (which ordinary repairs and maintenance for the purposes of this definition shall be the greater of (a) an assumed expense of $0.15 per square foot of gross rentable area per year in the aggregate for all of the Properties and (b) the actual total of expenditures for such period for ordinary repair and maintenance for all of the Properties), insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments, and other similar costs, but excluding depreciation and amortization, Debt Service, Capital Expenditures, and contributions to the Reserve Funds.

“Original Principal Indebtedness” shall mean $1,320,000,000.

“Other Borrower Collateral” shall have the meaning set forth in Section 11.2.1.

“Other Borrowers” shall have the meaning set forth in Section 11.1.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Property Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Other Connection Taxes” shall mean Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Obligations” shall have the meaning as set forth in the Mortgages.

“Other Properties” shall mean any and all real property and the improvements thereon previously owned by an Individual Borrower.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overpaying Entity” shall have the meaning set forth in Section 11.4.1.

“Participant Register” shall have the meaning set forth in Section 9.1.1(c) hereof.

“Payment Date” shall mean the ninth (9th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“PBGC” shall have the meaning assigned to that term in the definition of ERISA Event.

“Permitted Debt” shall mean, collectively with respect to Borrower, (a) the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by the Mortgage and the other Loan Documents; (b) trade payables (including Indebtedness consisting of the financing of Insurance Premiums) incurred in the ordinary course of Borrower’s business not secured by Liens on Borrower’s interest in any Individual Property (other than Liens being properly contested in accordance with the provisions of this Agreement), provided that such trade payables (i) are in amounts not to exceed, in the aggregate, three percent (3%) of the Original Principal Indebtedness, (ii) are normal and reasonable under the circumstances, (iii) are payable by or on behalf of Borrower for or in respect of the operation of any Individual Property in the ordinary course of the operation and routine administration of Borrower’s business, (iv) are paid within sixty (60) days following the later of (1) the date on which such amount is incurred and (2) the date invoiced, and (v) are not evidenced by a note; (c) Permitted Equipment Financings, (d) [intentionally omitted], (e) [intentionally omitted] and (f) such other indebtedness for which Borrower shall have obtained Lender’s prior written approval (not to be unreasonably withheld, delayed or conditioned). Nothing contained herein shall be deemed to require Borrower to pay any trade payable so long as Borrower is in good faith at its own expense, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (I) no Event of Default shall exist and be continuing hereunder, (II) neither the applicable Individual Property nor any material part thereof or material interest therein will be in material danger of being immediately sold or forfeited, and (III) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender to insure the payment of any amounts contested, together with all interest and penalties thereon. Notwithstanding the foregoing, in no event shall at any time all outstanding trade payables permitted pursuant to clause (b) above and the aggregate outstanding amount of Permitted Equipment Financings exceed three percent (3%) of the Original Principal Indebtedness in the aggregate.

“Permitted Encumbrances” shall mean, with respect to any Individual Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Property Taxes not yet delinquent, (d) each Master Lease, each Lineage Sublease, each Third Party Sublease and other Leases permitted by this Agreement, (e) Liens on any asset securing Permitted Equipment Financings so long as any such Lien attaches solely to the Equipment acquired or leased with the proceeds thereof concurrently with or within ninety (90) days after the acquisition or leasing thereof; provided that Permitted Equipment Financings may be cross-collateralized to other financings provided by such lender or its Affiliates, (f) Liens on any unearned Insurance Premiums securing the financing of any Policies, (g) Liens for Other Charges not yet delinquent, (h) Liens permitted by the Loan Documents, including Permitted Transfers, (i) the Condemnation PSA, and (j) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion, which such title and survey exceptions under this clause (j) in the aggregate, when combined with any other title and survey exceptions, do not materially adversely affect the value or use of such Individual Property or Borrower’s ability to repay the Loan.

“Permitted Equipment Financings” shall mean one or more Liens incurred by one or more Individual Borrowers’ in connection with the acquisition or leasing of Equipment used in the operation of one or more Individual Properties, which Indebtedness shall be secured only by Liens on the Borrower’s interest in such Equipment.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, or any trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause (i) (A) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (D) must not be subject to liquidation prior to their maturity and (E) must have maturities of not more than 365 days;

(ii) Federal Housing Administration debentures having maturities of not more than 365 days;

(iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause (iii) (A) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (D) must not be subject to liquidation prior to their maturity and (E) must have maturities of not more than 365 days;

(iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements or obligations with maturities of not more than 365 days issued or held by any depository institution or trust company incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause (iv) (A) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (D) must not be subject to liquidation prior to their maturity and (E) must have maturities of not more than 365 days;

(v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause (v) (A) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi) [intentionally omitted];

(vii) [intentionally omitted];

(viii) units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity.

“Permitted Transfer” shall mean any of the following Transfers, to the extent the same does not result in a Prohibited Change of Control:

(a) any Transfer (other than a pledge or other grant of security interest) of any direct or indirect equity interest in any Sole Member, provided that after giving effect to such Transfer, Guarantor or one or more Permitted Transferees shall directly or indirectly own not less than fifty-one percent (51%) of the equity interests in, and shall Control, such Sole Member;

(b) any Transfer by or to a direct or indirect subsidiary of Guarantor (other than a pledge or other grant of security interest) of any indirect equity interest in Sole Member in connection with an internal reorganization by Guarantor or any Restricted Party, provided that after giving effect to any such Transfer, Guarantor or one or more Permitted Transferees shall directly or indirectly own not less than fifty-one percent (51%) of the equity interests in, and shall Control, Sole Member and, to the extent that any such Transfer changes any of the assumptions contained in the Insolvency Opinion or Additional Insolvency Opinion, Lender and the Approved Rating Agencies receive an Additional Insolvency Opinion or an update of the Insolvency Opinion indicating that such internal reorganization does not affect the opinions set forth therein;

(c) any Transfer of (i) any Individual Property or portion thereof in connection with a release of such Individual Property consummated in accordance with Section 2.5.2 or Section 2.5.3 hereof, (ii) direct equity interests in any Individual Borrower, provided that such Transfer includes, or occurs concurrently with or after, the transfer pursuant to Section 2.5.2 or Section 2.5.3 hereof of all Properties owned by such Individual Borrower, or (iii) a Transfer of all of the Properties in connection with the assumption of the Loan pursuant to Section 5.2.10(f);

(d) any (i) immaterial Transfers of portions of any Individual Property to governmental authorities for dedication or public use or portions of such Individual Property; or (ii) any grant of easements, restrictions, covenants, reservations and rights-of-way (including reciprocal easements and operating agreements) in the ordinary course of business for access, water and sewer lines, telephone or other fiber optic or other data transmission lines, electric lines or other utilities, shared parking, common areas or for other purposes customary for properties similar to any Individual Property, or that facilitate or benefit the operation of any Individual Property in question; provided that no such Transfer would reasonably be expected to have a Material Adverse Effect (it being agreed that the release of vacant land will not in and of itself be deemed to have a Material Adverse Effect on the value of the applicable Individual Property except to the extent, if any, such land was assigned value in the appraisals contemporaneously performed); Lender will reasonably cooperate with Borrower, at Borrower’s sole cost and expense, in executing documents reasonably acceptable to Lender necessary for Borrower to effectuate the Transfers contemplated by this clause (d);

(e) the transfer or issuance of any securities issued by Guarantor or any Person that owns a direct or indirect interest in Guarantor if Guarantor’s or such Person’s common equity securities are publicly listed or traded (or, in connection with such transfer or issuance will become publically listed or traded) on a national securities exchange or other electronic quotation system (regardless whether such transfer or issuance is of publicly listed or traded securities or interests), provided that no Person or Persons acting in concert other than Bay Grove Management Company LLC, BG LLH, LLC, BG LLH Intermediate, LLC, a Principal Controlled Entity or a Public Company GP (or a Person Controlled by Bay Grove Management Company LLC, BG LLH, LLC, BG LLH Intermediate, LLC, a Principal Controlled Entity or a Public Company GP) or one or more Permitted Transferees owns thirty-three percent (33%) or more of the direct or indirect interest in Guarantor;

(f) the merger or consolidation of Guarantor or any Person that directly or indirectly Controls Guarantor with or into any Permitted Transferee or sale of all or substantially all of the assets of Guarantor or any Person that directly or indirectly Controls Guarantor to any Permitted Transferee (each, a “Guarantor Transfer” and, collectively, the “Guarantor Transfers”); provided, that, if any Guarantor Transfer or series of Guarantor Transfers shall result in Bay Grove Management Company LLC, BG LLH, LLC, BG LLH Intermediate, LLC, a Principal Controlled Entity or a Public Company GP (or a Person Controlled by Bay Grove Management Company LLC, BG LLH, LLC, BG LLH Intermediate, LLC, a Principal Controlled Entity or a Public Company GP) directly or indirectly owning less than fifty-one percent (51%) of the direct or indirect equity interests in, or otherwise not Controlling Guarantor, then a Rating Agency Confirmation shall be required in connection with such Guarantor Transfer;

(g) the pledge, hypothecation, or encumbrance of any interests in Guarantor or of any Person that owns a direct or indirect interest in Guarantor;

(h) the transfer or issuance of any securities issued by Guarantor or any Person that owns a direct or indirect interest in Guarantor, provided that after giving effect to such transfer or issuance the owners of Guarantor or any Person that owns a direct or indirect interest in Guarantors prior to such transfer and all other Persons Controlled by Bay Grove Management Company LLC, BG LLH, LLC, BG LLH Intermediate, LLC, any Principal Controlled Entity, a Public Company GP or one or more Permitted Transferees, in the aggregate, continue to own not less than fifty-one percent (51%) of the equity interests in Guarantor, directly or indirectly;

(i) A transfer (whether pursuant to merger, consolidation or otherwise) pursuant to which a Public Company GP becomes the general partner or managing member of Guarantor or any Person that owns a direct or indirect interest in Guarantor;

(j) any Transfer of customary non-voting (absent failure to pay dividends), non-Controlling preferred shares or preferred limited liability company interests in any real estate investment trust that owns a direct or indirect interest in any Individual Borrower, provided that such shares or interests are included in a class or series of shares or interests the aggregate issue price of which does not exceed $150,000;

(k) any Lease entered into in compliance with the provisions of Section 5.1.20;

(l) any assignment, mortgage, pledge, hypothecation, encumbrance by any Master Tenant, any Lineage Subtenant, any Affiliate TRS or any other subtenant (or sub-subtenant) or licensee which is a subsidiary of Guarantor of any interest in any Lease or any sublease, sub-sublease, license or sub-license of any Individual Property;

(m) any Permitted Encumbrance;

(n) the transfer of a Sole Member’s equity interests in any Individual Borrower to another Sole Member, so long as the transferring Sole Member and transferee Sole Member were each Sole Members as of the Closing Date;

(o) the Approved Borrower Merger;

(p) the Approved Borrower Joinders; and

(q) any Transfer of worn out or obsolete Personal Property that is promptly replaced with property of equivalent value and functionality if reasonably necessary or that is no longer necessary in connection with the operation of the applicable Individual Property.

None of the foregoing shall be deemed mutually exclusive of any other Permitted Transfer and to the extent a Transfer is permitted under any of the clause(s) above, such Transfer shall for all purposes be deemed a Permitted Transfer and notwithstanding that another clause may otherwise limit such Transfer to the extent provided therein.

“Permitted Transferee” shall mean any Person that is (or is or is wholly owned by a Person that is) (x) (i) either is experienced in owning and operating a portfolio of warehouses or other industrial properties similar in size to the Properties or retains a majority of the senior management of Guarantor following such Transfer, and (ii) (A) has a net worth immediately prior to the date of the Transfer of at least $1,000,000,000 exclusive of any direct or indirect interest that such Person holds in the Properties and (B) immediately prior to such Transfer, owns and controls warehouse and industrial properties with a fair market value of at least $2,000,000,000, or (y) is approved by Lender and with respect to which a Rating Agency Confirmation is received.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“Phase I Environmental Report” and “Phase I Environmental Reports” shall have the meaning set forth in Section 7.2.1.

“Plan” shall mean a Single Employer Plan or a Multiple Employer Plan.

“PML” shall have the meaning set forth in Section 6.1(a)(i) hereof.

“Policies” or “Policy” shall have the meaning specified in Section 6.1(b) hereof.

“Portfolio Earthquake PML” shall have the meaning set forth in Section 6.1(a)(i) hereof.

“Post-Closing Agreement” shall mean that certain Post-Closing Obligations Agreement, dated as of the date hereof, by and between Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Prescribed Laws” shall mean, collectively, (a) the USA Patriot Act, (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Principal Controlled Entity” shall mean any business entity Controlled by any of Kevin Marchetti, Adam Forste and/or David Brandes.

“Principal Indebtedness” shall mean the principal balance of the Loan outstanding from time to time. For the avoidance of doubt, the Principal Indebtedness shall include all amounts on deposit in the Earn-Out Reserve Account from time to time.

“Prohibited Change of Control” shall mean it ceasing to be the case that Guarantor or one or more Permitted Transferees both (i) owns, directly or indirectly, at least 51% of the equity interests in, and the right to at least 51% of the distributions from, Borrower and (ii) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of Borrower, whether through the ability to exercise voting power, by contract or otherwise, in each case without the prior written consent of Lender, which consent may be granted or withheld in Lender’s sole discretion.

“Properties” or “Property” shall mean, collectively, as the context may require each and every Individual Property or Property which is subject to the terms of this Agreement, to the extent the same is encumbered by a Mortgage, in each case including each Qualified Substitute Property, and excluding any Replaced Property and any Property that is released pursuant to the terms hereof; provided, that, an Earn-Out Property shall not be deemed a “Property” until the Earn-Out Property Amount for the particular Earn-Out Property is released to Borrower and Borrower has delivered to Lender, or to the title company on Lender’s behalf, a Mortgage in respect of such Earn-Out Property, each in accordance with Section 7.8.

“Property Substitution” shall have the meaning set forth in Section 2.5.3(a) hereof.

“Property Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Pro Rata Cap” shall have the meaning set forth in Section 2.4.1.

“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, any Indemnifying Person with respect to the Properties, Borrower, any Master Tenant, any Lineage Subtenant, Sole Member and Guarantor.

“Public Advertising” shall have the meaning set forth in Section 10.17 hereof.

“Public Company GP” shall mean any corporation or other business entity (i) that (or whose direct or indirect wholly-owned subsidiary) is admitted as the sole general partner or managing member of Guarantor or any Person that owns a direct or indirect interest in Guarantor and (ii) whose common equity securities are publicly listed or traded (or, in connection with such admission as the sole general partner or managing member, will become publically listed or traded) on a national securities exchange or other electronic quotation system (regardless whether such transfer or issuance is of publicly listed or traded securities or interests).

“Qualified Substitute Property” shall mean real property, together with all buildings and other improvements thereon and leasehold interests therein, which real property is primarily used as a temperature controlled warehousing and logistics facility and is added to the Collateral in connection with a Property Substitution pursuant to Section 2.5.3.

“Ratable Share” shall mean, with respect to any Co-Lender, its share of the Loan based on the proportion of the Principal Indebtedness advanced by such Co-Lender to the total Principal Indebtedness. The Ratable Share of each Co-Lender on the date of this Agreement after giving effect to the funding of the Loan on the Closing Date is as follows: (a) GS—60%; (b) MS—25%; and (c) JPM—15%.

“Rate Cap Reserve Account” shall have the meaning set forth in Section 7.6.

“Rate Cap Reserve Amount” shall mean an amount equal to the interest that would accrue on the Principal Indebtedness during the initial term or applicable Extension Term, as applicable, if the interest rate were equal to the Strike Price Delta, based on a 360 day year and the actual number of days elapsed, all as reasonably calculated by Lender.

“Rate Cap Reserve Fund” shall have the meaning set forth in Section 7.6.

“Rating Agencies” shall mean each of S&P and Moody’s, or any other nationally recognized statistical rating agency which has assigned a rating to the Securities.

“Rating Agency Confirmation” shall mean, collectively, a written affirmation from each of the Approved Rating Agencies that the credit rating of the Securities given by such Approved Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Approved Rating Agency’s sole and absolute discretion. In the event that, at any given time, no Approved Rating Agency has elected to consider whether to grant or withhold such an affirmation and Lender does not otherwise have an approval right with respect to such event, then the term Rating Agency Confirmation shall be deemed instead to require the written reasonable approval of Lender based on its good faith determination of whether the Approved Rating Agencies would issue a Rating Agency Confirmation; provided that the foregoing shall be inapplicable in any case in which Lender has an independent approval right in respect of the matter at issue pursuant to the terms of this Agreement, including in connection with any Transfer, and provided further, in the case of a Property Substitution, Lender approval shall not be required but instead the requirement for Rating Agency Confirmation shall be deemed satisfied for such Property Substitution.

“Recycled SPE Certificate” shall mean, that certain “Exhibit A to Substantive Non-Consolidation Opinion Letter Lineage Logistics Holdings, LLC, a Delaware Limited Liability Company Certificate” attached to the Insolvency Opinion.

“Re-Dating” shall have the meaning set forth in Section 9.1.2 hereof.

“Reference Time” shall mean, with respect to any Interest Period, (x) if the Benchmark is LIBOR, 11:00 a.m. (London time) two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Period commences, and (y) if the Benchmark is not LIBOR, the date and time determined by Lender in accordance with the Benchmark Replacement Conforming Changes. Notwithstanding the foregoing, the Reference Time with respect to the Interest Period beginning on the Closing Date shall be 11:00 a.m. (London time) two (2) London Business Days prior to the Closing Date.

“Register” shall have the meaning set forth in Section 9.1.1(b) hereof.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.

“Rents” shall mean, with respect to each Individual Property, (a) all amounts payable to Borrower on account of or by virtue of each Master Lease (including, without limitation, all Annual Rent and “additional rent” (in each case as such terms are defined in the applicable Master Lease) and, without duplication, to the extent actually payable to Borrower, all rents payable under any Lineage Sublease or any Third Party Sublease) or other Lease, and (b) all other rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to such Individual Property, including, without limitation, charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to Borrower, any Master Tenant or any Lineage Subtenant under any Lease relating to such Individual Property and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, any Master Tenant or any Lineage Subtenant or their agents or employees from any and all sources arising from or attributable to such Individual Property, and proceeds, if any, from business interruption or other loss of income insurance, in each case under this clause (b), other than with respect to the applicable Master Lease or the applicable Lineage Sublease.

“Replaced Property” and “Replaced Properties” shall have the meanings set forth in Section 2.5.3(a) hereof.

“Replacement Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements, reasonably acceptable to Lender, from an Acceptable Counterparty with terms substantially similar to the Interest Rate Cap Agreement except that the same shall be effective as of the date required in Section 2.2.7(c); provided that to the extent any such interest rate protection agreements do not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate protection agreements approved in writing by the Approved Rating Agencies with respect thereto.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.4.1 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.4.1 hereof.

“Replacements” shall have the meaning set forth in Section 7.4.1 hereof.

“Required Remediation” shall have the meaning set forth in Section 7.2.1 hereof.

“Required Remediation Account” shall have the meaning set forth in Section 7.2.1 hereof.

“Required Remediation Funds” shall have the meaning set forth in Section 7.2.1 hereof.

“Required Repair Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repair Funds” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Account” shall mean, individually and collectively as the context may require, the Rate Cap Reserve Account, the Replacement Reserve Account, the Basic Carrying Costs Escrow Account, the Required Remediation Account, the Required Repair Account, the Unfunded Obligations Account and the Earn-Out Reserve Account.

“Reserve Funds” shall mean, collectively, the Basic Carrying Costs Escrow Fund, the Replacement Reserve Fund, the Required Repair Funds, the Required Remediation Funds, the Excess Cash Flow Reserve Funds, the Unfunded Obligations Reserve Funds, the Rate Cap Reserve Fund, the Earn-Out Reserve Fund and any other escrow fund established pursuant to the Loan Documents.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition such Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean, collectively (a) Borrower, Sole Member and Guarantor and (b) any shareholder, partner, member, non-member manager, direct or indirect legal or beneficial owner of, Borrower, Sole Member, Guarantor or any non-member manager.

“Risk Retention Requirements” shall mean the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the credit risk retention rules and regulations promulgated thereunder.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Sale” or “Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest (including any right to receive distributions, but excluding any distributions actually received), whether direct or indirect.

“Satisfied Earn-Out Disbursement Conditions” shall mean, with respect to each Earn-Out Property, the Earn-Out Disbursement Conditions with respect to such Earn-Out Property that have been satisfied with respect thereto as of the Closing Date, as set forth on Schedule 7.8-A under the column heading “Satisfied as of the Closing Date with respect to the following Earn-Out Properties” and with respect to which Borrower shall have no further obligation to satisfy in connection with disbursements to Borrower from the Earn-Out Reserve Account with respect to such Earn-Out Property.

“Securities” shall have the meaning set forth in Section 9.1.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1.1 hereof.

“Servicer” shall have the meaning set forth in Section 9.4 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.4 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Similar Law” shall have the meaning set forth in Section 4.1.9(b).

“Single Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA that (a) is maintained for employees of Borrower, Guarantor or any ERISA Affiliate and no Person other than Borrower, Guarantor and the ERISA Affiliates, or (b) was so maintained, and in respect of which Borrower, Guarantor or any ERISA Affiliate would have liability, whether contingent or otherwise, under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Sole Member” shall mean, individually or collectively, as the context may require, the sole member of each Borrower as shown on Schedule 1.1.1-B.

“Special Purpose Entity” shall mean a limited partnership or limited liability company that, since the date of its formation and at all times on and after the date hereof, has complied with and shall comply with the following requirements except as set forth in the Recycled Entity Certificates or unless it has received prior consent to do otherwise from Lender or Servicer, and, while the Loan is securitized, a Rating Agency Confirmation from each of the Approved Rating Agencies, and an Additional Insolvency Opinion, in each case:

(a) is and shall be organized solely for the purpose of:

(i) in the case of an Individual Borrower, acquiring, developing, owning, holding, selling, leasing, financing, transferring, exchanging, managing and operating the related Individual Property or Properties, entering into and performing its obligations under the Loan Documents with Lender, entering into and performing its obligations under the applicable Master Lease, refinancing the related Individual Property or Properties in connection with a permitted repayment of the Loan or the release of a related Individual Property or Properties from the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) in the case of Sole Member, acting as a general partner of the limited partnerships that own the Properties or as member or managing member of the limited liability companies that directly or indirectly own the Properties and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(b) has not engaged and shall not engage in any business unrelated to (i) the acquisition, development, ownership, sale, lease, transfer, finance, exchange, management or operation of the related Individual Property or Properties, or (ii) in the case of Sole Member, acting as general partner of the limited partnerships that own the Properties or acting as a member or managing member of the limited liability companies that directly or indirectly own the Properties, as applicable;

(c) shall not acquire or own any real property other than, in the case of an Individual Borrower, the related Individual Property or Properties;

(d) shall not acquire or own any assets other than (i) in the case of an Individual Borrower, the related Individual Property or Properties and personal property necessary or incidental to its ownership and operation of such Individual Property or Properties, or (ii) in the case of Sole Member, its partnership interest in the limited partnerships or the member interest in the limited liability companies that directly or indirectly own all or any portion of the Properties and personal property necessary or incidental to its ownership of such interests;

(e) except as permitted by this Agreement and the Loan Documents, shall not engage in, seek, consent to or permit (i) any dissolution, Division, winding up, liquidation, consolidation or merger, (ii) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, or (iii) in the case of Sole Member, any transfer of its partnership or membership interests in any Individual Borrower(s);

(f) shall not cause, consent to or permit any amendment of its limited partnership agreement, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;

(g) if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (i) is a single-member Delaware limited liability company, (ii) has two (2) Independent Directors, and (iii) holds a direct interest as general partner in the limited partnership of not less than one-half of one percent (0.5%);

(h) intentionally omitted;

(i) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements of clause (j) set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a single-member limited liability company, that has at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;

(j) if such entity is a single-member limited liability company, (i) is and shall be a Delaware limited liability company, (ii) has and shall have at least two (2) Independent Directors serving as managers of such company, (iii) shall not take any action requiring the unanimous affirmative vote of the managers and the Independent Directors and shall not cause or permit the members or managers of such entity to take any action requiring the unanimous affirmative vote of the managers and the Independent Directors unless two (2) Independent Directors then serving as managers of the company shall have consented in writing to such action, and (iv) has and shall have either (A) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (B) two (2) natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the resignation or dissolution of the last remaining member of the company;

(k) shall not (and, if such entity is (i) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable or (ii) a limited partnership, has a limited partnership agreement that, in each case, provide that such entity shall not), without the affirmative vote of two (2) Independent Directors or the consent of Sole Member that is a member or general partner in it, take any Bankruptcy Action;

(l) has at all times been, and shall at all times intend to, remain solvent and has paid, and shall pay, its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate), and has maintained and shall intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (in each case under this clause (l), to the extent there exists sufficient cash flow from the related Individual Property or Properties (or with respect to any Sole Member, distributions from the applicable Individual Borrower or Borrowers, as applicable, to do so);

(m) shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division or department of any other Person;

(n) shall maintain its bank accounts (except as permitted pursuant to clause (p) below), books of account, books and records separate from those of any other Person and has filed and shall file its own tax returns separate from those of any other Person, except to the extent that it is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;

(o) shall maintain its own records, books, resolutions and agreements;

(p) shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person, except, in each case, (x) the Individual Borrowers may participate in a central cash management system or arrangement with other Individual Borrowers in connection with the Loan and (y) the individual Sole Members may participate in a central cash management system or arrangement with other Sole Members; provided that, in no event, shall the funds or assets of Individual Borrowers be commingled with the funds and assets of any Sole Member;

(q) shall hold its assets in its own name;

(r) shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the applicable Individual Borrower or Sole Member, as applicable;

(s) (i) shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (ii) has shown and shall show, in its financial statements, its assets and liabilities separate and apart from those of any other Person; and (iii) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates; provided, however, that such entity’s assets may be included in a consolidated financial statement of its Affiliate, provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such entity from such Affiliate and to indicate that such entity’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (B) such assets shall also be listed on such entity’s own separate balance sheet;

(t) shall pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, to the extent there exists sufficient cash flow from the related Individual Property or Properties (or, in the case of any Sole Member, distributions from the related Individual Borrower or Borrowers, as applicable) to do so, and has maintained and shall maintain a sufficient number of employees in light of its contemplated business operations and any related business management services agreements entered into in accordance with clause (r) above;

(u) shall observe all partnership, corporate or limited liability company formalities, as applicable;

(v) shall have no Indebtedness other than Permitted Debt;

(w) shall not assume or guarantee or become obligated for the debts of any other Person, and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets to secure the obligations of any other Person, except for the other Persons comprising Borrower hereunder in connection with this Agreement and the other Loan Documents or for the other Persons comprising Sole Member in connection with this Agreement and the other Loan Documents;

(x) shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate other than, for any Person that is a Sole Member, the obligations or securities of the Affiliate for which it is a Sole Member;

(y) shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(z) shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity; provided, however, that checks in the name of another entity shall be permitted if in connection with a cash management or commingling arrangement that is permitted by clause (p) above;

(aa) shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of an Individual Borrower and not as a division or part of any other Person,

(bb) shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(cc) has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than Permitted Investments);

(dd) shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(ee) other than capital contributions and distributions permitted under the terms of its organizational documents, shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable and substantially similar to those of an arm’s-length transaction with an unrelated third party;

(ff) shall not have any obligation to, and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(gg) has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents;

(hh) has not formed, acquired or held and shall not form, acquire or hold any subsidiary, except that Sole Member may acquire and hold its interest in any other Sole Member or Individual Borrower;

(ii) shall comply with all of the terms and provisions contained in its organizational documents;

(jj) shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion or, if applicable, any Additional Insolvency Opinion are true;

(kk) shall not permit any Affiliate or constituent party independent access to its bank accounts, except in connection with a cash management or commingling arrangement that is permitted by clause (p) above; and

(ll) is, has always been and shall continue to be duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is required to be qualified to do business.

“Spread” shall mean 1.80%.

“Spread Maintenance Cap” shall have the meaning set forth in Section 2.4.1.

“Spread Maintenance End Date” shall mean November 8, 2021.

“Spread Maintenance Payment” shall mean, with respect to any prepayment of the outstanding principal amount of the Loan prior to the Spread Maintenance End Date except as otherwise provided in this Agreement, a payment to Lender in an amount equal to the product of (i) the principal amount so prepaid for which a Spread Maintenance Payment is required pursuant to this Agreement, and (ii) the spread applicable to the Note Component(s) to which such prepayment is applied, and (iii) a fraction, the numerator of which is the number of days from (but excluding) the conclusion of the Interest Period in which such prepayment is made through and including the Spread Maintenance End Date, and the denominator of which is 360.

“State” shall mean the State or Commonwealth in which any Individual Property or any part thereof is located.

“Strike Price” shall mean (a) with respect to the period prior to the initial Maturity Date without extension pursuant to Section 2.8.1, 5.00%, and (b) with respect to each Extension Term, the applicable Extension Strike Price.

“Strike Price Delta” shall mean the difference between the Alternate Strike Price and the applicable Strike Price.

“Subordination of Management Agreement” shall mean each Consent and Agreement of Manager and Subordination of Management Agreement, dated as of the date hereof, by and among Borrower, any applicable Master Tenant (if any), Lender and the applicable Approved Property Manager as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time

“Survey” shall mean an ALTA survey prepared by a surveyor licensed in the State and reasonably satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor reasonably satisfactory to Lender.

“Taxable REIT Subsidiary” shall have the meaning set forth in Section 856(1) of the Code (including any wholly-owned subsidiary thereof) with respect to any Affiliate of Borrower that is a real estate investment trust as such term is defined in Section 856 of the Code.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” shall mean the lessee of all or a portion of the Properties under a Lease.

“Termination Fee” shall have the meaning set forth in Section 7.5.1 hereof.

“Term SOFR” shall mean the forward-looking term rate for a one-month period based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Test Period” shall mean each 12-month period ending on the last day of a Fiscal Quarter.

“Third Party Sublease” shall mean, collectively, those certain sublease agreements by and among the applicable Master Tenant, as sublandlord, and the applicable Third Party Subtenant with respect to an applicable Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, including in connection with any Earn-Out Property, once such Earn-Out Property becomes an Individual Property in accordance with Section 7.8.

“Third Party Sublease Properties” shall mean the Individual Properties listed on Schedule 1.1.4 (as the same may be updated from time to time with respect to any Earn-Out Property becoming an Individual Property in accordance with Section 7.8).

“Third Party Subtenant” shall mean, with respect to each Third Party Sublease Property, the third party that is the subtenant of such Individual Property pursuant the applicable Third Party Sublease as set forth on Schedule 1.1.4.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in a form reasonably acceptable to Lender (or, if any Individual Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Lender) issued with respect to each Individual Property and insuring the lien of the Mortgage encumbering such Individual Property.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“True-Lease Opinion” shall mean each true lease opinion letter with respect to any Master Lease delivered by Latham & Watkins LLP in connection with the Loan.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which an Individual Property is located.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unfunded Obligations” shall have the meaning set forth in Section 7.5.1.

“Unfunded Obligations Account” shall have the meaning set forth in Section 7.5.1.

“Unfunded Obligations Reserve Funds” shall have the meaning set forth in Section 7.5.1.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Approved Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.7(e)(ii)(B)(3).

Section 1.2. Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II. GENERAL TERMS

Section 2.1. Loan Commitment; Disbursement to Borrower.

2.1.1. Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2. Single Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed. Borrower acknowledges and agrees that (i) the Loan has been fully funded as of the Closing Date, and (ii) the Earn-Out Aggregate Amount deposited into the Earn-Out Reserve Account on the Closing Date shall constitute a portion of the Principal Indebtedness as of the Closing Date.

2.1.3. The Note, the Mortgages and the Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgages, the Assignments of Leases and the other Loan Documents.

2.1.4. Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) repay and discharge any existing loans relating to the Properties; (b) pay Basic Carrying Costs and other charges, if any, with respect to the Properties; (c) make deposits into the Reserve Accounts on the Closing Date in the amounts provided herein; (d) pay costs and expenses incurred in connection with the closing of the Loan; (e) fund any working capital requirements of the Properties; and (f) distribute the balance, if any, to Borrower and by Borrower to its direct and indirect owners and/or members.

Section 2.2. Interest Rate.

2.2.1. Interest Rate. Subject to the provisions of this Section 2.2, interest on the Principal Indebtedness shall accrue from (and including) the Closing Date through the end of the last Interest Period at a rate per annum equal to the sum of the Benchmark, determined as of the Reference Time for each Interest Period, plus the applicable Spread (or as otherwise set forth in this Agreement). Borrower shall pay to Lender on each Payment Date the interest accrued (or to be accrued) on the Loan for the related Interest Period.

2.2.2. Interest Calculation. Interest on the Principal Indebtedness shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on the sum of the Benchmark, determined as of the Reference Time for such Interest Period, plus the applicable Spread and a three hundred sixty (360) day year by (c) the Principal Indebtedness.

2.2.3. Determination of Interest Rate. (a) Subject to the terms and conditions of this Section 2.2.3, the Loan shall bear interest at a fluctuating rate per annum equal to the sum of the Benchmark, determined as of the Reference Time for the applicable Interest Period, plus the applicable Spread. The interest applicable to each Interest Period shall be determined by Lender as set forth herein.

(b) Effect of Benchmark Transition Event.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark for any Interest Period, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such determination and all determinations on all subsequent dates (without any amendment to, or further action or consent of any other party to, this Agreement).

(ii) In connection with the implementation of a Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.

(iii) The Lender will promptly notify the Borrower of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Lender pursuant to this Section, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Borrower.

(c) After the Closing Date and during the period in which the Obligations remain outstanding, in the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the Benchmark hereunder;

(ii) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material, provided, that, upon Borrower’s payment of any claim asserted by Lender pursuant to this Section 2.2.3(c)(ii), Borrower shall have the right, within six (6) months after the date of any such payment, to prepay the Loan and, other than following the occurrence and during the continuance of an Event of Default, no Spread Maintenance Payment shall be due in connection with any such prepayment made pursuant to this Section 2.2.3(h)(ii);

(iii) shall hereafter subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iv) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in its reasonable discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(h), Lender shall provide Borrower with not less than thirty (30) days’ written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount, and Borrower shall not be required to pay any additional costs that relate to any period prior to the date thirty (30) days prior to such notice. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Subject to Section 2.2.3(i), this provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents for a period of one (1) year from the date of payment and satisfaction.

(d) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on the Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the Loan on a day that (A) is not a Payment Date or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Loan hereunder and (iii) the conversion of the Loan pursuant to the terms hereof in connection with a replacement of the then-current Benchmark with the applicable Benchmark Replacement on a date other than the Payment Date, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.4. Additional Costs. Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other respect to Lender (including the effect on any Securitization) as determined by Lender in its reasonable discretion.

2.2.5. Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Principal Indebtedness and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.6. Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the Principal Indebtedness at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the Principal Indebtedness at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7. Interest Rate Cap Agreement

(a) Prior to or contemporaneously with the Closing Date and the exercise of any Extension Option, as applicable (to the extent any existing Interest Rate Cap Agreement expires prior to the Extended Maturity Date related to the Extension Option), Borrower shall enter into one or more Interest Rate Cap Agreements with a strike price based on the Benchmark equal to or less than the Strike Price or, if the Alternate Strike Price Condition has been satisfied, the Alternate Strike Price. Each Interest Rate Cap Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender, (ii) shall at all times be with an Acceptable Counterparty, (iii) shall cause such Acceptable Counterparty to deposit directly into the Cash Management Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt is outstanding, (iv) shall be for a period equal to or longer than the then existing term or applicable Extension Term, as applicable, of the Loan and (v) shall at all times, in the aggregate of all Interest Rate Cap Agreements, have a notional amount equal to or greater than the then Principal Indebtedness, and shall at all times provide for the applicable Strike Price or, if the Alternate Strike Price Condition has been satisfied, the Alternate Strike Price. Borrower shall collaterally assign to Lender, pursuant to one or more Collateral Assignments of Interest Rate Cap Agreements (the “Assignment of Interest Rate Cap Agreement”), all of its right, title and interest to receive any and all payments under each Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement and shall notify the Acceptable Counterparty of such assignment.

(b) Borrower shall comply in all material respects with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Acceptable Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Cash Management Account. Lender agrees that in connection with delivering instructions to the Acceptable Counterparty under clause (b) of Section 2 of the Assignment of Interest Rate Cap Agreement with respect to amounts paid by the Acceptable Counterparty under the Interest Rate Cap Agreement, Lender shall only deliver such instructions during the continuance of an Event of Default (and rescind such instructions in writing, and redirect such amounts to the Cash Management Account, if such Event of Default is cured by Borrower and such cure is accepted by Lender). Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed).

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Acceptable Counterparty (or any related guarantor) by any Approved Rating Agency, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than thirty (30) days following receipt of notice from Lender of such downgrade, withdrawal or qualification.

(d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender within a commercially reasonable period of time following the Closing Date and, if a Replacement Interest Rate Cap Agreement is required to be provided as of the commencement of the applicable Extension Term, within a commercially reasonable period of time following the commencement of such Extension Term, as applicable, (a) a resolution/consent, as applicable, of the Acceptable Counterparty authorizing the delivery of the Interest Rate Cap Agreement reasonably acceptable to Lender, and (b) an opinion from counsel (which counsel may be in-house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (or the related guarantor) (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i) the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii) the execution and delivery of the Interest Rate Cap Agreement by the Acceptable Counterparty (or the related guarantor, as applicable), and any other agreement which the Acceptable Counterparty (or the related guarantor, as applicable) has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or bylaws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty (or the related guarantor, as applicable) of the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty (or the related guarantor, as applicable) has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty (or the related guarantor, as applicable) has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty (or the related guarantor, as applicable) and constitutes the legal, valid and binding obligation of the Acceptable Counterparty (or the related guarantor, as applicable), enforceable against the Acceptable Counterparty (or the related guarantor, as applicable) in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(f) Promptly following the occurrence of a Benchmark Replacement Date, Borrower shall obtain, and thereafter maintain in effect, an Interest Rate Cap Agreement that hedges against increases in the Unadjusted Benchmark Replacement, having (z) a strike rate that is equal to or less than the Strike Rate, determined as of the Benchmark Replacement Date, (y) a term through the end of the Interest Accrual Period containing the then applicable Maturity Date, and (z) a notional amount at least equal to the Principal Indebtedness (provided that if such an Interest Rate Cap Agreement is not then commercially available, then Borrower may propose for Lender’s reasonable approval an alternative hedging instrument that would afford Lender substantially equivalent protection from increases in the interest rate).

(g) At such time as the Loan is repaid in full, all of Lender’s right, title and interest in and to the Interest Rate Cap Agreement shall terminate and Lender shall execute and deliver such documents as may be required to evidence Lender’s release of the Interest Rate Cap Agreement and to notify Acceptable Counterparty of such release.

Section 2.3. Loan Payment.

2.3.1. Monthly Debt Service Payments. On each Payment Date after the Closing Date up to and including the Maturity Date, Borrower shall make a payment to Lender equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to interest due for the related Interest Period at the Interest Rate for such related Interest Period and then to the principal amount of the Loan due in accordance with this Agreement, and lastly, to any other amounts due and unpaid pursuant to the Loan Documents hereto.

2.3.2. Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the last day of the related Interest Period. Except as otherwise provided in Section 2.7, all amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3. Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Principal Indebtedness, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents, and all interest that would accrue on the Principal Indebtedness through and including the end of the Interest Period in which the Maturity Date occurs.

2.3.4. Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (including the amounts due on the Maturity Date) are not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of two percent (2%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law.

2.3.5. Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4. Prepayments.

2.4.1. Voluntary Prepayments. Subject to the provisions of this Section 2.4.1, Borrower may prepay the Loan in whole or in part on any Business Day. Any prepayment of the Loan shall be subject to the following conditions: (a) no Event of Default exists at the time of any partial prepayment; (b) Borrower gives Lender not less than three (3) Business Days’ prior written notice of the amount of the Loan that Borrower intends to prepay (it being agreed that such notice may be revoked by Borrower at any time, but Borrower shall pay any actual reasonable out-of-pocket expenses incurred by Lender in connection with such revocation); (c) [reserved]; and (d) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (i) if such prepayment does not occur on a Payment Date, all interest which would have accrued on the amount of the Loan to be prepaid through and including the last day of the Interest Period related to the Payment Date next occurring following the date of such prepayment or, if such prepayment occurs on a Payment Date that does not fall on the day immediately following the last day of the related Interest Period, interest which has accrued through and including the last day of such related Interest Period (with mutually acceptable escrow and true-up arrangements if such amount is not yet known because the applicable Reference Time has not yet occurred); (ii) all other sums due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to the Breakage Costs and all of Lender’s costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment; and (iii) if such prepayment is made prior to the Spread Maintenance End Date, the Spread Maintenance Payment, provided, however, that Borrower shall have the right to make one or more voluntary prepayments (or direct Lender to make prepayments pursuant to Section 7.8(c)) of up to an aggregate amount of $264,000,000 (which such amount shall exclude the prepayments made under Section 7.8(c) up to the Earn-Out Cap), prior to the Spread Maintenance End Date, including, but not limited to, in connection with the release of one or more Individual Properties pursuant to Section 2.5.2 and/or repayment of the Loan in full or in part, without payment of any Spread Maintenance Payment with respect to all or any portion of such $264,000,000 (the “Spread Maintenance Cap”) prepaid (but subject to each of the other conditions and requirements of this Section and, with respect to the release of one or more Individual Properties, Section 2.5.2). Subject to clause (b) above, if a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.4.1, the amount designated for prepayment and all other sums required under this Section 2.4.1 shall be due and payable on the proposed prepayment date. With respect to (i) voluntary prepayments of Principal Indebtedness permitted under this Section 2.4.1 (including prepayments required pursuant to Section 2.5.2), (ii) prepayments under Section 7.8(c) and (iii) prepayments pursuant to Section 2.4.2, such prepayments shall be applied, provided no Event of Default has occurred and is continuing, pro rata among each Note and any Note Components with respect to such prepayments up to an aggregate amount of $264,000,000 (the “Pro Rata Cap”; which Pro Rata Cap shall exclude the prepayments made under Section 7.8(c) up to the Earn-Out Cap) and thereafter sequentially among the Note Components starting with the most senior class to the most junior class, which the Borrower acknowledges and agrees may result in “rate creep,” and following the occurrence and continuance of an Event of Default, in such sequence as Lender shall elect in its sole discretion, which the Borrower acknowledges and agrees may result in “rate creep.”

2.4.2. Mandatory Prepayments. (a) On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of any Individual Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4, Borrower shall prepay or authorize Lender to apply such Net Proceeds as a prepayment of all or a portion of the Principal Indebtedness together with accrued interest and any other sums due hereunder, in an amount equal to one hundred percent (100%) of such Net Proceeds; provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion. Other than during the occurrence of an Event of Default, no Spread Maintenance Payment shall be due in connection with any prepayment made pursuant to this Section 2.4.2(a).

(b) Upon the closing of the exercise (or purported exercise) of any right of first refusal or any other purchase option by a counterparty to an Identified Option Contract for which Borrower has failed to deliver to Lender a consent and/or waiver with respect thereto, such exercise or purported exercise shall be deemed to be a sale of such affected Individual Property or portion thereof and Borrower shall be obligated to prepay a portion of the Loan in connection therewith subject to the requirements of Section 2.5.2 hereof.

2.4.3. Prepayments After Default. If during the continuance of an Event of Default payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including, without limitation, through application of any Reserve Funds), such tender or recovery shall be (a) made on the next occurring Payment Date together with the Monthly Debt Service Payment Amount and (b) deemed a voluntary prepayment by Borrower, which can be applied by Lender to components of the Loan (if applicable) in such order and priority as Lender shall determine in is sole and absolute discretion, which Borrower acknowledges may result in rate creep.

Section 2.5. Release of Property. Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage on any Individual Property.

2.5.1. Release of all Properties Upon Payment in Full. (a) If Borrower has elected to prepay the entire Loan and the requirements of Section 2.4 and this Section 2.5.1 have been satisfied, all of the Properties shall be released from the Liens of their respective Mortgages and, as applicable, Assignments of Leases, and Lender shall deliver (or cause the Servicer to deliver) to Borrower or its title company a customary payoff letter.

(b) In connection with the release of the Mortgages and Assignments of Leases upon repayment of the Debt in full, Borrower shall, if Borrower desires to cause any Liens (and related Loan Documents) to be released concurrently with such prepayment, submit to Lender, not less than thirty (30) days prior to the date on which Borrower intends to prepay the Loan in full, drafts of releases of Liens (and related Loan Documents) for each Individual Property for execution by Lender; otherwise Lender or Servicer shall cause its counsel to prepare such releases of Liens (and related Loan Documents), submit the drafts to Borrower and any title company engaged by Borrower and process the same promptly following such prepayment, at Borrower’s sole cost and expense. Such releases shall each be in a form appropriate in the jurisdiction in which each Individual Property is located and otherwise in form and substance reasonably acceptable to Lender and, upon payment of the Debt in full, Lender shall deliver fully executed and notarized originals of such releases to Borrower or its title company. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall reimburse Lender and Servicer for any reasonable and documented costs and expenses Lender and Servicer incur arising from such release (including reasonable and documented attorneys’ fees and expenses) and Borrower shall pay, in connection with such release, (y) all recording charges, filing fees, taxes or other expenses payable in connection therewith, and (z) to any Servicer, the current fee being assessed by such Servicer to effect such release.

2.5.2. Release of Individual Property. If Borrower has elected to prepay a portion of the Loan and the requirements of Section 2.4 and this Section 2.5.2 have been satisfied, and provided that no Default or Event of Default has occurred and is continuing, Borrower may obtain the release of an Individual Property from the Lien of the Mortgage thereon (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Individual Property (and, if Borrower so requests, if any Individual Borrower that is the owner of such released Individual Property(ies) does not own any other Individual Property, the release of such Individual Borrower from its obligations under the Loan Documents), in each case other than those obligations expressly stated to survive, upon the satisfaction of each of the following conditions:

(a) The amount of the outstanding principal balance of the Loan to be prepaid shall equal or exceed the Adjusted Release Amount for the applicable Individual Property, and such prepayment shall be deemed a voluntary prepayment for all purposes hereunder;

(b) Any non-cash proceeds are pledged to Lender as additional security for the Loan;

(c) Subsequent to such release, each Individual Borrower (other than an Individual Borrower that is released in connection with such release) shall continue to be a Special Purpose Entity pursuant to, and in accordance with, Section 4.1.30, provided, however, that following such release, the fact that an Individual Borrower owned such Individual Property (or that a Sole Member owned equity interests in an Individual Borrower that owned such Individual Property), and matters associated with such Individual Property, shall constitute exceptions to the requirements set forth in the definition of “Special Purpose Entity”;

(d) Following a Securitization, if required by the Approved Rating Agencies, Borrower shall deliver to Lender and the Approved Rating Agencies an Additional Insolvency Opinion or an update of the Insolvency Opinion indicating that the release does not affect the opinions set forth therein;

(e) Following a Securitization, Borrower shall deliver (or direct to be delivered) to Lender and each Rating Agency, an opinion of counsel that such release would not cause a “significant modification” of the Loan, as such term is defined in Treasury Regulations Section 1.860G-2(b) if the Loan is included in a REMIC Trust, or, if the Loan is included in a grantor trust, as such term is defined in Treasury Regulations Section 1.1001-3;

(f) If Borrower desires to cause any Liens (and related Loan Documents) to be released concurrently with such prepayment, Borrower shall submit to Lender, not less than thirty (30) days prior to the date on which the prepayment will be made, drafts of releases of Liens (and related Loan Documents) for such Individual Property for execution by Lender; otherwise Lender or Servicer shall cause its counsel to prepare such releases of Liens and related (and related Loan Documents), submit the drafts to Borrower and any title company engaged by Borrower and process the same promptly following such prepayment, at Borrower’s sole cost and expense. Such releases shall be in a form appropriate in each jurisdiction in which the Individual Property is located and otherwise in form and substance reasonably acceptable to Lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, (ii) will effect such release in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released);

(g) After giving effect to such release (including the amount prepaid in Section 2.5.2.(a) above), the Debt Yield for the Properties then remaining subject to the Liens of the Mortgages shall be equal to or greater than the greater of (x) 10.20% and (y) the lesser of (1) the Debt Yield immediately prior to giving effect to such release and (2) 11.70%; provided, however, that Borrower may satisfy the foregoing Debt Yield requirement by depositing with Lender, as additional collateral for the Loan, cash in an amount that when subtracted from the Principal Indebtedness would satisfy the foregoing Debt Yield requirement, which cash deposit, so long as no Event of Default is continuing, shall be returned to Borrower at such time as the foregoing Debt Yield requirement is satisfied without subtracting such amount from the Principal Indebtedness; provided that this condition (g) shall not apply in connection with a release of any Individual Property as a result of the exercise of a purchase option (but not a right of first offer or right of first refusal) by a party to an Identified Option Contract and such Individual Property is being released pursuant to this Section 2.5.2 as a result of the exercise of any such purchase option by a party to an Identified Option Contract.

(h) The Adjusted Release Amount paid to Lender in connection with any such release shall be applied, provided no Event of Default shall have occurred and be continuing, (i) first, to reduce the Allocated Loan Amount of the Individual Property being released to zero and (ii) second, to the Debt, first to interest and then to principal, pro rata among each Note and any Note Components with respect to such prepayments up to the Pro Rata Cap (which such amount shall exclude the prepayments made under Section 7.8(c) up to the Earn-Out Cap) and thereafter sequentially among the Note Components starting with the most senior class to the most junior class, and following the occurrence and continuance of an Event of Default, in such sequence as Lender shall elect in its sole discretion, which the Borrower acknowledges and agrees may result in rate creep;

(i) Borrower shall reimburse Lender and Servicer for any reasonable and documented costs and expenses Lender and Servicer incur arising from such release (including reasonable and documented attorneys’ fees and expenses) and Borrower shall have paid, in connection with such release, (i) all recording charges, filing fees, taxes or other expenses payable in connection therewith, (ii) all costs and expenses of the Rating Agencies incurred with respect to such release, and (iii) to any Servicer, the current fee being assessed by such Servicer to effect such release;

(j) The applicable Master Lease shall be amended in order to (i) remove the applicable Individual Property therefrom, (ii) reduce the Rent due thereunder by the amount of the Rent which was due under such Master Lease for such Individual Property and (iii) remove the applicable Individual Borrower as a party thereto if such Individual Borrower no longer owns any Individual Property subject to such Master Lease, and with respect to the applicable Master Lease, Borrower shall provide to Lender a replacement or reaffirmation of the subordination, non-disturbance and attornment agreement with Borrower and the applicable Master Tenant in substantially the same form as the subordination, non-disturbance and attornment agreement delivered by Borrower and the applicable Master Tenant in connection with the Closing Date, or otherwise in form and substance reasonably acceptable to Lender;

(k) Reserved; and

(l) Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan is included in a REMIC Trust and the Loan-to-Value Ratio (as determined by Lender using any commercially reasonable method permitted to a REMIC Trust) exceeds or would exceed 125% immediately after the release of the applicable Individual Property, no release will be permitted unless the principal balance of the Loan is prepaid by an amount not less than the greater of (i) the Adjusted Release Amount or (ii) the least of one (1) of the following amounts: (A) only if the released Individual Property is sold, the net proceeds of an arm’s length sale of the released Individual Property to an unrelated Person, (B) the fair market value of the released Individual Property at the time of the release, or (C) an amount such that the Loan-to-Value Ratio (as so determined by Lender) after the release of the applicable Individual Property is not greater than the Loan-to-Value Ratio of the Properties immediately prior to such release, unless Lender receives an opinion of counsel that, if clause (ii) is not followed, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release of the applicable Individual Property. Any such prepayment shall be deemed a voluntary prepayment and shall be subject to Section 2.4.1 (other than the requirement to provide three (3) Business Days’ notice to Lender).

Provided there exists no Event of Default, in the event that all of the Property owned by a Borrower has been released from the Liens of the Mortgage thereon in accordance with this Agreement (other than those obligations (including indemnification obligations) which expressly survive release or repayment of the Loan), upon prior written notice to Lender and Counterparty (as defined in the Assignment of Interest Rate Cap Agreement), such Borrower may assign all of its right, title and interest in and to the applicable Interest Rate Cap Agreement to another Individual Borrower under the Loan that owns one or more Properties then remaining subject to the Liens of the Mortgages thereon (such Borrower, the “Assignee Borrower”). In connection with (and as a condition precedent to) such assignment, Counterparty, Assignor (as defined in the Assignment of Interest Rate Cap Agreement, which, for the avoidance of doubt, may refer to the assigning Borrower or any Assignee Borrower that has assumed the interests of Assignor pursuant to and in accordance with the Assignment of Interest Rate Cap Agreement) and the applicable Assignee Borrower shall deliver to Lender (x) an assumption of the existing Assignment of Interest Rate Cap Agreement reasonably acceptable to Lender (or a new assignment of interest rate cap agreement in form and substance substantially similar to the Assignment of Interest Rate Cap Agreement delivered to Lender on the Closing Date and otherwise reasonably acceptable to Lender) executed by Assignee Borrower and (y) an acknowledgment and consent to the assignment and assumption of the applicable Interest Rate Cap Agreement executed by Counterparty and reasonably acceptable to Lender. Any Assignee Borrower may further assign its right, title and interest in and to the applicable Interest Rate Cap Agreement to another Assignee Borrower, provided all of the conditions set forth in this Section are satisfied.

2.5.3. Property Substitutions.

(a) Subject to the terms and conditions set forth in this Section, provided no Event of Default is then continuing or would result therefrom, Borrower may at any time, other than during a Blackout Window, replace one or more Properties (individually, a “Replaced Property” and collectively, the “Replaced Properties”, provided, however, that the Replaced Properties shall be exclusive of the Individual Properties set forth on Schedule 2.5.3 hereto, and Borrower shall not be permitted to replace the Individual Properties set forth on Schedule 2.5.3 hereto) with Qualified Substitute Properties (a “Property Substitution”), in which case Lender shall release the Lien of the applicable Mortgage (and related Loan Documents) with respect to the Replaced Properties, provided, in the case of each Property Substitution, the following conditions are met:

(i) the Rating Agency Confirmation shall have been received with respect thereto;

(ii) the aggregate Allocated Loan Amounts of all Replaced Properties during the term of the Loan shall not exceed 10% of the Original Principal Indebtedness in the aggregate;

(iii) Lender shall have received current Appraisals of the applicable Qualified Substitute Property and the applicable Replaced Property, demonstrating that the as-is market value of such Qualified Substitute Property is equal to or greater than the greater of (x) the as-is market value of such Replaced Property at the time of substitution and (y) the appraised value of such Replaced Property at closing;

(iv) the applicable Qualified Substitute Property must primarily consist of temperature-controlled warehousing and logistics facilities;

(v) Borrower shall deliver to Lender an Officer’s Certificate certifying that (i) as of the date of such Property Substitution, the representations and warranties contained in Article IV of this Agreement are true and correct in all material respects with respect to both the Borrower acquiring the applicable Qualified Substitute Property (to the extent such Person was not a “Borrower” as of the Closing Date) and the applicable Qualified Substitute Property (and any exceptions to such representations and warranties shall be specified in an exhibit to such Officer’s Certificate and shall be reasonably acceptable to Lender) and (ii) such Property Substitution does not result in a Material Adverse Effect;

(vi) the acquisition of the applicable Qualified Substitute Property shall not result in the incurrence of any Indebtedness that is not Permitted Debt, the existence of any Liens on Collateral that are not Permitted Encumbrances or otherwise cause a Default to occur;

(vii) if the Loan is included in a REMIC Trust, the Loan-to-Value Ratio (as determined by Lender using any commercially reasonable method permitted to a REMIC Trust) shall not exceed 125% immediately after the substitution of the applicable Replaced Property;

(viii) after giving effect to such Property Substitution, the Debt Yield, recalculated to include only income and expense attributable to the remaining Properties (including the applicable Qualified Substitute Property, based on operating statements and rent rolls certified as true and correct by an officer of Borrower), shall not be less than the Debt Yield immediately prior to such Property Substitution;

(ix) Lender shall have received reasonably satisfactory environmental reports and engineering reports regarding the applicable Qualified Substitute Properties showing no structural, environmental or other issues that are not reasonably acceptable to Lender; and, if corrective measures are recommended therein, Borrower shall have deposited into the Replacement Reserve Account 100% of the amount required to fund such corrective measures;

(x) Intentionally omitted;

(xi) Borrower shall have made a deposit into the Unfunded Obligations Account in an amount equal to 100% of all material unfunded obligations to be paid by Borrower to third parties in connection with the applicable Qualified Substitute Property, such as unpaid tenant allowances, leasing commissions and free rent;

(xii) Lender shall have received the following, in each case in form and content reasonably satisfactory to Lender: (a) a current rent roll, (b) current results from operations, and (c) such other financial information as Lender shall reasonably request with respect to the applicable Borrower and/or the Property;

(xiii) the applicable Borrower shall have executed, acknowledged and delivered to Lender a Mortgage (and Assignment of Leases, as applicable) with respect to each applicable Qualified Substitute Property, and Borrower shall have authorized the filing (and Lender shall file) of applicable Uniform Commercial Code financing statements, which such documents shall be in form and substance substantially similar to the counterparts of such documents executed and delivered with respect to the applicable Replaced Property, subject only to modifications reflecting only the Qualified Substitute Property as the Property and such state-specific modifications as shall be reasonably recommended by counsel admitted to practice in such state and reasonably selected by Lender. In the event that the jurisdiction in which the applicable Qualified Substitute Property is located imposes a mortgage recording, intangibles or other similar tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such tax payable, the principal amount secured by such Mortgage shall be equal to one hundred fifty percent (150%) of the Allocated Loan Amount for such Qualified Substitute Property;

(xiv) Lender shall have received a Title Insurance Policy (or an irrevocable commitment to issue a Title Insurance Policy) in respect of the applicable Qualified Substitute Property, listing only such exceptions as are reasonably satisfactory to Lender;

(xv) if Borrower owns the fee interest in a Replaced Property, Borrower shall own the fee interest in the applicable Qualified Substitute Property, and if Borrower owns the ground lease interest in a Replaced Property, Borrower shall own the fee interest or the ground lease interest in the applicable Qualified Substitute Property, provided that any such ground lease shall contain the financeability provisions required by Lender and the Rating Agencies, and Lender shall have received an acceptable estoppel from the lessor thereunder;

(xvi) Lender shall have received a Survey with respect to the applicable Qualified Substitute Property showing no encroachments that affect the value, use or operation of the applicable Qualified Substitute Property in any material respect, or other issues that are reasonably objectionable to Lender;

(xvii) Lender shall have received evidence reasonably satisfactory to Lender that the applicable Qualified Substitute Property is in compliance in all material respects with all applicable zoning requirements (i.e., is either conforming or legal nonconforming in all material respects), which evidence may be in the form of a reasonably acceptable zoning endorsement to the applicable Title Insurance Policy, and shall have received a copy of all material Permits for the use and operation of such Qualified Substitute Property and the certificate(s) of occupancy, if required and obtainable, for such Qualified Substitute Property;

(xviii) Guarantor shall deliver to Lender an Officer’s Certificate reasonably satisfactory to Lender ratifying its obligations under the Limited Recourse Guaranty and the Environmental Indemnity, in each case confirming that the applicable Qualified Substitute Property will thereafter be a Property for all purposes thereunder;

(xix) Lender shall have received from counsel reasonably satisfactory to Lender legal opinions as to the applicable Individual Borrower and the Loan Documents delivered in connection with the Property Substitution, that are in form and substance substantially similar to those delivered at closing with respect to the applicable counterpart documents for the applicable Replaced Property(ies), including an Additional True-Lease Opinion if such Qualified Substitute Property is added to any Master Lease and, if the Property Substitution results in the addition of a Person as a “Borrower” hereunder, an Additional Insolvency Opinion;

(xx) Lender shall have received from counsel reasonably satisfactory to Lender an opinion that the Property Substitution does not cause a tax to be imposed on the Securitization Vehicle or, if the Securitization Vehicle is a REMIC, an opinion that the Property Substitution does not cause any portion of the Loan to cease to be a “qualified mortgage” within the meaning of section 860G(a)(3) of the Code, and that the Property Substitution does not constitute a “significant modification” of the Loan as such term is defined in the Treasury Regulations Section 1.860G-2(b) if the Loan is included in a REMIC Trust, or if the Loan is included in a grantor trust, as such term is defined in Treasury Regulations Section 1.1001-3;

(xxi) Lender shall have received the then-current Annual Budget with respect to the applicable Qualified Substitute Property;

(xxii) Lender shall have received true and complete copies of all Leases in respect of the applicable Qualified Substitute Property;

(xxiii) Borrower shall have requested estoppel certificates and subordination, non-disturbance and attornment agreements from each tenant under a Material Lease at the applicable Qualified Substitute Property, in each case, on a form reasonably acceptable to Lender and shall have delivered to Lender true and complete copies of each estoppel certificate and subordination, non-disturbance and attornment agreement received back from any Tenant;

(xxiv) Lender shall have received certificates of insurance demonstrating insurance coverage in respect of the applicable Qualified Substitute Property of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth herein;

(xxv) if the Property Substitution requires the addition of a Person as a “Borrower” hereunder, such Person shall have executed an assumption agreement in form and substance reasonably satisfactory to Lender assuming all obligations of a Borrower under the Loan Documents and, if applicable, the applicable Master Lease, and in connection therewith, (A) the applicable Master Lease shall be amended in order to remove the Replaced Property therefrom and exclude the allocated base rent for the Replaced Property and (B) a Master Lease shall be amended to add the Qualified Substitute Property thereto and the rent due under such Master Lease shall be amended to reflect the amount of rent due for the Qualified Substitute Property, provided that the rent attributable to such Qualified Substitute Property under the applicable Master Lease shall not be less that the rent attributable to the Replaced Property under the applicable Master Lease;

(xxvi) Lender shall have received (A) all documents reasonably requested by Lender relating to the existence of any Person added as a “Borrower” hereunder in connection with such Property Substitution and the due authorization of such new Individual Borrower to execute and deliver the documents described in this Section, each in form and substance reasonably satisfactory to Lender, including an updated organizational structure chart, a certified copy of the applicable resolutions from all appropriate persons, certified copies of the organizational documents of such Individual Borrower, together with all amendments thereto, and certificates of good standing or existence for such Individual Borrower issued as of a recent date by its state of organization and each other state where such entity, by the nature of its business, is required to qualify or register, (B) reports of Uniform Commercial Code, tax lien and judgment searches, in such jurisdictions as Lender shall request, conducted by a nationally recognized search firm with respect to the applicable Qualified Substitute Property and such Individual Borrower and showing no liens, claims or encumbrances against such Individual Borrower or such Qualified Substitute Property that are not reasonably approved by Lender, and (C) all other information reasonably requested by Lender for satisfaction of Lender’s “know-your-customer requirements” with respect to such Person;

(xxvii) no Property shall be released from the Collateral if any Lease at any Property that would remain part of the Collateral grants to the Tenant thereunder a right to lease space at the Property proposed to be released or if as a result of such release any Property that remains part of the Collateral shares a tax lot or is otherwise subject to joint assessment with any real property that is not Collateral;

(xxviii) Lender shall have received such other certificates, opinions, documents and instruments relating to the Loan as may have been reasonably requested by Lender; and

(xxix) Borrower shall have reimbursed Lender for all of its reasonable out of pocket costs and expenses relating thereto (including any fees charged by the Servicer and Rating Agencies) as provided in Section 10.13.

(b) Borrower shall give Lender at least 30 days’ prior written notice of any Property Substitution (it being agreed that such notice may be revoked by Borrower at any time, provided that Borrower shall reimburse Lender for all of its reasonable out-of-pocket costs and expenses relating to such proposed Property Substitution prior to such revocation (including any fees charged by the Servicer and Rating Agencies)), identifying the proposed Replaced Property or Replaced Properties, the proposed Qualified Substitute Property or Qualified Substitute Properties and the proposed date of the Property Substitution (which date may be extended provided that Borrower gives Lender reasonable prior written notice). If such Property Substitution does not occur on such date (as same may have been extended), Borrower shall pay to Lender all reasonable expenses actually incurred by Lender in connection therewith as provided in Section 10.13.

(c) Upon the occurrence of any Property Substitution in accordance herewith, Lender shall execute instruments prepared by Borrower (or at the option of Borrower, and at Borrower’s sole cost and expense, Lender or Servicer’s counsel) and reasonably satisfactory to Lender releasing and discharging each Replaced Property from the Liens of the Loan Documents and any Individual Borrower that will no longer own any interest in any Individual Property from the obligations under this Agreement and the other Loan Documents first occurring or arising from and after the date of such Property Substitution.

(d) If exercised, the land swap option in the Identified Option Contract with Cargill Meat Solutions Corporation identified on Schedule 4.1.26 shall be treated like a Property Substitution for purposes of this Section 2.5.3, provided that, so long as the swapped parcels are vacant and unimproved, Borrower shall be required to satisfy only the following conditions in Section 2.5.3(a): (v), (vi), (vii), (viii), (ix), (xiii), (xiv), (xv), (xvii), (xviii), (xx), (xxii), (xxiv), (xxvii), (xxviii) and (xxix)

2.5.4. Default Release. Notwithstanding anything to the contrary contained herein, Borrower shall have the right to cause the release of any Ground Leased Parcel in order to cure a Default or Event of Default related to such Ground Leased Parcel, provided that (i) prior to releasing such Ground Leased Parcel, Borrower uses commercially reasonable efforts to cure such Default or Event of Default (which efforts shall not require any capital contributions be made to Borrower or include any obligations of Borrower or Guarantor to use any Rents from any Property other than the Ground Leased Parcel that is the subject of the Default or Event of Default to effectuate such cure) and (ii) such Default or Event of Default was not caused by (or at the direction of) Borrower or an Affiliate thereof in bad faith to circumvent the requirements of Section 2.5.2 (a “Default Release”). In connection with any Default Release, Borrower shall be required to satisfy the conditions set forth in Section 2.5.2, except that (I) Borrower shall not be required to satisfy the condition that no Default or Event of Default has occurred and is continuing to the extent any such Default or Event of Default relates to the Individual Property that is the subject of the Default Release and (II) Borrower shall not be required to satisfy the conditions set forth in Section 2.5.2(g).

2.5.5. Release of Condemnation Parcel. Notwithstanding anything to the contrary in this Agreement, at any time, without payment by Borrower of any release price or any other amounts (except as provided in Section 2.5.5(h)), Lender agrees to release from the Lien of the applicable Mortgage and the other Loan Documents the Condemnation Parcel upon satisfaction of the following conditions by Borrower:

(a) not less than five days prior to the date of the release, Borrower shall have delivered to Lender a notice setting forth (1) the date of such release and (2) a metes and bounds description of the Condemnation Parcel. Lender hereby acknowledges that the description of the Condemnation Parcel attached hereto as Schedule 2.5.5(A) satisfies the requirement in the foregoing clause (2);

(b) Borrower shall have delivered to Lender reasonably satisfactory evidence that (1) after giving effect to such transfer, the balance of the applicable Individual Property conforms to and is in compliance in all material respects with applicable Legal Requirements, and (2) the Condemnation Parcel is not necessary for the applicable Individual Property to comply with any zoning, building, land use, parking or other similar Legal Requirements applicable to such Individual Property, including without limitation for access, driveways, parking or utilities or, to the extent that the Condemnation Parcel is necessary for any such purpose, a reciprocal easement agreement or other agreement reasonably acceptable to Lender has been executed and recorded that would allow the owner of such Individual Property to continue to use the Condemnation Parcel or a portion thereof to the extent necessary for such purpose, in which case Lender shall, at Borrower’s sole cost and expense, reasonably cooperate by executing customarily required mortgage consents, reasonably acceptable to Lender;

(c) Borrower shall have delivered to Lender an endorsement to the Title Insurance Policy insuring the applicable Mortgage in the form attached hereto as Schedule 2.5.5(B);

(d) Borrower shall have complied with any requirements applicable to the release in the Leases, reciprocal easement agreements, operating agreements, parking agreements or other similar agreements affecting the applicable Individual Property and such release shall not violate any of the provisions of such documents in any respect that would result in a termination (or give any other party thereto the right to terminate), extinguishment or other loss of material rights of Borrower or in a material increase in Borrower’s obligations under such documents;

(e) the release of the Condemnation Parcel shall not have a Material Adverse Effect, and Borrower shall have delivered an Officer’s Certificate certifying the same and that such release will not result in (1) a default or breach by Borrower under any Lease, (2) any right in favor of a third party of offset, abatement or reduction of rent payable to Borrower, or (3) any right in favor of a third party of termination, cancellation or surrender under any Lease, any reciprocal easement agreement or any other material agreement by which such Individual Property is bound or encumbered, except, in the case of this clause (3), with respect to the Condemnation Parcel;

(f) The portions of such Individual Property remaining after the release shall have rights of access to public rights of way;

(g) Borrower shall simultaneously with the release of the Condemnation Parcel transfer title to the Condemnation Parcel to the City of Round Rock pursuant to the Condemnation PSA; and

(h) Borrower shall have paid all of Lender’s reasonable out-of-pocket expenses (including Lender’s reasonable out-of-pocket legal fees) relating to the release.

Section 2.6. Cash Management.

2.6.1. Rent Receipts. (a) Borrower hereby represents and warrants that each Master Lease requires the applicable Master Tenant to deposit all Rents payable to Borrower pursuant to the applicable Master Lease directly into the Cash Management Account. With respect to the Bartlett Property, Borrower hereby covenants to, upon the occurrence of a Cash Sweep Event, deliver to each Tenant at the Bartlett Property a written notice directing each such Tenant to deposit all Rents payable pursuant to the applicable Lease directly into the Cash Management Account. Any Rents actually paid by Tenant not remitted to the Cash Management Account during a Cash Sweep Period as a result of Borrower failing to deliver to each applicable Tenant the notice required pursuant to the immediately preceding sentence shall constitute a misapplication of funds pursuant to Section 9.3(b)(vi). Without prior written consent of Lender, Borrower shall not (i) terminate, amend, revoke, or modify (x) the requirement that each Master Tenant deposit all rents payable to Borrower pursuant to its Master Lease directly into the Cash Management Account or (y) any notice to the Tenants at the Bartlett Property pursuant to this Section 2.6.1(a) (except, following a Cash Sweep Event Cure and so long as no other Cash Sweep Event shall then exist, Borrower may amend any such notice delivered to the Tenants at the Bartlett Property) or (ii) direct or cause any Master Tenant to pay any amount owed to the applicable Individual Borrower(s) under the applicable any Master Lease in any manner other than directly into the Cash Management Account.

(b) Borrower hereby covenants and agrees to deposit directly into the Cash Management Account any Rents payable pursuant to each Master Lease received by Borrower, notwithstanding subsection 2.6.1(a) above, within one (1) Business Day of receipt. During any such period in which Borrower is holding any Rents payable under any Master Lease or any other Lease (other than with respect to the Bartlett Property when no Cash Sweep Period is continuing) prior to depositing same into the Cash Management Account, Borrower shall be deemed to hold such Rents in trust for Lender. Borrower shall cause each Approved Property Manager to deposit into the Cash Management Account within one Business Day of its receipt thereof all revenues from the Properties received by such Approved Property Manager that are required to be deposited into the Cash Management Account pursuant to this Agreement (and Borrower hereby agrees that during the continuance of a Cash Sweep Period it shall only designate the Cash Management Account as the account into which each Approved Property Manager deposits revenues from the Property, and that any other designation would constitute a misappropriation of funds pursuant to Section 9.3(b)(vi)).

(c) Notwithstanding anything contained herein to the contrary, so long as no Cash Sweep Period shall have occurred and be continuing, Borrower shall not be obligated to deposit the Master Lease rent payments due on the Closing Date (the “Initial Master Lease Payments”) into the Cash Management Account. Such Initial Master Lease Payments shall be deemed held by Borrower in trust for Lender from the Closing Date through the first Payment Date under the Loan (the “Stub Period”), on which date Borrower shall be permitted to utilize such funds in any manner not prohibited by the Loan Agreement, provided that Borrower has paid to Lender the applicable Monthly Debt Service Payment Amount (and any other amounts due to Lender) due on such Payment Date. If a Cash Sweep Period shall commence during the Stub Period, Borrower shall deposit such Initial Master Lease Payments into the Cash Management Account and Lender shall disburse and/or apply such amounts in accordance with this Agreement and the Cash Management Agreement. Except for the Initial Master Lease Payments, for so long as any portion of the Loan remains outstanding, all payments of rent under each Master Lease shall be remitted by the applicable Master Tenant directly to the Cash Management Account pursuant to the Master Lease and Section 2.6.1(a).

2.6.2. Cash Management Account. (a) Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Cash Management Bank in trust and for the sole benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “LLH TRS FSS RE Holdings, LLC CMA FBO Goldman Sachs Bank USA, Morgan Stanley Bank, N.A. and JPMorgan Chase Bank, National Association and their successors and assigns as Lender.” Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Such financing statements may describe as the collateral covered thereby “all assets of the debtor, whether now owned or hereafter acquired” or words to that effect. Borrower will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c) Borrower shall establish and maintain a segregated Eligible Account (the “Operating Account”) into which amounts may be deposited from time to time pursuant to Section 2.6.4 (Lender agreeing that such account may be the account owned by Lineage Bedford Park RE 2, LLC). Borrower shall not permit any amounts unrelated to the Property to be commingled with amounts on deposit in the Operating Account. Notwithstanding the foregoing, Borrower hereby represents and warrants that any prior security interest in the Operating Account has been terminated on or prior to the Closing Date. Borrower hereby grants to Lender a first priority security interest in the Operating Account and all deposits at any time contained therein and the proceeds thereof and authorizes Lender to file UCC-1 Financing Statements and continuations thereof in order to provide Lender a perfected first priority security interest in the Operating Account. Such financing statements may describe as the collateral covered thereby “all assets of the debtor, whether now owned or hereafter acquired” or words to that effect. Borrower will notify Lender of the account number of the Operating Account. So long as no Event of Default is continuing, Borrower shall be permitted to withdraw amounts from the Operating Account in Borrower’s sole and absolute discretion. During the continuance of an Event of Default, upon the receipt of written notice by Borrower from Lender, all amounts contained in the Operating Account shall be remitted to the Cash Management Account.

(d) Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide notice thereof to Borrower. Lender shall have the right, upon written notice to Borrower and after execution by Lender and the applicable Eligible Institution of all agreements and documents required (if any) for Borrower to comply with the provisions of this Section 2.6.2, to change the Eligible Institution at which the Cash Management Account is maintained; provided, however, that (notwithstanding the foregoing, and notwithstanding anything to the contrary in the Cash Management Agreement), so long as no Event of Default has occurred and is then continuing, any such change shall be subject to the prior written approval of Borrower, provided that Borrower’s failure to grant such approval shall not have an adverse economic impact on Lender, and provided that such approval shall not be unreasonably withheld, conditioned or delayed.

(e) All funds on deposit in the Cash Management Account following the occurrence and during the continuance of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.

2.6.3. Payments Received Under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited in the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender, so long as Lender is not subject to any stay or injunction or any other court order or legal restriction resulting from a Bankruptcy Action of Borrower that prevents Lender from transferring, disbursing or applying such funds.

2.6.4. Application of Cash Management Account Funds to Subaccounts.

(a) Intentionally Omitted.

(b) On each Payment Date, provided that no Event of Default is continuing (and, if and to the extent Lender so elects in its sole discretion, during the continuance of an Event of Default until the Loan has been accelerated), Lender shall instruct the Cash Management Bank to apply all funds on deposit in the Cash Management Account as follows in the amounts set forth in Lender’s or its designee’s written instructions (which written instructions shall indicate whether a Cash Sweep Period is continuing):

(i) First, if a Cash Sweep Period is continuing, funds sufficient to pay the next monthly deposit of Property Taxes, Other Charges, Insurance Premiums and Ground Rent to the Basic Carrying Costs Escrow Account (as defined in the Cash Management Agreement) pursuant to the terms and provisions of Section 7.3 of this Agreement, which amount shall be deposited into the Basic Carrying Costs Escrow Account (as defined in the Cash Management Agreement). For avoidance of doubt, if a Cash Sweep Period has not occurred and is not continuing, this “First” step shall be skipped;

(ii) Second, to Lender, funds sufficient to pay the next Monthly Debt Service Payment Amount;

(iii) Third, to Lender, funds sufficient to pay any interest due and payable at the Default Rate, late payment charges and any other amounts due under the Loan Documents with respect to the Debt (other than the payment of any Principal Indebtedness on the Maturity Date, whether such Maturity Date is the scheduled Maturity Date or an earlier date due to an acceleration of the Loan), if any;

(iv) Fourth, if a Cash Sweep Period is continuing, to the Replacement Reserve Account, funds in an amount equal to the Replacement Reserve Monthly Deposit pursuant to Section 7.4 of this Agreement. For avoidance of doubt, if a Cash Sweep Period has not occurred and is not continuing, this “Fourth” step shall be skipped; and

(v) Lastly, all amounts remaining in the Cash Management Account after deposits for items (i) through (iv) (as applicable) (such remaining amounts, the “Excess Cash Flow”) shall (A) be deposited in the Excess Cash Flow Account (as defined in the Cash Management Agreement) if a Cash Sweep Period is continuing or (B) if no Cash Sweep Period is continuing, be remitted to the Borrower.

2.6.5. Disbursements from the Cash Management Agreement. Lender (or its Servicer) shall instruct the Cash Management Bank to disburse or transfer amounts on deposit in the Reserve Funds in accordance with the provisions of this Section 2.6.5 and Article VII of this Agreement as follows:

(a) Disbursements from the Basic Carrying Costs Escrow Account. From time to time, Lender (or its Servicer) shall instruct Cash Management Bank to disburse funds on deposit in the Basic Carrying Costs Escrow Account for the payment or reimbursement of Property Taxes, Other Charges, Insurance Premiums and Ground Rent in accordance with Section 7.3 of this Agreement.

(b) Disbursements from Replacement Reserve Account. From time to time, Lender (or its Servicer) shall instruct Cash Management Bank to disburse funds on deposit in the Replacement Reserve Account for the purposes set forth in and in accordance with Section 7.4 of this Agreement.

(c) Disbursements from the Excess Cash Flow Account. From time to time during the continuance of a Cash Sweep Period, Lender (or its Servicer) shall instruct Cash Management Bank to transfer all funds on deposit in the Excess Cash Flow Account (as defined in the Cash Management Agreement) to Lender to be held by Lender as additional collateral for the Debt. The funds in the Excess Cash Flow Account (as defined in the Cash Management Agreement) and the funds transferred to Lender under the previous sentence shall be referred to in this agreement as the “Excess Cash Flow Reserve Funds.” Provided that no Event of Default is then continuing, Lender shall release to the Cash Management Account all Excess Cash Flow Reserve Funds on the first Payment Date after Borrower delivers to Lender evidence reasonably satisfactory to Lender establishing that no Cash Sweep Period is then continuing, to be applied in accordance with Section 2.6.4 of this Agreement. Such a release shall not preclude the subsequent commencement of a Cash Sweep Period and the deposit of amounts into the Excess Cash Flow Account as set forth in Section 2.6.4(b) to the Cash Management Account. Any Excess Cash Flow Reserve Funds and any other amounts in the Cash Management Account remaining after the Debt has been paid in full shall be disbursed to Borrower. For the avoidance of doubt, during the continuance of an Event of Default, Lender may apply the Excess Cash Flow Reserve Funds, any amounts contained in the Cash Management Account and any amounts contained in any Reserve Account to the payment of the Debt or expenses at the Properties, in each case, in any order or priority in Lender’s sole discretion.

(d) Disbursements from Required Repair Account. From time to time, Lender (or its Servicer) shall instruct Cash Management Bank to disburse funds on deposit in the Required Repair Account for the purposes set forth in and in accordance with Section 7.1 of this Agreement.

(e) Disbursements from Required Remediation Account. From time to time, Lender (or its Servicer) shall instruct Cash Management Bank to disburse funds on deposit in the Required Remediation Account for the purposes set forth in and in accordance with Section 7.2 of this Agreement.

(f) Disbursements from Unfunded Obligations Account. From time to time, Lender (or its Servicer) shall instruct Cash Management Bank to disburse funds on deposit in the Unfunded Obligations Account for the purposes set forth in and in accordance with Section 7.5 of this Agreement.

(g) Disbursements from Earn-Out Reserve Account. From time to time, Lender (or its Servicer) shall instruct Cash Management Bank to disburse funds on deposit in the Earn-Out Reserve Account for the purposes set forth in and in accordance with Section 7.8 of this Agreement.

Section 2.7. Withholding Taxes; Gross Up.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant

Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.7) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(c) Indemnification by Borrower. The Borrower shall indemnify Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.7) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed by the relevant Governmental Authority. A certificate as to the amount of such payment or liability together with any supporting documentation delivered to Borrower by a Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.7, Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in form and substance reasonably acceptable to Borrower, to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.7 (including by the payment of additional amounts pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (f) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document. Notwithstanding the foregoing or anything to the contrary set forth in this Section 2.7, Borrower shall not be obligated to pay pursuant to this Section 2.7, and Lender shall not be entitled to claim compensation pursuant to this Section 2.7, for any amounts which were incurred or which accrued more than ninety (90) days before the date Lender notified Borrower of the circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the amounts payable by Borrower under this Section 2.7.

Section 2.8. Extension Options.

2.8.1. Extension Options. Borrower shall have the option to extend the Maturity Date of the Loan for two (2) successive terms (each such option, an “Extension Option” and each such successive term, an “Extension Term”) of one (1) year each (the Maturity Date following the exercise of each such option is referred to herein as the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(a) no Event of Default shall be continuing on the date of the notice by Borrower of the exercise of the option to extend pursuant to clause (b) below and on the date that the Extension Term would commence;

(b) Borrower shall notify Lender of its election to exercise an Extension Option as aforesaid no later than thirty (30) days and no earlier than ninety (90) days prior to the then current Maturity Date or applicable Extended Maturity Date, as applicable, which election Borrower shall have the right to revoke only if (i) Borrower shall give notice to Lender not later than the date that is ten (10) Business Days prior to the Maturity Date (or applicable Extended Maturity Date with respect to the second Extension Terms) revoking its exercise of the applicable Extension Option, and (ii) Borrower shall pay to Lender, within ten (10) Business Days after demand, all reasonable and documented costs and expenses incurred by Lender in connection with the proposed extension and/or the revocation thereof, including, without limitation, reasonable and documented attorneys’ fees and disbursements;

(c) if any Interest Rate Cap Agreement required pursuant to Section 2.2.7 is scheduled to mature prior to the applicable Extended Maturity Date, Borrower shall obtain and deliver to Lender (i) not later than the Business Day prior to the first (1st) day of the applicable Extension Term (provided that the form of such Replacement Interest Rate Cap Agreement shall have been delivered to Lender not later than five (5) Business Days prior to the first (1st) day of the Extension Term), one or more Replacement Interest Rate Cap Agreements at the Extension Strike Price (or, if the Alternate Strike Price Condition has been satisfied, the Alternate Strike Price) from an Acceptable Counterparty, which Replacement Interest Rate Cap Agreement shall be effective commencing on the first day of such Extension Term, shall have a maturity date not earlier than the applicable Extended Maturity Date and shall otherwise comply with all provisions of Section 2.2.7 and (ii) within a reasonable period of time following the commencement of the applicable Extension Term, with respect to the Replacement Interest Rate Cap Agreement, each of the opinions and resolutions/consents and all other items required pursuant to Section 2.2.7;

(d) in connection with the Extension Options, Borrower shall have delivered to Lender together with its notice pursuant to subsection (b) of this Section 2.8.1 and as of the commencement of the applicable Extension Term, an Officer’s Certificate in form reasonably acceptable to Lender certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true and correct in all material respects as of the date of such Officer’s Certificate except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true, complete and correct in all material respects as of such earlier date, and in all cases subject to changes in facts and circumstances that did not and do not give rise to a Default or Event of Default under the Loan Documents; and

(e) Borrower shall have paid all reasonable and documented costs and expenses incurred by Lender in connection with the exercise of the applicable Extension Option (including, without limitation, reasonable and documented attorneys’ fees and disbursements).

III. INTENTIONALLY OMITTED

IV. REPRESENTATIONS AND WARRANTIES

Section 4.1. Borrower Representations. Each Individual Borrower represents and warrants as of the date hereof that:

4.1.1. Organization. Such Individual Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own, as applicable, its fee or leasehold interest in the related Individual Property and to transact the businesses in which it is now engaged. Such Individual Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Such Individual Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own, as applicable, its fee or leasehold interest in the related Individual Property and to transact the businesses in which it is now engaged, and the sole business of such Individual Borrower is the ownership or leasing, as applicable, management and operation of the related Individual Property(ies). The direct and indirect ownership interests in such Individual Borrower are as set forth on the organizational chart attached hereto as Schedule 4.1.1.

4.1.2. Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3. No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which the Properties or any of Borrower’s assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4. Litigation. Except as set forth on Schedule 4.1.4, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower, any Master Tenant, any Lineage Subtenant, Sole Member, Guarantor or any Individual Property, which actions, suits or proceedings could reasonably be expected to materially adversely affect the condition (financial or otherwise) or business of Borrower, such Master Tenant, such Lineage Subtenant, Guarantor or the condition or ownership of any Individual Property.

4.1.5. Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which could reasonably be expected to materially and adversely affect Borrower or any Individual Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any Individual Property is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Properties are otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (v) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof; (b) Permitted Debt; and (c) obligations under the Loan Documents.

4.1.6. Title. Borrower has good, marketable and insurable fee simple or leasehold title to the real property comprising part of each Individual Property and good title to the balance of the each Individual Property, and except as set forth on Schedule 4.1.6, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Properties (as currently used) or Borrower’s ability to repay the Loan. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the applicable Individual Property, subject only to Permitted Encumbrances and those items on Schedule 4.1.6, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases, if any) of Borrower, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Except for Permitted Encumbrances and those items on Schedule 4.1.6, if any, there are no claims for payment for work, labor or materials affecting the Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7. Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person that is a subsidiary of Guarantor in the last seven (7) years, and neither Borrower nor any such constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons that are subsidiaries of Guarantor are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8. Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, could reasonably be expected to adversely affect, the Properties or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9. ERISA.

(a) Generally. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Single Employer Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable law relating to any Single Employer Plans and the regulations and published interpretations thereunder, (ii) neither Borrower nor Guarantor has incurred or reasonably expects to incur any liability for a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, (iii) no ERISA Event has occurred or is reasonably expected to occur, and (iv) except as disclosed on Schedule 4.1.9, neither Borrower, Guarantor nor any ERISA Affiliate is or has, within the past six years, been a contributing employer with respect to any Multiemployer Plan. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, with respect to each employee benefit plan (other than a Plan) maintained or contributed to by Borrower or Guarantor that is not governed by the laws of the United States (a “Foreign Plan”), (i) any employer and employee contributions required by law or by the terms of any Foreign Plan have been made or, if applicable, accrued, in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued obligations, is sufficient to procedure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with generally acceptable accounting principles, and (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(b) Plan Assets. Neither Borrower nor Guarantor is (i) a “benefit plan investor” within the meaning of Section 3(42) of ERISA, (ii) a “governmental plan” within the meaning of Section 3(32) of ERISA or (iii) to Borrower’s knowledge, subject to any statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA that is similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”).

4.1.10. Compliance. Except as may be disclosed in any zoning report or property condition report delivered to Lender prior to the Closing Date, Borrower, any Master Tenant, each Lineage Subtenant and the Properties (including the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. None of Borrower, any Master Tenant or any Lineage Subtenant is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower, any Master Tenant, any Lineage Subtenant or any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Except as may be disclosed in any zoning report or property condition report delivered to Lender prior to the Closing Date, on the Closing Date, the Improvements at the Properties were in material compliance with applicable law. There has been no change in (i) the footprint or height of the Improvements on any Individual Property, (ii) the use of any Individual Property or (iii) the number of parking spaces at any Individual Property, in each case, since that date of the zoning report delivered to Lender with respect to such Individual Property, to the extent any such change would result in a conclusion that would differ from the conclusion reached in such zoning report with respect to such Individual Property’s compliance with all applicable zoning requirements.

4.1.11. Financial Information. All financial data, including, without limitation, the financial statements, that have been delivered to Lender in connection with the Loan, taken as a whole, (i) are true and correct and without material omission in all material respects, (ii) accurately represent the financial condition of Borrower, any Master Tenant, the Lineage Subtenants (on a consolidated basis) and the Properties, as applicable, as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on the Properties or the current operation thereof as a temperature controlled warehousing and logistics facility, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower from that set forth in said financial statements.

4.1.12. Condemnation. Except as otherwise disclosed on Schedule 4.1.12 or as set forth in a notice delivered pursuant to Section 6.3 (Borrower representing that no such notice has been delivered as of the Closing Date other than with respect to the Condemnation Parcel), no Condemnation or other similar proceeding has been commenced and is continuing or, to Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.

4.1.13. Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14. Utilities and Public Access. Except as otherwise disclosed on Schedule 4.1.14, each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its intended uses. Except as otherwise disclosed on Schedule 4.1.14, all public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the Title Insurance Policy. All public roads necessary for the use of each Individual Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15. Not a Foreign Person. No Individual Borrower is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

4.1.16. Separate Lots. Except as otherwise disclosed on Schedule 4.1.16, each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.

4.1.17. Assessments. As of the Closing Date, except as disclosed in the Title Insurance Policies or the materials referenced therein, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments.

4.1.18. Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, any Master Tenant or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and none of Borrower, any Master Tenant or Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19. No Prior Assignment. Except for any Transfer that is not prohibited by Section 5.2.10, there has been no prior sale, transfer, assignment, hypothecation or pledge of any of the Leases to which Borrower is currently a party or any portion of the Rents due and payable or to become due and payable to Borrower thereunder which is still in effect.

4.1.20. Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Except as set forth in any notice delivered pursuant to Section 6.2, no claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy with respect to any Property, and neither Borrower nor any other Person, has done, by act or omission, anything which would impair the coverage of any such Policies.

4.1.21. Use of Property. Each Individual Property is used primarily as a temperature controlled warehousing and logistics facility and other appurtenant and related uses. The current use and operation of each Individual Property is in compliance in all material respects with all applicable Legal Requirements and no material permit, license or regulatory approval that has not previously been obtained is required for the continued use and operation thereof.

4.1.22. Certificate of Occupancy; Licenses. Except as set forth on Schedule 4.1.22, certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Properties as temperature controlled warehousing and logistics facilities (collectively, the “Licenses”), have been obtained and are in full force and effect. Borrower shall keep and maintain all Licenses necessary for the operation of each Individual Property as a temperature controlled warehousing and logistics facility. In each jurisdiction where a certificate of occupancy is required pursuant to Legal Requirements with respect to an Individual Property (the parties acknowledging that Louisiana has no such requirement), the use being made of such Individual Property is in conformity in all material respects with the certificate of occupancy issued for such Individual Property.

4.1.23. Flood Zone. None of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to such Individual Property.

4.1.24. Physical Condition. Except as expressly disclosed in the property condition reports delivered to or obtained by Lender in connection with the origination of the Loan, each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25. Boundaries. Except as expressly disclosed in the Surveys delivered to Lender prior to the date hereof and Title Insurance Policies, and except with respect to matters that would not, individually or collectively, reasonably be expected to have a Material Adverse Effect, all of the Improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon any Individual Property, and no easements or other encumbrances upon any Individual Property encroach upon any of the Improvements, so as to affect the value or marketability of the Properties except those which are insured against by the Title Insurance Policy.

4.1.26. Leases. As of the Closing Date, the Properties are not subject to any leases other than the applicable Master Lease, the Third Party Subleases, the Lineage Subleases and those Leases referenced in the rent roll attached hereto as Schedule 4.1.26. Other than the Bartlett Property, each Property is subject to a Master Lease. Except as disclosed in Schedule 4.1.26, the Leases, the Third Party Subleases, the Lineage Subleases and each Master Lease (together with any certificates and notifications entered into in connection therewith) provided to Lender on or before the Closing Date are true, correct and complete copies and constitute the entire agreement between the parties thereto as of the Closing Date with respect to the subject matter therein and there are no other written agreements modifying, amending, supplementing or restating the Leases, the Third Party Subleases, the Lineage Subleases or any Master Lease other than those that have been provided to Lender on or before the Closing Date. Each Master Lease is a “true lease” for all purposes of the Bankruptcy Code (including Section 365(d) and 502(b)(6) thereof) and applicable Legal Requirements and no Master Lease constitutes a financing or conveys any interest in the applicable Properties other than the leasehold interest therein demised thereby. As of the Closing Date, with respect to the Properties (other than the Bartlett Property), the applicable Master Landlord (as defined in the applicable Master Lease) is (a) the owner and lessor of landlord’s interest in the applicable Master Lease and is entitled to all base rent thereunder and (b) the owner of the over landlord’s interest in any subleases or subsubleases relating to the Properties as of the Closing Date subject to such Master Lease. As of the Closing Date, with respect to the Bartlett Property, the Individual Borrower owning fee simple title to the Bartlett Property is (i) the owner and lessor of landlord’s interest in each Lease (excluding any sublease, subsublease or further level thereof) at the Bartlett Property and is entitled to all base rent thereunder and (ii) is the owner of the over landlord’s interest in any subleases or subsubleases relating to the Bartlett Property. No Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases (including the applicable Master Leases, Third Party Subleases and Lineage Subleases) and under subleases, licenses or other occupancy arrangements granted by the applicable Master Tenant or the applicable Lineage Subtenant or subsubleases granted under any subleases. As of the Closing Date, with respect to the Properties (other than the Bartlett Property), each Master Lease is in full force and effect and there are no defaults thereunder by any party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. As of the Closing Date, each Material Lease set forth on Schedule 4.1.26 is in full force and effect and there are no defaults thereunder by any party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. Except as set forth on Schedule 4.1.26, no Rent under any Lease or Master Lease has been paid more than one (1) month in advance of its due date (other than security deposits), and, as of the Closing Date, no Rents under the Leases, the Lineage Subleases or any Master Lease have been waived, released or otherwise discharged or compromised. All security deposits held by Borrower are being held in accordance in all material respects with applicable law. Except as set forth on Schedule 4.1.26, all work to be performed by Borrower under any Material Leases set forth on Schedule 4.1.26 has been performed as required and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant under any of the Material Leases set forth on Schedule 4.1.26, any Lineage Sublease or any Master Lease has already been received by such Tenant. Except as set forth on Schedule 4.1.26, no Tenant (including any Master Tenant, Lineage Subtenant and Third-Party Subtenant) and no other Person has an extension right or option pursuant to a Material Lease. Except as set forth on Schedule 4.1.26, no Tenant (including any Master Tenant and any applicable Lineage Subtenant or Third Party Subtenant) and no other Person has any right or option for additional space in the Improvements, which is subject to any other Material Lease set forth on Schedule 4.1.26. No Tenant (including any Master Tenant and any applicable Lineage Subtenant or Third Party Subtenant) and no other Person has an unexpired right or option pursuant to a Lease or otherwise to purchase all or any part of any Individual Property other than the Identified Option Contracts.

4.1.27. Survey. The Survey for each Individual Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting such Individual Property or the title thereto. Since the date of each Survey for each Individual Property, there has been no alterations of any Individual Property that has changed the footprint or height of the improvements on such Property.

4.1.28. Inventory. Borrower or the applicable Master Tenant is the owner of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Mortgages) located on or at each such Individual Property and shall not lease any such Equipment, Fixtures or Personal Property other than as permitted hereunder. To Borrower’s knowledge, all of the Equipment, Fixtures and Personal Property are sufficient to operate the Properties in the manner required hereunder and in the manner in which it is currently operated. Borrower is the owner of all refrigeration equipment at the Property.

4.1.29. Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements in connection with the transfer of the Properties to Borrower and all transactions entered into in connection with or in anticipation thereof have been paid or will be paid as of the Closing Date or has been delivered to a title insurer issuing the Title Insurance Policies for payment to the applicable Governmental Authority. All state, county and municipal mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration or perfection of any of the Loan Documents, including, without limitation the Mortgages, have been paid or will be paid at closing or has been delivered to a title insurer issuing the Title Insurance Policies for payment to the applicable Governmental Authority.

4.1.30. Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, each Individual Borrower hereby represents, warrants and covenants that such Individual Borrower and each Sole Member is, shall be and shall continue to be a Special Purpose Entity, except (i) as set forth in Schedule 4.1.30, and/or (ii) to the extent such Individual Borrower or Sole Member conveys one or more Individual Properties or interests in an Individual Borrower, as applicable, in connection with the exercise of Borrower’s rights in accordance with Section 2.5.2, Section 2.5.3 or Section 2.5.5, it being acknowledged and agreed that following such conveyance, the fact that an Individual Borrower owned such Individual Property, or that a Sole Member owned such interests so conveyed, and matters associated with such Individual Property or interests so conveyed, shall constitute exceptions to the requirements set forth in the definition of “Special Purpose Entity.” For the avoidance of doubt, except with respect to ongoing contingent liabilities, nothing on Schedule 4.1.30 shall be construed to permit Borrower to prospectively engage in any of the noncomplying behavior set forth on such schedule.

(b) The representations, warranties and covenants set forth in Section 4.1.30(a) above shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects, and Borrower and Sole Member will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion. Each entity other than Borrower with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied and will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein. Each entity other than Borrower with respect to which stated facts or any assumption shall be made in the Insolvency Opinion or any Additional Insolvency Opinion will have complied and will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion or Additional Insolvency Opinion.

(d) Each Individual Borrower covenants and agrees that Borrower shall provide Lender with two (2) Business Days’ prior written notice prior to the removal of an Independent Director of any of Borrower or Sole Member and no Independent Director shall be removed other than for Cause; provided, however, that, for purposes of clarity, the foregoing provisions shall not apply to any resignation by an Independent Director.

(e) Except as set forth on Schedule 4.1.30, Each Borrower that is a “recycled” SPE hereby further represents to Lender that as of the Closing Date:

(i) It has been duly formed and is and has been since the date of its formation validly existing in the state in which it was formed and is currently qualified to do business in each other jurisdiction where such qualification is required in connection with its current operations;

(ii) it has no judgments or liens of any nature against it except for Permitted Encumbrances;

(iii) Except as may be disclosed in any zoning report or property condition report delivered to Lender prior to the Closing Date and to such Borrower’s knowledge, it is in compliance in all material respects with all laws, regulations and orders applicable to such Borrower and has received all permits necessary for it to operate and for which a failure to possess would materially and adversely affect its condition, financial or otherwise;

(iv) Except as set forth on Schedule 4.1.4, to its knowledge there is not any pending or threatened litigation involving itself that, if adversely determined, might materially adversely affect its condition (financial or otherwise) or the condition or ownership of the relevant Individual Property or Properties owned by it;

(v) It is not involved in any dispute with any taxing authority;

(vi) It has paid or has caused to be paid all real estate taxes that are due and payable with respect to the related Individual Property or Properties and any Other Properties;

(vii) Except as set forth in the Recycled SPE Certificates, it has never owned any real property other than the related Individual Property or Properties owned by it as of the date hereof and has never engaged in any business except the ownership and operation of the related Individual Property or Properties;

(viii) Except as set forth on Schedule 4.1.4, it is not, nor has ever been party to any lawsuit, arbitration, summons or legal proceeding that, if adversely determined, might materially adversely affect its financial condition (financial or otherwise) or the condition or ownership of the relevant Individual Property or Properties owned by it, including with respect to Other Properties;

(ix) It has provided Lender with financial statements that are, when taken as a whole, true and correct in all material respects and that accurately represent the financial condition of the Properties as of the date of such financial statements;

(x) It has provided Lender with a Phase I Environmental Report for the related Individual Property;

(xi) at all times since its formation, it has substantially complied with the separateness covenants referred to in the definition of “Special Purpose Entity”; and

(xii) it has no contingent or actual obligations not related to the related Individual Property or Properties;

4.1.31. Management. Except for any Approved Management Agreements, as of the Closing Date, no Borrower has engaged any property manager with respect to the Properties. Each Approved Management Agreement is in full force and effect and there is no monetary default or material non-monetary default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a material default thereunder by any party thereto.

4.1.32. Illegal Activity. No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity.

4.1.33. No Change in Facts or Circumstances; Disclosure. All information submitted by or on behalf of Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are true and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Properties or the business operations or the financial condition of Borrower or any Master Tenant. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information (to Borrower’s knowledge, with respect to any statements which are derived from third party information not prepared by or on behalf of Borrower, any Master Tenant, Sole Member or Guarantor) or representation or warranty made herein to be materially misleading.

4.1.34. Investment Company Act. No Individual Borrower is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35. Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, any Master Tenant, and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, any Master Tenant or Guarantor, as applicable, with the result that the investment in Borrower, any Master Tenant or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, any Master Tenant or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, any Master Tenant or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36. Principal Place of Business; State of Organization. Each Individual Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Each Individual Borrower is organized under the laws of the State of Delaware.

4.1.37. Cash Management Account and Operating Account. (a) This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Cash Management Account and Operating Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Cash Management Account or the Operating Account which sale, pledge, transfer or conveyance is still outstanding;

(b) Each of the Cash Management Account and Operating Account constitutes a “deposit account” and/or “securities account” within the meaning of the Uniform Commercial Code of the State of New York;

(c) [Intentionally omitted];

(d) The Cash Management Account is not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to the Cash Management Bank complying with instructions with respect to the Cash Management Account from any Person other than Lender; and

(e) The Properties are not subject to any cash management system (other than pursuant to the Loan Documents and cash management arrangements by and among the Individual Borrowers that relate solely to the Rents that are the property of such Individual Properties and accounts owned by such Individual Borrowers), and any and all existing tenant instruction letters issued in connection with any previous financing with respect to the Properties have been duly terminated prior to the date hereof or will be terminated on or promptly following the Closing Date, but in any event prior to the date on which Rents payable under each Master Lease are next payable.

4.1.38. Ground Leased Parcel. Taking into account the estoppel letter delivered to Lender by the related ground lessor, and except as set forth in Schedule 4.1.38, each of the following is true with respect to the Ground Lease:

(i) The Ground Lease or a memorandum thereof has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or ground lease estoppel letter permits the interest of the lessee to be encumbered by the Mortgage and does not restrict the use of the Property by Borrower, its successors or assigns in a manner that would adversely affect the security provided by the Mortgage.

(ii) The lessor has agreed in writing in the Ground Lease or such estoppel letter that the Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of Lender and that any such action without such consent is not binding on Lender;

(iii) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by Borrower or Lender) that extends not less than 20 years beyond the scheduled Maturity Date, assuming the exercise of all Extension Options;

(iv) The Ground Lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(v) The Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to Lender and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Loan and its successors and assigns without the consent of the lessor;

(vi) There is no default under the Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of the Ground Lease, and the Ground Lease is in full force and effect as of the Closing Date;

(vii) The Ground Lease or such estoppel letter requires the lessor to give to Lender written notice of any default, and provides that no notice of default or termination is effective unless such notice is given to Lender;

(viii) Lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of Borrower under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after Lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(ix) The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender, it being understood that any subletting is subject to the consent of the lessor (not to be unreasonably withheld);

(x) The Ground Lease or such estoppel letter does not prohibit or otherwise prevent Net Proceeds from being held by Lender and applied either to the repair or restoration of the Property or to the payment of the Debt in accordance herewith; and without limiting the foregoing, in the case of a total or substantially total loss or taking, the Ground Lease does not prohibit or prevent the application of the Net Proceeds to the payment of the Debt; and

(xi) Provided that Lender cures any defaults which are susceptible to being cured, the lessor has agreed to enter into a new lease with Lender upon termination of the Ground Lease for any reason and/or upon rejection of the Ground Lease in a bankruptcy proceeding.

4.1.39. Taxes. Borrower is treated as a partnership or a disregarded entity for U.S. federal income tax purposes. Borrower has timely filed or caused to be filed all federal income and other material tax returns and reports required to have been filed by it and has paid or caused to be paid all federal income and other material taxes and related liabilities required to have been paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves (except to the extent any such contest is being consummated by a Tenant pursuant to the terms of its Lease, provided, however, that notwithstanding anything to the contrary in the applicable Third Party Sublease (if applicable), Lender’s right to reserve and apply security pursuant to Section Error! Reference source not found. hereof shall not be in any way altered or impaired). There are no Liens for taxes on, or with respect to any of Borrower’s income or assets, other than Liens for taxes not yet delinquent or which are contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves (except to the extent any such contest is being consummated by a Tenant pursuant to the terms of its Lease, provided, however, that notwithstanding anything to the contrary in the applicable Third Party Sublease (if applicable), Lender’s right to apply security pursuant to Section Error! Reference source not found. hereof shall not be in any way altered or impaired).

Section 4.2. Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V. BORROWER COVENANTS

Section 5.1. Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents (other than contingent obligations which by their terms survive termination of the Loan Documents) or the earlier release of the Liens of the Mortgages (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1. Existence; Compliance with Legal Requirements. Borrower shall, or shall cause the applicable Master Tenant to, do all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to Borrower, each Master Tenant, each Lineage Subtenant and the Properties, including, without limitation, Prescribed Laws, building and zoning codes and certificates of occupancy. There shall never be committed by Borrower and Borrower shall not permit any Tenant (including any Master Tenant, the Lineage Subtenants and any Third Party Subtenant) or any other Person in occupancy of or involved with the operation or use of any Individual Property to commit any act or omission affording any Governmental Authority the right of forfeiture against Borrower’s interest in any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist (and Borrower shall not permit any Master Tenant to commit, permit or suffer to exist) any act or omission affording such right of forfeiture. Borrower shall (and Borrower shall cause each Master Tenant to) at all times maintain, preserve and protect all material franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business. Borrower shall (or shall cause the applicable Master Tenant to) keep the Properties in good working order and repair and, from time to time, make or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall (or shall cause the applicable Master Tenant to) keep the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. Borrower, at Borrower’s own expense, may (or Borrower may direct the applicable Master Tenant to) contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower, any Master Tenant or any Individual Property or any alleged violation of any Legal Requirement, provided that (a) no Event of Default has occurred and remains uncured; (b) with respect to any such contest of any Legal Requirement, the applicability of any Legal Requirement to Borrower, any Master Tenant, any Lineage Subtenant or any Individual Property or any alleged violation of any Legal Requirement, in each case in which the amount at issue is equal to or greater than One Million and No/100 Dollars ($1,000,000), Borrower shall (or Borrower shall cause the applicable Master Tenant to) have given prior notice to Lender of such contest; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower, any Master Tenant, any Lineage Subtenant or any Individual Property is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance in all material respects with all applicable statutes, laws and ordinances; (d) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) Borrower shall (or Borrower shall cause the applicable Master Tenant to) promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; and (f) Borrower shall (or Borrower shall cause the applicable Master Tenant to) furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost. Notwithstanding anything to the contrary contained in this Section 5.1.1, solely with respect to the Third Party Sublease Properties, any contest by the applicable Third Party Subtenant of the validity or applicability of Legal Requirements shall be deemed to be in compliance with this Section 5.1.1 if undertaken pursuant to the terms of the applicable Third Party Sublease, provided, however, notwithstanding anything to the contrary in the applicable Third Party Sublease, clauses (d) and (f) of this Section 5.1.1 shall continue to apply. Within 12 months following the Closing Date, Borrower shall obtain regulatory closure with respect to the matter disclosed in the Technical Memorandum, dated as of October 7, 2020 (Farallon PN: 2362-002), from Farallon Consulting, provided that such 12 month period shall be extended as reasonably necessary, so long as Borrower is using commercially reasonable efforts to obtain such regulatory closure.

5.1.2. Taxes and Other Charges. Borrower shall (or Borrower shall cause the applicable Master Tenant to) pay all material Property Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof prior to the same becoming delinquent; provided, however, Borrower’s obligation to directly pay Property Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.3 hereof. Borrower shall (or Borrower shall cause the applicable Master Tenant to), deliver to Lender receipts for payment or other evidence reasonably satisfactory to Lender that the Property Taxes and Other Charges have been so paid prior to the date the same shall become delinquent (or, solely with respect to the Third Party Sublease Properties, Borrower shall deliver such evidence promptly following the date the applicable Third Party Subtenant is required to deliver the same to Borrower pursuant to the terms of the applicable Third Party Sublease); provided, however, Borrower is not required to furnish such receipts for payment of Property Taxes and Other Charges (x) in the event that such Property Taxes and Other Charges have been paid by Lender pursuant to Section 7.3 hereof, or (y) with respect to Property Taxes at any time that a Cash Sweep Period is not continuing. Borrower shall not (and Borrower shall not permit any Master Tenant to) suffer and shall (and Borrower shall cause the applicable Master Tenant to) promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against any Individual Property, other than Permitted Encumbrances, and shall (and Borrower shall cause the applicable Master Tenant to) promptly pay for all utility services provided to any Individual Property. Borrower, at its own expense, may (or Borrower may direct the applicable Master Tenant to) contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Property Taxes, Other Charges, Liens or charges that may be or become a Lien or charge against any Individual Property, provided that (a) no Event of Default has occurred and remains uncured; (b) with respect to any such contest of any Property Taxes or Other Charges in which the amount at issue is equal to or greater than One Million and No/100 Dollars ($1,000,000), Borrower shall (or Borrower shall cause the applicable Master Tenant to) have given prior notice to Lender of such contest; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) Borrower shall (or Borrower shall cause the applicable Master Tenant to) promptly upon final determination thereof pay the amount of any such Property Taxes, Other Charges or charges that may be or become a Lien or charge against any Individual Property determined to be valid or applicable, together with all costs, interest and penalties which may be payable in connection therewith; and (f) Borrower shall (or Borrower shall cause the applicable Master Tenant to) furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to ensure the payment of any such Property Taxes, Other Charges or charges that may be or become a Lien or charge against any Individual Property, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Mortgage being primed by any related Lien. Notwithstanding anything to the contrary contained in this Section 5.1.2, solely with respect to the Third Party Sublease Properties, any contest by the applicable Third Party Subtenant of the amount, validity or applicability of any Property Taxes, Other Charges, Liens or charges that may be or become a Lien or charge against any Individual Property shall be deemed to be in compliance with this Section 5.1.2 if undertaken pursuant to the terms of the applicable Third Party Sublease, provided, however, notwithstanding anything to the contrary in the applicable Third Party Sublease, clauses (d) and (f) of this Section 5.1.2 shall continue to apply.

5.1.3. Litigation. Borrower shall (and Borrower shall cause each applicable Master Tenant to) give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower, such Master Tenant, any Lineage Subtenant or Guarantor which could reasonably be expected to materially adversely affect Borrower’s, such Master Tenant’s, such Lineage Subtenant’s or Guarantor’s condition (financial or otherwise) or business or the Properties.

5.1.4. Access to Property. Borrower shall (and Borrower shall cause each applicable Master Tenant to) permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice. Notwithstanding anything to the contrary contained in this Section 5.1.4, solely with respect to the Third Party Sublease Properties, the rights of Lender pursuant to this Section 5.1.4 shall be subject to the rights of the applicable Third Party Subtenant under the applicable Third Party Sublease.

5.1.5. Notice of Default. Borrower shall (and Borrower shall cause each Master Tenant to) promptly advise Lender of any material adverse change in Borrower’s, any Master Tenant’s, any Lineage Subtenant’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6. Cooperate in Legal Proceedings. Borrower shall (and Borrower shall cause each Master Tenant to) cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7. Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8. Award and Insurance Benefits. Borrower shall (and Borrower shall cause each applicable Master Tenant to) cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any reasonable and documented expenses incurred in connection therewith (including reasonable and documented attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender for the applicable Individual Property or part thereof in case of Casualty or Condemnation affecting such Individual Property or any part thereof) out of such Insurance Proceeds.

5.1.9. Further Assurances. Borrower shall (and Borrower shall cause each Master Tenant to) at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the provisions of this Agreement and the other Loan Documents, including, without limitation, the execution and delivery of replacement notes upon reasonable request of Lender, provided such Lender delivers to Borrower a lost-note affidavit and indemnity reasonably acceptable to Borrower, as Lender shall reasonably require from time to time.

5.1.10. Principal Place of Business, State of Organization. (a) Borrower will not direct or permit any change to be made in its name (other than an Approved Borrower Merger), identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36) or Borrower’s corporate or partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least ten (10) Business Days prior to the effective date of such change, and shall have first taken all action required for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s structure without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s sole discretion.

(b) Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in any Individual Property as a result of such change of principal place of business or place of organization.

(c) Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be at the following address of Borrower: 46500 Humboldt Drive, Novi, Michigan 48377: (unless Borrower notifies Lender in writing at least ten (10) Business Days prior to the date of such change (it being understood that Borrower has notified Lender that certain of the Borrowers books and record will be held at 1 Park Plaza, Suite 550, Irvine, CA 92614 and 7965 NE Cherry Drive, Hillsboro, Oregon with Henningsen Cold Storage Co.)).

(d) Borrower shall promptly notify Lender of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number.

(e) Upon receipt of a written request from Lender, Borrower shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Borrower intends to operate each Individual Property, and representing and warranting that Borrower do business under no other trade name with respect to such Properties.

5.1.11. Financial Reporting. (a) Borrower shall (and Borrower shall cause each Master Tenant and each Lineage Subtenant (if any) to) keep and maintain or shall cause to be kept and maintained on a Fiscal Year basis, in accordance with (i) for Borrower only, the requirements for a Special Purpose Entity set forth herein and (ii) for Borrower, each Master Tenant, and each Lineage Subtenant (if any), GAAP (or such other accounting basis reasonably acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower, each Master Tenant and each Lineage Subtenant (if any) and all items of income and expense of Borrower, each Master Tenant and each Lineage Subtenant (if any) in connection with the operation of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any reasonable and documented costs and expenses incurred by Lender to examine Borrower’s, each Master Tenant’s and each Lineage Subtenant’s (if any) accounting records with respect to the Properties, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Commencing with the Fiscal Year ending December 31, 2021, Borrower shall (and Borrower shall cause each Master Tenant and each Lineage Subtenant (if any) to) furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, each Master Tenant and each Lineage Subtenant (if any) the following financial statements (collectively, the “Annual Financial Statements”): (i) for Borrower, a consolidated balance sheet and income statement for such Fiscal Year (collectively, the “Borrower Financial Statements”); (ii) for each Master Tenant and Lineage Subtenants, a consolidated balance sheet and income statement for such Fiscal Year (collectively, the “Master Tenant Financial Statements”); (iii) [reserved]; and (iv) for each Individual Property, an operating statement for such Individual Property for such Fiscal Year (collectively, the “Individual Property Financial Statements”). The forms and level of detail provided in such Annual Financial Statements shall be substantially similar to the sample Annual Financial Statements sent by Borrower’s counsel on behalf of Borrower to siddharth.shrivastava@gs.com, Andres.Turegano@gs.com and jharrison@cgsh.com at 5:59 p.m. on October 18, 2020 (other than statements of cash flow, which shall not be required). The Borrower Financial Statements shall be audited by Grant Thornton LLP, BDO USA, LLP, a “Big Four” accounting firm, or another independent certified public accountant reasonably acceptable to Lender. The Annual Financial Statements shall set forth the financial condition and the results of operations for Borrower, Master Tenants and Lineage Subtenants (if any) (on a consolidated basis) and the results of operations for each Individual Property, as applicable, for such Fiscal Year, and shall include, but not be limited to, amounts representing Net Operating Income, Gross Income from Operations and Operating Expenses, in each case for the Borrower and the Properties. The Annual Financial Statements shall be accompanied by an Officer’s Certificate certifying that the Borrower Financial Statements fairly present the financial condition and the results of operations of Borrower, the Master Tenant Financial Statements fairly present the financial condition and the results of operations of the applicable Master Tenant and each Lineage Subtenant (if any) (on a consolidated basis) and the Individual Property Financial Statements fairly present the results of operations for the Individual Properties being reported upon, that such financial statements have been prepared in accordance with GAAP and as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) Borrower shall (and Borrower shall cause each Master Tenant and each Lineage Subtenant (if any) to) furnish, or cause to be furnished, to Lender on or before forty-five (45) days (sixty (60) days for the first Fiscal Quarter ending after the Closing Date and for the last Fiscal Quarter in each Fiscal Year) after the end of each calendar quarter the following items: (i) a rent roll as of the last day of such calendar quarter; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for such calendar quarter, noting Net Operating Income, Gross Income from Operations, Operating Expenses (not including any contributions to the Replacement Reserve Fund) and containing a comparison of budgeted income and expenses and the actual income and expenses; (iii) a calculation of Net Operating Income for the four (4) quarter period ending as of the last day of such calendar quarter and (iv) an Officer’s Certificate confirming that each Master Tenant is not in default under the Master Lease to which it is a party or, if such default exists, specifying in reasonable detail the nature of such default. The deliveries under this clause (c) shall be accompanied by an Officer’s Certificate stating that (A) such rent rolls are true, correct, accurate, and complete in all material respect; (B) such financial statements fairly present the financial condition and results of the operations of the Individual Properties; and (C) the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such Officer’s Certificate. If reasonably requested by Lender, Borrower shall (and, Borrower shall cause each Master Tenant to) provide Lender, promptly upon request, with any financial statements, financial, statistical or operating information or other information as Lender shall reasonably determine necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such calendar quarter.

(d) For each Fiscal Year after calendar year 2020, Borrower shall (and Borrower shall cause each Master Tenant to) submit to Lender an Annual Budget substantially in the form attached hereto as Schedule 5.1.11 or otherwise in form and substance reasonably acceptable to Lender not later than thirty (30) days following the commencement of such period or Fiscal Year. The Annual Budget shall be subject to Lender’s approval during the continuance of a Cash Sweep Period or Event of Default (such approval not to be unreasonably withheld, conditioned or delayed).

(e) If reasonably requested by Lender, Borrower shall (and Borrower shall cause each Master Tenant and any Lineage Subtenant to) provide Lender, promptly upon request, with any financial statements, financial, statistical or operating information or other information as Lender shall reasonably determine necessary or appropriate (including items required (or items that would be required if the Securitization were offered publicly) pursuant to Regulation AB under the Securities Act, or the Exchange Act, or any amendment, modification or replacement thereto) or required by any other legal requirements, in each case, in connection with any Disclosure Documents or any other filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender. Borrower’s obligations pursuant to this Section 5.1.11(e) shall be subject to any confidentiality obligations pursuant to the Leases and other customer agreements, provided that Borrower shall in no event provide to Lender less information with respect to such Leases and customer agreements than the ICE Disclosure Detail.

(f) Borrower shall (and Borrower shall cause each Master Tenant to) furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information reasonably available to Borrower or such Master Tenant with respect to the operation of the Properties and the financial affairs of Borrower and such Master Tenant as may be reasonably requested by Lender.

(g) Borrower shall (and Borrower shall cause each Master Tenant to) furnish to Lender, within ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial and sales information from any tenant designated by Lender (to the extent such financial and sales information is required to be provided under the applicable Lease and same is received by Borrower or such Master Tenant after request therefor). Borrower’s obligations pursuant to this Section 5.1.11(g) shall be subject to any confidentiality obligations pursuant to the Leases and other customer agreements, provided that Borrower shall in no event provide to Lender less information with respect to such Leases and customer agreements than the ICE Disclosure Detail.

(h) Borrower shall cause Guarantor to furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor, (i) financial statements audited by Grant Thornton LLP, BDO USA, LLP, a “Big Four” accounting firm or another independent certified public accountant reasonably acceptable to Lender, which shall include an annual balance sheet and profit and loss statement of Guarantor; and (ii) a combining statement for activities related to the Properties and activities not related to the Properties, which combining statement is presented for purposes of additional analysis and is not a required part of the consolidated financial statements, has been subjected to the auditing procedures applied in the audit of the consolidated financial statements of Guarantor and certain additional procedures.

(i) Any reports, statements or other information required to be delivered under this Agreement shall be delivered via email with report files in electronic form of Microsoft Word, Microsoft Excel or .pdf format. Borrower agrees that, subject to the provisions of Section 10.26, Lender may disclose information regarding the Properties, Borrower, Sole Member, Guarantor, each Master Tenant and each Lineage Subtenant (if any) that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties reasonably requesting such information in connection with such Securitization.

5.1.12. Business and Operations. Borrower will, and will direct each Master Tenant to, continue to engage in the businesses presently conducted by it and reasonable extensions thereof, as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties. Borrower will, and will direct each Master Tenant to, qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties. Borrower shall at all times during the term of the Loan, continue to own, subject to the terms of the Master Lease, all of Equipment, Fixtures and Personal Property which are necessary to operate the Properties in the manner required hereunder and in the manner in which it is currently operated, provided that the applicable Master Tenant, Lineage Subtenant or a Taxable REIT Subsidiary related to the Borrower may own certain such Equipment, Fixtures and Personal Property.

5.1.13. Title to the Property. Borrower will warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Mortgages and the Assignments of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or reasonable and documented expenses (including reasonable and documented attorneys’ fees and expenses) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.

5.1.14. Costs of Enforcement. In the event (a) that, if an Event of Default has occurred and is continuing, any Mortgage encumbering any Individual Property is foreclosed in whole or in part or that any Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering any Individual Property prior to or subsequent to any Mortgage covering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, reorganization or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all reasonable and documented costs of collection and defense, including reasonable and documented attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15. Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth, as of the date of such statement, (i) the Original Principal Indebtedness, (ii) the Principal Indebtedness, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall (and Borrower shall cause each Master Tenant to) deliver to Lender, within ten (10) Business Days following Lender’s request, tenant estoppel certificates from each Master Tenant substantially in the form attached as Exhibit D to the applicable Master Lease.

5.1.16. Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

5.1.17. Performance by Each Master Tenant. Borrower shall cause each Master Tenant to in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, the applicable Individual Properties leased to such Master Tenant.

5.1.18. Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions except to the extent such representations and warranties specifically refer to an earlier date, in which case they shall be true, complete and correct in all material respects as of such earlier date, and in all cases subject to changes in facts and circumstances that did not and do not give rise to a Default or Event of Default under the Loan Documents, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, Sole Member and Guarantor as of a date not more than thirty (30) days prior to the date of the Securitization.

5.1.19. O&M Program. Borrower hereby represents and warrants that (a) attached hereto as Schedule 5.1.19 is a list of all operation and maintenance plans with respect to the Properties, true and complete copies of which have previously been provided to Lender (collectively, the “O&M Program”), and (b) Borrower has as of the date hereof complied in all material respects with the O&M Program to the extent related to the Properties. Borrower hereby covenants and agrees that, during the term of the Loan, including any extension or renewal thereof, Borrower shall comply in all material respects with the terms and conditions of the O&M Program to the extent related to the Properties.

5.1.20. Leasing Matters. (a) Borrower shall not, and shall not permit any Master Tenant or any Lineage Subtenant to, execute any Material Lease (a “New Lease”), without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that if Lender fails to respond to the delivery of any proposed Material Lease in writing within ten (10) Business Days’ following receipt of such proposed Material Lease, then such proposed Material Lease shall be deemed disapproved, provided further, that Borrower shall be permitted to thereafter deliver, or cause to be delivered, to Lender a second copy of such proposed Material Lease requesting Lender’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed). Upon reasonable request, Borrower shall furnish Lender with executed copies of all Leases. All renewals of Leases and proposed New Leases shall provide for rental rates comparable to existing local market rates. All proposed New Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All New Leases shall provide that they are subordinate to the applicable Mortgage and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. For purposes of clarity, (i) the execution of any new Lease that does not constitute a Material Lease shall not require Lender’s consent and any such Lease may be entered into without consent of or notice to Lender, and (ii) any sublease of any Third Party Sublease or any renewal of any such sublease entered into by the applicable Third Party Subtenant in compliance with the applicable Third Party Sublease shall not be subject to the requirements of this Section 5.1.20(a) to the extent that the applicable Master Tenant does not have the right to deny consent to such sublease or renewal under the applicable Third Party Sublease.

(b) Borrower shall at all times promptly and faithfully perform, and direct each Master Tenant to perform, in all material respects and subject to any grace and cure periods set forth therein, if any, all of the covenants, conditions and agreements contained in its Master Lease, now or hereafter existing, on the part of the landlord and tenant thereunder to be kept and performed.

(c) Borrower shall not do or suffer to be done, and shall not permit any Master Tenant to do or suffer to be done, any act that would reasonably be expected to result in a default by Borrower or any Master Tenant under any Master Lease in any material respect or permit any Master Tenant to withhold any payment of Rent due thereunder, and shall not assign, except for Permitted Encumbrances, or permit any Master Tenant to assign the applicable Master Lease or any Rents thereunder, except as permitted under Section 5.2.10.

(d) Borrower, at no cost or expense to Lender, shall perform and observe, in all material respects, each and every condition and covenant under each Master Lease to be performed or observed by the landlord thereunder and enforce (short of termination) the performance and observance by each Master Tenant in all material respects of each and every condition and covenant under the applicable Master Lease to be performed or observed by such Master Tenant thereunder.

(e) Borrower shall not, without the prior written consent of Lender (and, if a Securitization shall have occurred, Borrower shall have obtained and delivered to Lender a Rating Agency Confirmation to the extent required by the Rating Agencies), (i) modify, amend, supplement or restate (or permit the modification, amendment, supplement or restatement of) any Master Lease (except with respect to de minimis changes to correct typographical errors), (ii) terminate or accept the surrender (or permit the termination or surrender) of any Master Lease, or (iii) release or waive (or permit the release or waiver of) any Master Tenant from the performance or observance of any obligation or condition under any Master Lease; provided, however, (i) that the applicable Master Lease may be amended to reflect any release of an Individual Property or a Property Substitution to the extent that such release or Property Substitution is made subject to and in compliance with the terms of this Agreement and (ii) notwithstanding anything to the contrary, so long as no Event of Default is continuing, without Lender’s consent, Borrower may amend two (2) Master Leases (for each Individual Property located in Conklin, New York and Terrell, Texas) to remove such Individual Properties (and, if applicable, the related Individual Borrower) from the Master Lease to which such Individual Property is subject (“Removed ML”) and add such Individual Property (and, if applicable, the related Individual Borrower) to another Master Lease (“Added ML”) in one transaction or a series of transactions, provided that the rents attributable to such Individual Properties are removed from the Removed ML and added to the Added ML in equal amounts, which amendments Lender acknowledges may result in a change of the Master Tenant for such Individual Property, provided that the foregoing amendments shall be conditioned upon Borrower delivering to Lender (i) copies of such amendments and (ii) an update to the applicable True Lease Opinion(s) delivered at Closing (or an Additional True Lease Opinion) reflecting such amendments for each such Individual Property. Notwithstanding the foregoing, Lender shall not unreasonably withhold, delay or condition its consent to any modification, amendment or waiver of any provision of any Master Lease as may be reasonably necessary to comply with the requirements of this Agreement or any other Loan Document or any Legal Requirement, or that makes the provisions of such Master Lease consistent with the provisions of this Agreement or any other Loan Document. Notwithstanding anything contained in this Section 5.1.20 to the contrary, Lender’s consent to any amendment, modification, supplement or restatement of any Master Lease shall also be conditioned on the delivery by Borrower to the extent reasonably required by Lender, of an Additional Insolvency Opinion and an Additional True-Lease Opinion in a form and substance reasonably acceptable to Lender (Lender agreeing that any such option substantially similar in form and substance delivered to Lender as of the Closing Date shall be acceptable to Lender) and, if a Securitization shall have occurred, Borrower shall deliver to Lender a Rating Agency Confirmation with respect thereto.

(f) Borrower shall, and shall cause each Master Tenant to, (i) observe and perform in all material respects the obligations imposed upon the lessor under the Leases relating to the Properties, as applicable, in a commercially reasonable manner; (ii) subject to this clause (f) and the last sentence of Section 5.1.2, enforce in all material respects the terms, covenants and conditions contained in the Leases relating to the Properties upon the part of any sublessor (including each Third Party Sublessor) thereunder to be observed or performed in a commercially reasonable manner and in a manner not to materially impair the value of the Individual Property involved; provided, however, that Borrower shall not permit any Master Tenant to terminate or accept the surrender of any Material Lease (or any Leases for the same Individual Property when aggregated together would meet the requirements of a Material Lease) (unless it would be commercially reasonable to do so) without the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed; (iii) not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents and otherwise permitted under Section 5.2.10); and (v) without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed), not alter, modify or change the terms of the Material Leases so as to change the amount of rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the Tenant or increase the obligations of lessor, in each case, to the extent the same would, individually or in the aggregate, be inconsistent with the provisions of the Loan Documents. Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 5.1.20(e) above regarding any Master Lease, all new Material Leases and all amendments, modifications, extensions, and renewals of existing Material Leases with Tenants that are Affiliates of Borrower shall be subject to the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed.

(g) Borrower shall, at all times, cause the aggregate Rent payable under the Master Leases to be equal to $94,075,248 per annum with respect to the Properties that are subject to the liens of the Mortgages as of the Closing Date, which Rent shall increase by the amount set forth on Schedule 5.1.20 as and when each Earn-Out Property becomes collateral for the Loan (as such amount may be reduced in accordance with a release under the Loan Documents of any of the Properties in accordance with the terms of the applicable Master Lease), in each case with annual increases in such base rent as set forth in the applicable Master Lease (as in effect as of the Closing Date), as applicable. For the avoidance of doubt, if all of the Earn-Out Properties become collateral for the Loan, and no Properties are released from the Lien of the Loan Documents, the annual Rent payable under the Master Leases would be $106,516,739.

(h) Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge that the Lender has preapproved the execution of a waiver and subordination of Borrower’s lien, as landlord, on the assets of the Tenant known as Performance Cold Storage for the Individual Property located at 3190 West Professional Circle, Salt Lake City, UT 84104, in connection with such Tenant’s financing of its personalty located at such Individual Property.

5.1.21. Alterations. Borrower shall, and shall cause the applicable Master Tenant to, obtain Lender’s prior consent to any alteration to any Improvements at the Individual Property occupied by such Master Tenant, such consent not to be unreasonably withheld, conditioned or delayed (except with respect to any alterations to any Improvements that could reasonably be expected to have a Material Adverse Effect). Notwithstanding the foregoing, (i) any requirement for Lender’s consent with respect to alterations in connection with the Restoration of an Individual Property after the occurrence of a Casualty or Condemnation shall be governed by Section 6.4 and (ii) Lender’s consent shall not be required in connection with any alterations that (x) could not reasonably be expected to have a Material Adverse Effect, provided that if such alterations shall adversely affect any structural component of any Improvements with respect to any Individual Property or any material utility or HVAC system contained in any such Improvements and the aggregate cost thereof exceeds $1,000,000, then prior written consent of Lender shall be required or (y) are made in connection with tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof or executed after the date hereof in accordance with this Agreement. If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Properties (other than such amounts to be paid or reimbursed by Tenants under the Leases) shall at any time exceed, (i) with respect to any Individual Property, the greater of (x) fifteen percent (15%) of the Allocated Loan Amount for such Individual Property and (y) $10,000,000 or (ii) five percent (5%) of the Original Principal Indebtedness in the aggregate with respect to all of the Properties (the “Threshold Amount”), Borrower shall (and Borrower shall cause the applicable Master Tenant to) promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating reasonably acceptable to Lender and that, at Lender’s option, the applicable Approved Rating Agencies have provided a Rating Agency Confirmation with respect to, or (D) an irrevocable letter of credit (payable on sight draft only) under which either Borrower or Sole Member shall have all of the repayment obligations, issued by a financial institution having a rating by S&P of not less than “A-1” or rating by Moody’s of not less than “P-1”, if the term of such letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is reasonably acceptable to Lender and that, at Lender’s option, the applicable Approved Rating Agencies have provided a Rating Agency Confirmation with respect thereto. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations. Notwithstanding anything to the contrary contained in this Section 5.1.21, solely with respect to the Third Party Sublease Properties, any alterations to any Third Party Sublease Property conducted by the applicable Third Party Subtenant shall be deemed to be in compliance with this Section 5.1.21 if undertaken pursuant to the terms of the applicable Third Party Sublease; provided, however, notwithstanding anything to the contrary in the applicable Third Party Sublease, Borrower’s obligation to post additional security for the Loan pursuant to this Section 5.1.21 shall not be in any way altered or impaired.

5.1.22. Operation of Property. (a) Borrower shall cause each Property to either be (i) self-managed by the applicable Master Tenant, the applicable Lineage Subtenant or one or more other Affiliates of Borrower, (ii) managed by a Tenant under its Lease or (iii) managed by an Approved Property Manager engaged by the applicable Master Tenant (or in the case of the Bartlett Property, by the Borrower) pursuant to an Approved Management Agreement. Borrower shall, and shall cause the applicable Master Tenant (or Approved Property Manager, as applicable) to, cause the Properties (other than the Bartlett Property) to be operated, in all material respects, in accordance with the applicable Master Lease.

(b) Borrower shall, and shall cause each Master Tenant to: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the applicable Master Lease and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the applicable Master Lease of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the applicable Master Lease; and (iv) enforce the performance and observance, in all material respects, of all of the covenants and agreements required to be performed and/or observed under the applicable Master Lease in a commercially reasonable manner.

(c) If a Property is not self-managed or managed by a Tenant under its Lease as set forth in clauses (i) and (ii) Section 5.1.22(a), such Property shall be managed at all times by an Approved Property Manager pursuant to an Approved Management Agreement. All management fees payable under any Approved Management Agreement shall be subordinate to the Debt. Borrower may from time to time replace an existing Approved Property Manager (or permit a Master Tenant to replace an existing Approved Property Manager) or appoint an Approved Property Manager with respect to a Property that is then self-managed or managed by a Tenant pursuant to its Lease (or permit any Master Tenant to appoint a Property Manager with respect to a Property that is then self-managed or managed by a Tenant pursuant to its Lease) pursuant to an Approved Management Agreement, provided that (i) no Event of Default is continuing, (ii) Lender receives at least 30 days’ prior written notice of same, and (iii) such manager shall execute and deliver to Lender for Lender’s benefit a Subordination of Management Agreement in form and substance substantially similar to the Subordination of Management Agreement executed in connection with the Bartlett Property or otherwise reasonably satisfactory to Lender. The per annum fees of the Approved Property Manager (including any incentive fees) shall not, at any time, exceed 3% of gross revenues (as defined in the applicable Approved Management Agreement) of the applicable Individual Property.

(d) Borrower shall cause (or cause the applicable Master Tenant to cause) each Approved Property Manager (including any successor Approved Property Manager) to maintain at all times worker’s compensation insurance as required by Governmental Authorities.

(e) Borrower shall notify Lender in writing of any material default of Borrower, any Master Tenant or any Approved Property Manager under any Approved Management Agreement, after the expiration of any applicable cure periods, of which Borrower has actual knowledge. Lender shall have the right, after reasonable notice to Borrower and in accordance with the Subordination of Management Agreement, to cure defaults of Borrower or Master Tenant under any Approved Management Agreement. Any out-of-pocket expenses incurred by Lender to cure any such default shall constitute a part of the Indebtedness and shall be due from Borrower upon demand by Lender.

(f) (A) If any Master Tenant or Borrower is entitled to terminate any Approved Management Agreement as a result of the acts or omissions of the Approved Property Manager thereunder, then, provided no Event of Default is continuing, Lender and Borrower shall discuss in good faith whether to so terminate such Approved Management Agreement (or cause the applicable Master Tenant to terminate such Approved Management Agreement), and if such Approved Management Agreement is terminated, Borrower shall be permitted to either (x) engage a replacement Approved Property Manager selected by Borrower and approved by Lender or (y) elect to self-manage such Property (either itself or through an Affiliate), in each case in accordance with this Section 5.1.22; or (B) if Borrower is entitled to terminate the Approved Management Agreement as a result of the acts or omissions of the Approved Property Manager thereunder and if an Event of Default is continuing or a foreclosure, conveyance-in-lieu of foreclosure or other similar transaction has occurred, Lender shall have the right to (i) direct Borrower to terminate, or cause the termination of, such Approved Management Agreement, and Borrower shall terminate, or cause the termination of, such Approved Management Agreement within 30 days following the date of such direction from Lender and (ii) engage a replacement Approved Property Manager selected by Lender to serve as replacement Approved Property Manager pursuant to an Approved Management Agreement for such Property. In the event that the Approved Management Agreement is scheduled to expire (after accounting for all available renewals thereof) at any time during the term of the Loan, Borrower shall submit to Lender by no later than 60 days prior to such expiration either (x) a draft replacement management agreement for approval in accordance with the terms and conditions hereof or (y) notice of Borrower’s intention to self-manage such Property (either itself or through an Affiliate). With respect to any Property that is subject to a Master Lease, Borrower shall cause such Master Tenant to use commercially reasonable efforts to include language in any management agreement for any such Property providing that such management agreement shall automatically terminate upon the termination of the related Master Lease as the result of the exercise by Lender of any remedies pursuant to the Loan Documents.

5.1.23. Embargoed Person. Borrower has performed and shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, any Master Tenant and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) to the knowledge of Borrower and Guarantor, no Embargoed Person has any interest of any nature whatsoever in Borrower, any Master Tenant or Guarantor, as applicable, with the result that the investment in Borrower, any Master Tenant or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, any Master Tenant or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, any Master Tenant or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause any Individual Property to be subject to forfeiture or seizure.

5.1.24. Special Purpose Entity/Separateness. Borrower hereby covenants that, until the payment in full of the Debt, each Individual Borrower and each Sole Member shall continue to be a Special Purpose Entity, except (i) as set forth in Schedule 4.1.30 with respect to the practices of one or more Individual Borrowers or Sole Members prior to the date hereof, and/or (ii) to the extent such Individual Borrower or Sole Member conveys one or more Individual Properties or interests in an Individual Borrower, as applicable, in connection with the exercise of Borrower’s rights in accordance with Section 2.5.2, Section 2.5.3 or Section 2.5.5, it being acknowledged and agreed that following such conveyance, the fact that an Individual Borrower owned such Individual Property, or that a Sole Member owned such interests so conveyed, and matters associated with such Individual Property or interests so conveyed, shall constitute exceptions to the requirements set forth in the definition of “Special Purpose Entity.” For the avoidance of doubt, except with respect to ongoing contingent liabilities, nothing on Schedule 4.1.30 shall be construed to permit Borrower to prospectively engage in any of the noncomplying behavior set forth on such schedule.

5.1.25. No Joint Assessment. Borrower shall not suffer, permit or initiate, and shall not allow any Master Tenant to suffer, permit or initiate, the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property.

5.1.26. Taxes. Borrower shall be treated as a partnership or a disregarded entity for U.S. federal income tax purposes. Borrower shall timely file or cause to be filed all federal income and other material tax returns and reports required to be filed by it and will pay or cause to be paid all federal income and other material taxes and related liabilities required to be paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which Borrower sets aside on its books adequate reserves in accordance with GAAP (except to the extent any such contest is being consummated by a Tenant pursuant to the terms of its Lease, provided, however, that notwithstanding anything to the contrary in the applicable Third Party Sublease (if applicable), Lender’s right to reserve and apply security pursuant to Section Error! Reference source not found. hereof shall not be in any way altered or impaired). Borrower shall not permit any Liens for taxes to be imposed on or with respect to any of its income or assets, other than Liens for taxes not yet delinquent or which are contested in good faith by appropriate proceedings and for which Borrower sets aside on its books adequate reserves in accordance with GAAP (except to the extent any such contest is being consummated by a Tenant pursuant to the terms of its Lease, provided, however, that notwithstanding anything to the contrary in the applicable Third Party Sublease (if applicable), Lender’s right to reserve and apply security pursuant to Section Error! Reference source not found. hereof shall not be in any way altered or impaired).

5.1.27. Payment of Obligations. Borrower shall pay its obligations, that, if not paid, could reasonably be expected to result in a Material Adverse Effect, in each case, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.1.28. Ground Lease.

(a) Borrower shall, at Borrower’s sole cost and expense, perform and observe all the material terms and covenants required to be performed and observed by Borrower as lessee under each Ground Lease (including, but not limited to, the payment of all Ground Rent under each Ground Lease), in each case prior to the expiration of all cure periods provided for in such Ground Lease. For so long as Borrower’s leasehold interest in any Ground Lease shall remain subject to the lien of the Mortgage, Borrower shall exercise each option to extend Ground Lease in accordance with the terms thereof, as and when Borrower has the right to exercise such extension option under such Ground Lease, and shall deliver to Lender a copy of any extension notice delivered by Borrower to the lessor under such Ground Lease. In the event Borrower shall fail to promptly exercise any extension option under any Ground Lease pursuant to the immediately preceding sentence, Lender shall have the right to exercise such option on Borrower’s behalf, and for this purpose, Borrower constitutes and appoints Lender its true and lawful attorney in fact with full power of substitution to exercise such extension option in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower shall deliver to Lender each material notice received from the lessor under any Ground Lease or sent by Borrower to the lessor under any Ground Lease.

(b) Borrower hereby authorizes Lender, at Borrower’s sole cost and expense, to cure any uncured default of Borrower under any Ground Lease pursuant to the terms thereof; provided, however, Lender shall be under no obligation to provide any such cure. The actions or payments of Lender to cure any default by Borrower under any Ground Lease shall not remove or waive, as between Borrower and Lender, the Default that occurred under this Agreement by virtue of the default by Borrower under such Ground Lease unless and until the Borrower shall have reimbursed Lender for all sums referenced in the immediately succeeding sentence and the applicable default shall have been cured. All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the related Mortgage.

5.1.29. Tenant Estoppels. If, at any time following the Closing Date, Borrower obtains an estoppel certificate from any Tenant with respect to which a Guarantor Estoppel has been delivered, then such Guarantor Estoppel shall be of no further force or effect with respect to such subsequently obtained estoppel certificate from and after the date of delivery of such Tenant estoppel certificate from the applicable Tenant, except to the extent that the statements made in such subsequently obtained estoppel certificate differ from the statements made in the Guarantor Estoppel is a manner that is materially adverse to Lender’s interest in the Loan.

5.1.30. ERISA. Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as reasonably requested by Lender, that neither Borrower nor Guarantor is (a) a “benefit plan investor” within the meaning of Section 3(42) of ERISA, (b) a “governmental plan” within the meaning of Section 3(32) of ERISA or (c) to Borrower’s knowledge, subject to any Similar Law. As soon as possible and in any event within ten (10) Business Days after Borrower knows that any ERISA Event has occurred, Lender shall be provided with a statement, signed by an authorized representative of Borrower and/or the Guarantor, describing said ERISA Event and the action which the Borrower and/or the Guarantor proposes to take with respect thereto.

Section 5.2. Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents (other than contingent obligations which by their terms survive termination of the Loan Documents) or the earlier release of the Lien of the Mortgage in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1. Operation of Property. (a) Borrower shall not, and shall not permit any Master Tenant to, without Lender’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed provided no Event of Default has occurred and is continuing): (i) surrender, terminate or cancel, or permit to be surrendered, terminated or canceled, any Master Lease; (ii) reduce or consent to the reduction, or permit the reduction or the consent to the reduction, of the term of any Master Lease; (iii) decrease or consent to any decrease, or permit to be decreased or the consent to the decrease, of the amount of any Rent or other charges payable under any Master Lease, unless in connection with a release of an Individual Property subject to and in compliance with this Agreement; (iv) permit any Master Tenant to further Transfer any Individual Property other than pursuant to any Transfer permitted pursuant to this Agreement; or (v) modify, change, supplement, alter or amend, or waive or release, or permit to be modified, changed, supplemented, altered, amended, waived or released, any Master Lease, other than any amendment of any Master Lease to release an Individual Property therefrom on account of a release of an Individual Property or in connection with a Property Substitution, in each case subject to and in compliance with the terms of this Agreement.

(b) Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under any Master Lease without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.

5.2.2. Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Properties, except:

(a) Permitted Encumbrances;

(b) Liens created by or permitted pursuant to the Loan Documents;

(c) Liens for Property Taxes or Other Charges not yet delinquent; and

(d) Liens for which the underlying charges are being contested in accordance with this Agreement or for which funds (after taking into account any amounts on deposit (after taking into account any then-pending disbursement) in Reserve Funds available to pay such amounts, if any, and the then estimated costs to complete) are held by Lender in any Reserve Fund.

5.2.3. Dissolution. Borrower shall not, and shall not permit any Master Tenant to,

(a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity other than (i) any dissolution or liquidation of an Individual Borrower into another Individual Borrower; (ii) any consolidation or merger involving solely Individual Borrowers; or (iii) any consolidation or merger involving any Master Tenant, so long as the surviving entity in such consolidation or merger is, or becomes, such Master Tenant, or a wholly owned direct or indirect subsidiary of Guarantor into which such Master Tenant is merged; or

(b) modify, amend, waive or terminate its organizational documents (except in connection with a consolidation or merger pursuant to Section 5.2.3(a), and then only to the extent required to reflect such consolidation or merger) or its qualification and good standing in any jurisdiction in which such qualification or good standing is required by any Legal Requirement.

5.2.4. Change in Business. Borrower shall not enter into any line of business other than the ownership, maintenance, management and operation of the Properties, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower contained in Section 5.2.10(d).

5.2.5. Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed by any Person, except for adequate consideration and in the ordinary course of its business. Borrower shall not permit any Master Tenant to cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed by any Tenant unless such cancellation, forgiveness or release is consistent with a commercially reasonable operation of the related Individual Property.

5.2.6. Zoning. Borrower shall not, and shall not permit any Master Tenant to, initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could reasonably be expected to result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed), other than any non-conforming use (a) as a temperature controlled warehousing and logistics facility or (b) that results from a change in any zoning ordinance or applicable land use law, rule or regulation after the Closing Date in spite of Borrower’s compliance with the provisions of this Section 5.2.6.

5.2.7. No Joint Assessment. Borrower shall not, and shall not permit any Master Tenant to, suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Individual Property.

5.2.8. Principal Place of Business and Organization. Borrower shall not cause or permit any change to be made in the name, identity (including the trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof), organizational identification number or corporate or partnership or other organizational structure of any Individual Borrower unless Borrower shall have first notified Lender in writing of such change at least ten (10) Business Days prior to the effective date of such change, and shall have first taken all action reasonably requested by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in any Individual Borrower’s corporate or partnership or other organizational structure, without first obtaining the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. Upon Lender’s reasonable request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Properties as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, shall continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least ten (10) Business Days prior to the date of such change (it being understood that Borrower has notified Lender that certain of the Borrowers books and record will be held at 7965 NE Cherry Drive, Hillsboro, Oregon with Henningsen Cold Storage Co.)).

5.2.9. ERISA. Neither Borrower nor Guarantor shall engage in any transaction which (i) would cause Borrower or Guarantor, as applicable, to constitute a “benefit plan investor” within the meaning of Section 3(42) of ERISA or (ii) would, to the knowledge of Borrower, as applicable, cause any assets of the Borrower or Guarantor, as applicable, to be treated as assets of a governmental plan for purposes of any Similar Law.

5.2.10. Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Properties as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the obligations contained in the Loan Documents, Lender can recover the Debt by one (1) or more sales of the Properties.

(b) Without the prior written consent of Lender, Borrower shall not, and shall not permit any Restricted Party to do any of the following: (i) sell, convey, mortgage, grant a security interest in, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property or any part thereof or any legal or beneficial interest therein; (ii) permit a Sale or Pledge of an equity interest in any Restricted Party (clauses (i) and (ii), collectively, a “Transfer”), in each case other than (A) any Transfer otherwise expressly permitted pursuant to this Section 5.2.10, and (B) any Permitted Debt, in each case, provided that the same does not result in a Prohibited Change of Control, unless otherwise expressly approved in writing by Lender. All Transfers that result in a Person holding a direct or indirect interest in Borrower of 10% or more, who did not hold a direct or indirect interest in Borrower of 10% or more as of the Closing Date, shall be subject to the satisfaction of Lender’s “know-your-customer requirements” with respect to such Person (unless such direct or indirect interests in Borrower are publicly listed or traded on a national securities exchange or other electronic quotation system).

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell one (1) or more Individual Properties or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Individual Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; and (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.

(d) Notwithstanding the provisions of this Section 5.2.10, Lender’s consent shall not be required in connection with any Permitted Transfer; provided, however, that (A) other than with respect to any Permitted Transfer occurring under clause (n), (o) or (p) of the definition thereof, if such transfer results in any Person acquiring more than 49% of the direct or indirect equity interest in any Borrower (even if not constituting a Prohibited Change of Control), Borrower shall have delivered to Lender with respect to such Person an Additional Insolvency Opinion that in Lender’s reasonable judgment satisfies the then-current criteria of the Rating Agencies; (B) with respect to any Permitted Transfer that results in Borrower ceasing to be both Controlled and owned at least 51% directly or indirectly by Guarantor (and in connection with each subsequent conveyance or transfer that again changes the identity of any Permitted Transferee that Controls Borrower), the following conditions shall have been satisfied: (1) no Event of Default shall have occurred and be continuing; (2) Borrower shall have delivered to Lender ten (10) days’ prior written notice of such proposed Transfer; (3) Borrower shall have paid of all of Lender’s reasonable and documented fees and expenses incurred in connection with such Transfer, including Rating Agency fees; and (4) Borrower shall have paid to Lender a transfer fee in an amount equal to 0.25% of the Principal Indebtedness at the time of such conveyance or transfer; and (C) other than with respect to any Permitted Transfer occurring under clause (n), (o) or (p) of the definition thereof, if any Transfer results in a Person holding a direct or indirect interest in Borrower of 10% or more (and such Person did not hold a direct or indirect interest in Borrower of 10% or more as of the Closing Date), such Person must satisfy Lender’s “know-your-customer requirements”, unless such direct or indirect interests in Borrower are publicly listed or traded on a national securities exchange or other electronic quotation system.

(e) Other than the transfer of the Condemnation Parcel in accordance with the terms of this Agreement, no direct Transfer of any Individual Property (or any direct equity interests in any Individual Borrower) shall occur during the Blackout Window.

(f) Except during the Blackout Window, the initial Borrower shall have the right to contemporaneously Transfer all of the Collateral to a successor borrower that will assume all of the obligations of Borrower hereunder and under the other Loan Documents, provided the following conditions are met to the reasonable satisfaction of Lender:

(i) no Event of Default shall have occurred and be continuing;

(ii) Lender shall receive thirty (30) days’ prior written notice of such proposed Transfer;

(iii) assumption of this Agreement, the Note, the Mortgage and/or the other Loan Documents by the proposed successor borrower, and a reaffirmation of each applicable Loan Document by each of Borrower, Sole Member and Guarantor (prior to giving effect to such Transfer) as reasonably requested by Lender, subject to the provisions of Section 9.3 hereof;

(iv) payment of all of reasonable and documented fees and expenses incurred in connection with such Transfer including, without limitation, the cost of any third party reports, legal fees and expenses, application fees, Rating Agency fees and expenses or required legal opinions;

(v) payment of an assumption fee equal to 0.25% of the Principal Indebtedness at the time of such Transfer;

(vi) delivery of an Additional Insolvency Opinion reflecting the proposed Transfer reasonably satisfactory in form and substance to Lender;

(vii) the proposed successor borrower’s continued compliance with the representations and covenants set forth in Section 4.1.9, Section 4.1.30, Section 4.1.35, Section 5.1.23, Section 5.1.24 and Section 5.2.9 hereof;

(viii) delivery of evidence reasonably satisfactory to Lender that the proposed successor borrower is a Special Purpose Entity;

(ix) the proposed successor borrower shall be Controlled and at least 51% owned by (directly or indirectly) one or more Permitted Transferees, and Lender shall be provided with reasonable evidence thereof;

(x) the proposed successor borrower and its Controlling Permitted Transferee(s) shall not have been the subject of any Bankruptcy Action within seven (7) years prior to the date of the proposed Transfer;

(xi) there shall be no material litigation or regulatory action pending or threatened against the proposed successor borrower or its Controlling Permitted Transferee(s) which would reasonably be expected to materially impair, or does not impair, the proposed transferee’s ability to comply with the terms of the Loan Documents;

(xii) neither the proposed successor borrower nor its Controlling Permitted Transferee(s) shall have defaulted under its obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;

(xiii) prior to any release of Guarantor, a substitute guarantor reasonably acceptable to Lender shall have assumed the Limited Recourse Guaranty and Environmental Indemnity executed by Guarantor or executed a replacement guaranty and environmental indemnity reasonably satisfactory to Lender and delivered an Additional Insolvency Opinion covering the replacement guarantor; upon assumption of the Limited Recourse Guaranty and Environmental Indemnity by such substitute guarantor reasonably acceptable to Lender or deliver of an executed a replacement guaranty and environmental indemnity reasonably satisfactory to Lender by such substitute guarantor and delivery of an Additional Insolvency Opinion covering such substitute guarantor, Lender shall release Guarantor from any matters arising from and after the date of such release;

(xiv) if required by Lender, proposed successor borrower and its Controlling Permitted Transferee(s) shall be approved by the Approved Rating Agencies selected by Lender, which approval, if required by Lender, shall take the form of a Rating Agency Confirmation with respect to the assumption of the Loan;

(xv) delivery of (i) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and, following a Securitization, satisfactory to the Approved Rating Agencies and (ii) all certificates, agreements and legal opinions reasonably required by Lender;

(xvi) Lender shall have received, at no cost or expense to Lender, an endorsement to the Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on the Properties and naming the proposed successor borrower as owner of the Properties, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Properties shall not be subject to any additional exceptions or liens other than those contained in the Title Insurance Policy issued on the date hereof, the Permitted Encumbrances and Liens being contested in accordance with this Agreement; and

(xvii) such other conditions as may be required for Lender to comply with its own internal policies as of the date of such Transfer, including, without limitation, any policies with respect to the creditworthiness, reputation and qualifications of the proposed successor borrower or its Controlling Permitted Transferee(s).

(g) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer that requires Lender’s consent hereunder and which consent has not been obtained prior to such Transfer. This provision shall apply to every Transfer that requires Lender’s consent hereunder regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer that requires Lender’s consent.

(h) Except for a Permitted Transfer or as otherwise expressly permitted hereunder, no direct or indirect equity interest in or right to distributions from Borrower shall be subject to a Lien in favor of any Person, and neither Borrower nor any holder of a direct or indirect interest in Borrower shall issue preferred equity (or debt granting the holder thereof rights substantially similar to those generally associated with preferred equity); provided, however, that, notwithstanding anything to the contrary herein, the following shall be permitted without the consent of Lender: (A) a Lien permitted as a Permitted Transfer, (B) any Lien on direct or indirect equity interests in and/or rights to distributions from Guarantor or any Person owning a direct or indirect interest in Guarantor and (C) the issuance of direct or indirect preferred equity interests in Guarantor or any Person owning a direct or indirect interest in Guarantor. To the extent a transaction is permitted under the definition of Permitted Transfer or clause (f) above, such transaction shall for all purposes be deemed permitted, notwithstanding that another clause may otherwise limit such transaction, provided that any requirements and/or conditions expressly set forth in the definition of Permitted Transfer or clause (f) above are satisfied and no Event of Default is continuing.

(i) Notwithstanding anything contained herein or in any other Loan Document to the contrary, so long as Lineage Logistics Holdings, LLC is a Guarantor under the Loan, Lineage Logistics Holdings, LLC shall, subject to the MT Enforcement Rights, (A) continue to own (beneficially and of record) one hundred percent (100%) of the direct or indirect equity interests in each Master Tenant and (B) cause each Master Tenant, any subtenant of any Master Tenant and/or any Taxable REIT Subsidiary to continue to engage in the businesses conducted by such Master Tenant as of the Closing Date, in each case of clauses (A) and (B), unless Lender shall otherwise consent (not to be unreasonably withheld, conditioned or delayed). Borrower and Lender hereby acknowledge and agree that any breach or violation of this Section 5.2.10(i) shall be (and shall be deemed and construed to be) (x) a Prohibited Change of Control and (y) a prohibited Transfer. For the avoidance of doubt, (i) to the extent an exercise of the MT Enforcement Rights by one or more of the MT Secured Lenders results in the foreclosure or transfer in lieu of foreclosure of the direct or indirect equity interests in any Master Tenant, any subtenant of any Master Tenant or any Taxable REIT Subsidiary, the same shall not be deemed or construed to be a breach or violation of the requirement described in this paragraph or a Prohibited Change of Control or a prohibited Transfer, and (ii) upon the occurrence of any such foreclosure or transfer in lieu of foreclosure, the provisions described in this paragraph will automatically terminate and have no further force and effect with respect to any Person that is the subject of any such foreclosure or transfer in lieu of foreclosure.

5.2.11. Ground Lease. For so long as Borrower’s leasehold interest in any Ground Lease shall remain subject to the lien of the Mortgage, Borrower shall not amend, modify, terminate or consent to the termination of such Ground Lease (and any such amendment, modification or termination of any Ground Lease in violation hereof shall constitute “willful misconduct” under Section 9.3(b)(ii) hereof).

VI. INSURANCE; CASUALTY; CONDEMNATION

Section 6.1. Insurance. (a) Borrower shall, or shall cause the applicable Master Tenant to, obtain and maintain, or cause to be maintained, insurance for Borrower and the Properties providing at least the following coverages:

(i) comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of hail or windstorm, including named storms, on the Improvements and the Personal Property in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of $300,000 for all such insurance coverage; provided, however, with respect to windstorm and earthquake coverage with respect to any Individual Property, providing for a deductible in an amount not to exceed five percent (5%) of the value of such Individual Property, subject to a $250,000 minimum; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of any Individual Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount acceptable to Lender. In addition, Borrower shall obtain: (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to (1) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus (2) such greater amount as Lender shall reasonably require and with deductibles reasonably acceptable to Lender (Borrower hereby agreeing that, in the event the limit for flood in place as of the Closing Date is eroded by 5% or more due to claims, Borrower shall reinstate the flood limits within ninety (90) days to the limits in place as of the Closing Date); (y) earthquake insurance, in amounts equal to one hundred percent (100%) of the 475-year return period Probable Maximum Loss (“PML”) for all high risk locations insured under the Policy that share such earthquake limit (the “Portfolio Earthquake PML”), such Portfolio Earthquake PML to be approved by Lender and secured by the applicable Borrower utilizing a third-party engineering firm qualified to perform such seismic risk analysis using the most current RMS software, or its equivalent, to include loss amplification and in form and substance satisfactory to Lender (provided that Lender shall not require earthquake insurance unless the applicable Individual Property is located in an area with a high degree of seismic activity and a PML of greater than twenty percent (20%)), provided that the insurance pursuant to clauses (x) and (y) above shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000 in the aggregate and $1,000,000 per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement with a $15,000,000 policy aggregate cap); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Mortgages to the extent the same is available;

(iii) business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that each Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Covered Income from each Individual Property for a period of not less than eighteen (18) months from the date of such Casualty (assuming such Casualty had not occurred) to a date that is the earlier of (I) the date the Property is repaired or replaced and operations are fully resumed and (II) thirty (30) months after the date of such Casualty and notwithstanding that the policy may expire at the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the Covered Income from each Individual Property for the succeeding eighteen (18) month period. Notwithstanding anything to the contrary in Section 2.7 hereof, all proceeds payable to Lender pursuant to this subsection (iii) shall be held by Lender and, (X) if no Event of Default shall have occurred and be continuing, deposited into the Cash Management Account for application in accordance with the provisions of this Agreement and (Y) if an Event of Default shall have occurred and be continuing, shall be applied at Lender’s sole discretion to (I) the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note or (II) Operating Expenses; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if an Individual Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the applicable Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) if applicable, worker’s compensation insurance as required by any Governmental Authority or Legal Requirement, with a deductible not in excess of $500,000;

(vi) comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) umbrella and excess liability insurance in an amount not less than $50,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above, including, but not limited to, supplemental coverage for employer liability and automobile liability, if applicable, which umbrella liability coverage shall apply in excess of such supplemental coverage;

(viii) if applicable, motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000;

(ix) if any Individual Property is or becomes a legal “non-conforming” use, ordinance or law coverage and insurance coverage to compensate for the cost of demolition or rebuilding of the undamaged portion of such Individual Property along with any reduced value and the increased cost of construction in amounts as requested by Lender;

(x) the commercial property, business income or rental loss, commercial general liability and umbrella/excess liability insurance required under Sections 6.1(a)(i), (ii), (iii) and (vii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a)(i), (ii), (iii) and (vii) above at all times during the term of the Loan; and

(xi) upon sixty (60) days’ notice, such other reasonable insurance, including, but not limited to, sinkhole and land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Properties located in or around the region in which any Individual Property is located.

(b) All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender (such approval not to be unreasonably withheld, conditioned or delayed) as to insurance companies, amounts, deductibles (except to the extent Section 6.1(a) above specifies a deductible), loss payees and insureds, subject to the express requirements of Section 6.1. Subject to the immediately following sentence, Lender hereby approves each of the Policies that are in place on the Closing Date. The Policies shall be issued by insurance companies approved to do business in the applicable State and having a rating of “A:X” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A” or better by S&P, “A2” or better by Moody’s, if Moody’s both rates the Securities and the applicable insurance company, and, “A” or better by Fitch, if Fitch both rates the Securities and the applicable insurance company; provided, however, that if Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, all insurance companies shall have a rating of “A:X” or better in the current Best’s Insurance Reports and, (i) if such syndicate consists of five (5) or more members, at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having such ratings and (ii) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P, “Baa2” or better by Moody’s, if Moody’s both rates the Securities and the applicable insurance company, and “BBB” or better by Fitch, if Fitch both rates the Securities and the applicable insurance company. Notwithstanding the foregoing, Lender accepts Aspen Specialty Insurance Company (“Aspen”), rated “A XV” with AM Best, provided that (1) the rating of Aspen is not withdrawn or downgraded below its rating as of the Closing Date and (2) at the renewal of the current policy term, Borrower shall replace Aspen with an insurer meeting the rating requirements set forth herein. Without limiting the requirement to replace Aspen in the foregoing sentence, in the event any such insurer’s rating is withdrawn or downgraded below its rating as of the Closing Date, Borrower shall promptly notify Lender and replace such insurer with an insurer meeting the rating requirements set forth herein. The Policies (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, Borrower shall deliver to Lender certificates of insurance evidencing the Policies, to be followed by complete copies of the Policies upon issuance, accompanied by evidence reasonably satisfactory to Lender of payment of the premiums allocable to the Properties then due thereunder (the “Insurance Premiums”). Notwithstanding the foregoing, Borrower shall be permitted to pay premiums on installments to the insurance company and/or the insurance agent/broker provided that, upon request from Lender, Borrower submits to Lender proof of payment of such installment payments. In no event shall Borrower be permitted to finance their premiums through a premium financing company. Borrower shall promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies. At Borrower’s election, the terms of any endorsement to any Policy required pursuant to this Section 6.1 may be incorporated directly into such Policy as opposed to being provided through a separate endorsement.

(c) Any blanket insurance Policy shall provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 6.1(a).

(d) All Policies provided for or contemplated by Section 6.1(a) shall name Borrower as a named insured and, in the case of liability coverages, shall name Lender as the additional insured, as its interests may appear, and all property insurance Policies described in Section 6.1(a) shall name Lender and its successors and/or assigns as a mortgagee and loss payee and shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender and guaranteeing that (i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned and (ii) thirty (30) days’ notice of cancellation to Lender except ten (10) days’ notice for non-payment of premium.

(e) All Policies provided for or contemplated by Section 6.1 shall:

(i) provide that the Policy shall not be canceled without the notice required under clause (d)(ii) above, or, if the issuers will not or cannot provide the notices required herein, Borrower shall be obligated to provide such notice;

(ii) provide that the issuers of the Policies shall give ten (10) days’ written notice to Lender if the issuers elect not to renew any such Policies prior to its expiration or, if the issuers will not or cannot provide the notices required herein, Borrower or the Borrower’s insurance broker shall be obligated to provide such notice; and

(iii) not contain any provision that would make Lender liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after three (3) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgages and shall bear interest at the Default Rate.

(g) Borrower shall, and shall cause Guarantor and each Master Tenant to, cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any reasonable and documented expenses incurred in connection therewith (including, without limitation, reasonable and documented attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Awards or Insurance Proceeds.

Section 6.2. Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of such Individual Property as nearly as possible to the condition such Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than twenty-five percent (25%) of the Allocated Loan Amount for the applicable Individual Property and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3. Condemnation.

(a) Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of such Individual Property and otherwise comply with the provisions of Section 6.4. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt; provided, however, in no event shall Lender be entitled to receive the $15,000 Award payable in connection with the Condemnation PSA.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage in connection with a Condemnation of an Individual Property (but taking into account any proposed Restoration on the remaining portion the Properties), the Loan-to-Value Ratio is greater than 125% (such value to be determined, in Lender’s sole, but reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust), the principal balance of the Loan must prepaid down by an amount not less than the least of the following amounts: (i) the Condemnation Proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the Loan-to-Value Ratio (as so determined by Lender) does not increase after the release, unless Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage. Any such prepayment shall be deemed a voluntary prepayment and shall be subject to Section 2.4.1 hereof (other than (A) the requirements to prepay the Debt in full and provide three (3) Business Days’ notice to Lender and (B) any requirement to make a Spread Maintenance Payment in connection with such prepayment).

Section 6.4. Restoration. The following provisions shall apply in connection with the Restoration:

(a) The Net Proceeds shall be delivered by Lender to Borrower upon receipt if (x) the Net Proceeds shall be less than $2,500,000 and the costs of completing the Restoration shall be less than $2,500,000, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement, or (y) the applicable Individual Property is released in accordance with Section 2.5.2 above or Borrower effectuates a Property Substitution with respect to the applicable Individual Property.

(b) If the conditions for delivery of the Net Proceeds to Borrower set forth in Section 6.4(a) above have not been satisfied, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (vi), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable and documented costs and expenses (including, but not limited to, reasonable and documented counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable and documented costs and expenses (including, but not limited to, reasonable and documented counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the affected Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than twenty percent (20%) of the land constituting the affected Individual Property is taken, and such land is located along the perimeter or periphery of the affected Individual Property, and no portion of the Improvements is located on such land;

(C) The applicable Master Lease shall remain in full force and effect with respect to such Individual Property during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be.

(D) Borrower shall commence (or shall cause the commencement of) the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after the issuance of a building permit with respect thereto) and shall diligently pursue the same to satisfactory completion;

(E) Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the affected Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(F) Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Material Leases with respect to the applicable Individual Property, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the affected Individual Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);

(G) the affected Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H) the Restoration shall be completed in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I) such Casualty or Condemnation, as applicable, does not result in the loss of access to the affected Individual Property or the related Improvements;

(J) the fair market value (as reasonably determined by Lender) for the affected Individual Property, after giving effect to the Restoration, shall be equal to or greater than the greater of (x) the fair market value for such Individual Property immediately prior to such Condemnation or Casualty (as reasonably determined by Lender) or (y) the fair market value of such Individual Property as of the Closing Date or the applicable date that an Earn-Out Property becomes an Individual Property, as applicable (in each case assuming the affected portion of the affected Individual Property is relet), it being acknowledged and agreed that the fair market value of each Individual Property as of the Closing Date or the applicable date that an Earn-Out Property becomes an Individual Property, as applicable shall be the value set forth in the final appraisal for such Individual Property delivered to and approved by Lender on or prior to the Closing Date or the applicable date that an Earn-Out Property becomes an Individual Property, as applicable;

(K) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that if Lender fails to respond to the delivery of such budget in writing within ten (10) Business Days’ following receipt of such budget, then the budget shall be deemed disapproved, provided further, that Borrower shall be permitted to thereafter deliver, or cause to be delivered, to Lender a second copy of such budget requesting Lender’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed); and

(L) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.

(ii) The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the affected Individual Property (other than Permitted Encumbrances or Liens being contested in accordance with this Agreement) which have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance (such acceptance not to be unreasonably withheld, conditioned or delayed) in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and approval by Lender and the Casualty Consultant (such approval not to be unreasonably withheld, conditioned or delayed). All reasonable and documented costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable and documented counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the affected Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be deposited in the Cash Management Account to be disbursed in accordance with this Agreement, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c) All Net Proceeds not required (i) to be delivered to Borrower pursuant to Section 6.4(a), (ii) to be made available for the Restoration or (iii) to be deposited into the Cash Management Account as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.2 hereof toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as set forth in Section 9.1.1(a)(vi), or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.

(d) In the event of foreclosure of the Mortgage with respect to an affected Individual Property, or other transfer of title to an affected Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning such affected Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

Section 6.5. Third Party Sublease Properties. Notwithstanding anything contained herein to the contrary, solely with respect to Third Party Sublease Properties, the provisions of Sections 6.2, 6.3 and 6.4 are subject to the provisions of the Third Party Subleases, and Borrower’s inability to comply with any such Sections due to any inconsistency between the terms of any Third Party Sublease and such Sections shall not constitute a Default or Event of Default hereunder. Notwithstanding any inconsistency between the insurance coverage required to be maintained by any Third Party Subtenant pursuant to the applicable Third Party Sublease and the insurance coverage required to be maintained by Borrower pursuant to Section 6.1, Borrower shall in all events be required to comply with the requirements of Section 6.1. In addition, notwithstanding the provisions of any Third Party Sublease, (i) Net Proceeds shall be available either to restore the applicable Individual Property or to be paid to be used to repay the Principal Indebtedness and (ii) in no event shall any Condemnation Proceeds attributable to Borrower’s interest in any Individual Property (as opposed to any Third Party Subtenants interest in any Individual Property) be payable to any Person other than Borrower (or Lender on behalf of Borrower).

VII. RESERVE FUNDS

Section 7.1. Required Repair Funds.

7.1.1. Deposits. Borrower shall, or shall cause the applicable Master Tenant to, perform the repairs at the Properties as more particularly set forth on Schedule 7.1.1 hereto (such repairs hereinafter collectively referred to as “Required Repairs”). Borrower shall, or shall cause the applicable Master Tenant to, complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule 7.1.1; provided, however, that Lender shall not unreasonably withhold, condition or delay its consent to any extension of any such required deadline, provided that Borrower or the applicable Master Tenant has been and is diligently pursuing completing of such Required Repair. Subject to the immediately preceding sentence, it shall be an Event of Default under this Agreement if Borrower does not, or does not cause the applicable Master Tenant to, complete the Required Repairs by the required deadline set forth on Schedule 7.1.1. Upon request from Lender after the expiration of such deadline, as the same may be extended, Borrower shall deliver to Lender an Officer’s Certificate confirming that the Required Repairs have been completed and that all associated expenses have been paid. Upon the occurrence and during the continuance of such an Event of Default, Lender, at its option, may withdraw the Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, $0.00 shall be deposited into the Required Repair Account. Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.7 hereof. Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account.” For the avoidance of doubt, if the amount specified in this Section 7.1.1 is $0.00, then no reserves or guaranty in respect of Required Repairs shall be required and the Required Repair Account shall not be maintained.

7.1.2. Release of Required Repair Funds. Provided no Event of Default exists, Lender shall direct the Cash Management Bank to disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time, but not more frequently than once in any calendar month, upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least five (5) Business Days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid; (b) Lender shall have received an Officer’s Certificate stating that all work related to such disbursement has been completed in good and workmanlike manner and in accordance with all Legal Requirements, all costs relating to such disbursement have been paid in full or will be paid in full upon such disbursement, and that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate; (c) Lender shall have received invoices or other reasonably acceptable evidence of the amounts paid or to be paid from such disbursement and (d) with respect to disbursements for Required Repairs relating to any single Required Repair costing in excess of $250,000 in the aggregate (whether disbursed in a lump sum or multiple installments), (x) a reasonably satisfactory site inspection, and (y) receipt of lien releases and waivers from any contractors, subcontractors and others with respect to such amounts. Lender shall not be required to make disbursements from the Required Repair Account (i) more than once a month and (ii) unless such requested disbursement is in an amount greater than $25,000 (or a lesser amount if the total amount in the Required Repair Account is less than $25,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2; notwithstanding the foregoing, for disbursements in connection with any Required Repair having an aggregate cost of $50,000 or less, Borrower shall be required to satisfy only conditions (a) and (b) above. Provided no Event of Default then exists, Lender shall, following receipt of written request from Borrower, disburse to Borrower the remaining Required Repair Funds relating to each Individual Property from the Required Repair Account upon completion of all Required Repairs with respect to such Individual Property.

Section 7.2. Environmental Remediation Fund.

7.2.1. Deposits. Borrower shall, or shall cause the applicable Master Tenant to, perform the environmental remediation at the Properties determined as required by the environmental consultant preparing those certain Phase I environmental reports delivered to Lender by Borrower in connection with the origination of the Loan (each, a “Phase I Environmental Report” and collectively, the “Phase I Environmental Reports”) and more particularly described on Schedule 7.2.1 hereto (such environmental remediation hereinafter collectively referred to as “Required Remediation”). Borrower shall, or shall cause the applicable Master Tenant to, complete the Required Remediation on or before the required deadline for each repair as set forth on Schedule 7.2.1; provided, however, that Lender shall not unreasonably withhold, condition or delay its consent to any extension of any such required deadline, provided that Borrower or the applicable Master Tenant has been and is diligently pursuing completion of such Required Remediation. Subject to the immediately preceding sentence, it shall be an Event of Default under this Agreement if Borrower does not, or does not cause the applicable Master Tenant to, complete in all material respects the Required Remediation by the required deadline for each identified remediation as set forth on Schedule 7.2.1. Upon the occurrence and during the continuance of such an Event of Default, Lender, at its option, may withdraw all Required Remediation Funds from the Required Remediation Account and Lender may apply such funds either to completion of the Required Remediation or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Required Remediation Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, $0.00 shall be deposited into the Required Remediation Account. Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.7 hereof. Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Remediation Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Remediation Account.” For the avoidance of doubt, if the amount specified in this Section 7.2.1 is $0.00, then no reserves or guaranty in respect of Required Remediation shall be required and the Required Remediation Account shall not be maintained.

7.2.2. Release of Required Remediation Funds. Provided no Event of Default exists, Lender shall direct the Cash Management Bank to disburse to Borrower the Required Remediation Funds from the Required Remediation Account from time to time, but not more frequently than once in any calendar month, upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least five (5) Business Days prior to the date on which Borrower requests such payment be made and specifies the Required Remediation to be paid; (b) Lender shall have received an Officer’s Certificate stating that all work related to such disbursement has been completed in good and workmanlike manner and in accordance with all Legal Requirements, all costs relating to such disbursement have been paid in full or will be paid in full upon such disbursement, and that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate; (c) Lender shall have received invoices or other reasonably acceptable evidence of the amounts paid or to be paid from such disbursement and (d) with respect to disbursements for Required Remediation relating to any single Required Remediation project costing in excess of $250,000 in the aggregate (whether disbursed in a lump sum or multiple installments), (x) a reasonably satisfactory site inspection, and (y) receipt of lien releases and waivers from any contractors, subcontractors and others with respect to such amounts. Lender shall not be required to make disbursements from the Required Remediation Account (i) more than once a month and (ii) unless such requested disbursement is in an amount greater than $25,000 (or a lesser amount if the total amount in the Required Remediation Account is less than $25,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.2.2. Provided no Event of Default then exists, Lender shall, following receipt of written request from Borrower, disburse to Borrower the remaining Required Remediation Funds relating to each Individual Property from the Required Remediation Account upon completion of all Required Remediation with respect to such Individual Property.

Section 7.3. Basic Carrying Costs Escrow Fund. During the continuance of a Cash Sweep Period, Borrower shall pay to Lender (i) one-twelfth (1/12th) of the Property Taxes and Other Charges that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Property Taxes and Other Charges at least thirty (30) days prior to their respective due dates, (ii) to the extent the Properties are not insured under a blanket policy acceptable to Lender, one-twelfth (1/12th) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, and (iii) one-twelfth (1/12th) of the Ground Rent that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Ground Rent at least thirty (30) days prior to its respective due date (said amounts in clauses (i) through (iii) above hereinafter called the “Basic Carrying Costs Escrow Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Basic Carrying Costs Escrow Account”). Lender acknowledges and agrees that, in connection with Lender’s estimates pursuant to the preceding sentence, Lender shall account for all such amounts on account of Property Taxes, Other Charges, Insurance Premiums and Ground Rent that are being prepaid in connection with the origination of the Loan. Lender will apply the Basic Carrying Costs Escrow Fund to payments of Property Taxes, Other Charges, Insurance Premiums and Ground Rent required to be made by Borrower pursuant to the provisions hereof and under the Mortgages; provided that during the continuance of a Cash Sweep Period, Lender shall be entitled to apply the same in its sole and absolute discretion. In making any payment relating to the Basic Carrying Costs Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Property Taxes and Other Charges), insurer or agent (with respect to Insurance Premiums) or ground lessor (with respect to Ground Rent), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Basic Carrying Costs Escrow Fund shall exceed the amounts due for Property Taxes, Other Charges, Insurance Premiums and Ground Rent, and no Event of Default is continuing, Lender shall return any excess to Borrower or credit such excess against future payments to be made to the Basic Carrying Costs Escrow Fund. Any amount remaining in the Basic Carrying Costs Escrow Fund after the Debt has been paid in full shall be disbursed in accordance with Section 7.7 below. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of any Individual Property. If at any time Lender reasonably determines that the Basic Carrying Costs Escrow Fund is not or will not be sufficient to pay Property Taxes, Other Charges, Insurance Premiums and Ground Rent by the dates set forth in clauses (i) through (iii) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Property Taxes, Other Charges and Ground Rent and/or thirty (30) days prior to expiration of the Policies, as the case may be.

Section 7.4. Replacements and Replacement Reserve Fund.

7.4.1. Replacement Reserve Fund. During the continuance of a Cash Sweep Period, Borrower shall pay to Lender on each Payment Date an amount equal to one-twelfth (1/12) of $0.02 per temperature-controlled cubic foot per annum of gross rentable space (as set forth on Schedule 7.4.1 hereto) in each of the Individual Properties that are subject to the Lien of the Mortgage (the “Replacement Reserve Monthly Deposit”) provided, however, that Borrower’s obligations to make such payments shall be suspended on any Payment Date where the balance of the Replacement Reserve Fund (hereinafter defined) is equal to or greater than twelve (12) times the Replacement Reserve Monthly Deposit. All amounts so deposited will be held for disbursement under Section 7.4.2 for replacements, repairs and maintenance to be made to the Properties (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account.” Any amount held in the Replacement Reserve Account and allocated for an Individual Property shall be retained by Lender and credited toward the future Replacement Reserve Monthly Deposits required by Lender hereunder in the event such Individual Property is released from the Lien of its related Mortgage in accordance with this Agreement.

7.4.2. Disbursements from Replacement Reserve Account. Provided no Event of Default exists, Lender shall direct the Cash Management Bank to disburse to Borrower from the Replacement Reserve Account from time to time, but not more frequently than once in any calendar month, upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least five (5) Business Days prior to the date on which Borrower requests such payment be made and specifies the Replacement to be paid; (b) Lender shall have received an Officer’s Certificate stating that all work related to such disbursement has been completed in good and workmanlike manner and in accordance with all Legal Requirements, all costs relating to such disbursement have been paid in full or will be paid in full upon such disbursement, and that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate; (c) Lender shall have received invoices or other reasonably acceptable evidence of the amounts paid or to be paid from such disbursement and (d) with respect to disbursements for Replacements relating to any single Replacement costing in excess of $250,000 in the aggregate (whether disbursed in a lump sum or multiple installments), (x) a reasonably satisfactory site inspection, and (y) receipt of lien releases and waivers from any contractors, subcontractors and others with respect to such amounts. Lender shall not be required to make disbursements from the Replacement Reserve Account (A) more than once a month and (B) unless such requested disbursement is in an amount greater than $25,000 (or a lesser amount if the total amount in the Replacement Reserve Account is less than $25,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.4.2.

7.4.3. Performance of Replacements. (a) Borrower shall, or shall cause the applicable Master Tenant to, make Replacements when reasonably required in order to keep each Individual Property in condition and repair substantially consistent with other comparable properties in the comparable market segment in the general metropolitan or other regional area in which the respective Individual Property is located, and to keep each Individual Property or any portion thereof from deteriorating in any material respect. Borrower shall, or shall cause the applicable Master Tenant to, complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b) Following the occurrence and during the continuance of an Event of Default, in the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon the occurrence and during the continuance of an Event of Default hereunder.

(c) Following the occurrence and during the continuance of an Event of Default, in order to facilitate Lender’s completion or making of such Replacements pursuant to subsection (b) above, Borrower grants Lender the right to enter onto any Individual Property and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect such Individual Property from damage. All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgages. For this purpose, during such period Borrower constitutes and appoints Lender its true and lawful attorney in fact with full power of substitution to complete or undertake such Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney in fact as follows: (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be reasonably necessary or desirable to complete such Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against any Individual Property, or as may be reasonably necessary or desirable for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be reasonably required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with any Individual Property or the rehabilitation and repair of any Individual Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(d) Nothing in this Section 7.4.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(e) The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (other than Permitted Encumbrances or Liens being contested in accordance with this Agreement).

(f) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

7.4.4. Replacements Following an Event of Default. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.4.5. Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.5. Unfunded Obligations Reserve Fund.

7.5.1. Deposits. Borrower shall, or shall cause the applicable Master Tenant to, perform or satisfy the unfunded obligations as more particularly set forth on Schedule 7.5.1 hereto (such obligations hereinafter collectively referred to as “Unfunded Obligations”) as and when due under the respective Leases and other applicable agreements. Any Unfunded Obligations relating to the Earn-Out Property (Dallas Hunt SW) that are satisfied by the seller of such Property as of the date on which the applicable Individual Borrower acquires such Property shall be deemed to have been satisfied by Borrower for purposes of this Section 7.5.1. It shall be an Event of Default under this Agreement if Borrower does not, or does not cause the applicable Master Tenant to, perform or satisfy the Unfunded Obligations as and when due under the respective Leases and other applicable agreements. Upon the occurrence and during the continuance of such an Event of Default, Lender, at its option, may withdraw the Unfunded Obligations Reserve Funds (if any) from the Unfunded Obligations Account and Lender may apply such funds either to the performance or satisfaction of the Unfunded Obligations or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Unfunded Obligations Reserve Funds (if any) shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. In lieu of depositing with Lender $4,053,158 to perform the Unfunded Obligations, Guarantor shall instead guaranty the completion of the Unfunded Obligations pursuant to the Limited Recourse Guaranty; provided, however, that Guarantor shall not be liable for Unfunded Obligations in respect of Earn-Out Property (Dallas Hunt SW) (i) unless and until the Earn-Out Property Amount in respect of such Earn-Out Property has been advanced to Borrower pursuant to Section 7.8 or (ii) with respect to which any such Unfunded Obligation that was satisfied by the seller of such Earn-Out Property on or prior to the date on which such Earn-Out Property was acquired by Borrower (which satisfaction may be evidenced by the delivery by of an executed notice of commencement by the Tenant under the Lease of such Individual Property confirming the satisfaction of such Unfunded Obligations, or by such other notice by such Tenant confirming the same). Amounts (if any) so deposited with Lender shall be held by Lender in accordance with Section 7.7 hereof. Amounts so deposited (if any) shall hereinafter be referred to as Borrower’s “Unfunded Obligations Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Unfunded Obligations Account.” For the avoidance of doubt, if the amount specified in this Section 7.5.1 is $0.00, then no reserves or guaranty in respect of Unfunded Obligations shall be required and the Unfunded Obligations Account shall not be maintained except as set forth in the immediately following sentence. In addition, whenever a Lease is terminated, whether by buy-out, cancellation, default, rejection or otherwise, and Borrower receives any payment, fee, damages or penalty in respect of such termination in excess of $2,000,000 in the aggregate (a “Termination Fee”), Borrower shall promptly cause such Termination Fee to be deposited into the Unfunded Obligations Account. Provided no Event of Default is continuing, (i) Lender shall direct the Cash Management Bank to disburse such Termination Fee or portion thereof to Borrower at the written request of Borrower in respect of (x) documented leasing commissions and tenant improvement costs incurred by Borrower in connection with a replacement Lease entered into in accordance with the terms of this Agreement in respect of the space covered by such terminated Lease or (y) if Borrower or its Affiliate elects to operate the applicable Property in lieu of re-leasing such Property to a third party Tenant, any work performed by Borrower in connection with transition of the operation of such Property from the prior Tenant to Borrower or its Affiliate; and (ii) unless a Cash Sweep Period is continuing, the remainder of such Termination Fee or portion thereof, if any, shall be remitted to the Cash Management Account (x) in the case of clause (i)(x) of this Section 7.5.1, after the space covered by such terminated Lease has been relet, the replacement Tenant is in occupancy and has commenced paying rent under the replacement Lease and all leasing commissions and tenant improvement costs relating to such space have been paid or (y) in the case of clause (i)(y) of this Section 7.5.1, after commencement of operations by Borrower or the applicable Affiliate at such Property.

7.5.2. Release of Unfunded Obligations Reserve Funds. Provided no Event of Default exists, and solely to the extent any amounts were funded onto the Unfunded Obligations Account as of the Closing Date, Lender shall direct the Cash Management Bank to disburse to Borrower the Unfunded Obligations Reserve Funds from the Unfunded Obligations Account from time to time, but not more frequently than once in any calendar month, upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least five (5) Business Days prior to the date on which Borrower requests such payment be made and specifies the Unfunded Obligations to be paid; (b) Lender shall have received an Officer’s Certificate stating that all work related to such disbursement has been completed in good and workmanlike manner and in accordance with all Legal Requirements, all costs relating to such disbursement have been paid in full or will be paid in full upon such disbursement, and that Borrower has applied any amounts previously received by it in accordance with this Section for the expenses to which specific draws made hereunder relate; (c) Lender shall have received invoices or other reasonably acceptable evidence of the amounts paid or to be paid from such disbursement and (d) with respect to disbursements for Unfunded Obligations relating to capital improvements, relating to any single Tenant or any single Lease in excess of $250,000 in the aggregate (whether disbursed in a lump sum or multiple installments), (x) a reasonably satisfactory site inspection, and (y) receipt of lien releases and waivers from any contractors, subcontractors and others with respect to such amounts. Provided no Event of Default then exists, Lender shall, following receipt of written request from Borrower, disburse to Borrower the remaining Unfunded Obligations Reserve Funds (if any) relating to each Individual Property from the Unfunded Obligations Account upon completion of all Unfunded Obligations with respect to such Individual Property.

Section 7.6. Rate Cap Reserve Account. In the event that Borrower elects, in its sole and absolute discretion, to satisfy the Alternate Strike Price Condition, Borrower shall pay to Lender the Rate Cap Reserve Amount, which shall be held for disbursement pursuant to this Section 7.6. Amounts so deposited shall hereinafter be referred to as Borrower’s “Rate Cap Reserve Funds”, and the account in which such Rate Cap Reserve Funds are held shall be referred to as Borrower’s “Rate Cap Reserve Account.” Provided no Event of Default exists, and provided that the balance of the Rate Cap Reserve Funds is greater than zero, Lender shall be permitted to apply the Rate Cap Reserve Funds to Debt Service that is due and payable on any Payment Date, but solely to the extent that the Benchmark at the Reference Time with respect to such Payment Date is greater than the then applicable Strike Price, in an amount equal to the product of (i) the LIBOR or the Unadjusted Benchmark Replacement at the Reference Time with respect to such Payment Date, less the then applicable Strike Price, (ii) the Principal Indebtedness, and (iii) a fraction, the numerator of which is the number of days in the Interest Period with respect to such Payment Date, and the denominator of which is 360. For the avoidance of doubt, in no event shall Lender be required to apply any portion of the Rate Cap Reserve Funds to the payment of any Debt Service resulting from LIBOR being in excess of the applicable Alternate Strike Price. Any amount remaining in the Rate Cap Reserve Funds after the Debt has been paid in full shall be disbursed in accordance with Section 7.7 below.

Section 7.7. Reserve Funds, Generally. (a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds (and in each account in which Reserve Funds are held) and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(b) Borrower shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund (or in any account in which Reserve Funds are held) or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(c) The Reserve Funds shall be held in an Eligible Account in Permitted Investments pursuant to the Cash Management Agreement. All interest or other earnings on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower shall have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments provided (a) such investments are then regularly offered by Lender for accounts of this size, category and type, (b) such investments are permitted by applicable federal, state and local rules, regulations and laws, (c) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which such Reserve Fund was created, and (d) no Event of Default shall have occurred and be continuing. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds. No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.7. Borrower shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender. Lender and Servicer shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.

(d) Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the gross negligence or willful misconduct of Lender or Servicer, or their respective agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(e) Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be returned to Borrower.

Section 7.8. Earn-out Reserve Fund.

(a) On the Closing Date, Borrower shall deposit with Lender from the proceeds of the Loan the Earn-Out Aggregate Amount. Amounts so deposited shall hereinafter be referred to as the “Earn-Out Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Earn-Out Reserve Account.”

(b) Provided no Event of Default exists, at any time after the Loan has been Securitized in full, upon satisfaction of each of the conditions set forth on Schedule 7.8-A (collectively, the “Earn-Out Disbursement Conditions”) for any Earn-Out Property, other than any such conditions that are Satisfied Earn-Out Disbursement Conditions with respect to such Earn-Out Property (which Lender acknowledges have been satisfied as of the Closing Date with respect to such Earn-Out Property), Lender shall direct the Cash Management Bank to disburse to Borrower from the Earn-Out Reserve Account the applicable Earn-Out Property Amount. An Earn-Out Disbursement Condition shall be deemed to have been satisfied upon Borrower completing the action set forth under the column heading “Further Action for Borrower to Satisfy the Earn-Out Disbursement Condition Not Requiring Any Consent or Discretion from the Lender or Servicer” on Schedule 7.8-A. The Earn-Out Disbursement Conditions are the sole conditions applicable to the disbursement to Borrower of funds from the Earn-Out Reserve Account and neither Lender nor Lender’s Servicer shall have the right to impose any other condition or requirement with respect thereto, or to charge any fees in connection therewith (except for the reimbursement of costs pursuant to clause 12 on Schedule 7.8-A).

(c) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, regardless of whether an Event of Default exists, within five Business Days following Borrower’s delivery to Lender of an Officer’s Certificate certifying that Borrower has used commercially reasonable efforts to satisfy the Earn-Out Disbursement Conditions with respect to one or more Earn-Out Properties but is unable to satisfy such conditions (and Borrower shall be deemed to be unable to satisfy any such condition if it remains unsatisfied as of the date that is sixty (60) days after the Closing Date and Borrower has theretofore used commercially reasonable efforts to satisfy the same), then, solely upon Borrower’s request, Lender shall direct the Cash Management Bank to disburse to Lender from the Earn-Out Reserve Account the applicable Earn-Out Property Amount for such Earn-out Property to repay the Principle Indebtedness in accordance Section 2.4.1 (other than clause (a) of such Section which shall not be a condition to repay the Loan) and after such repayment such Earn-Out Property shall not be able to become an Individual Property and Borrower shall not have the right to receive any disbursements from the Earn-Out Reserve Account with respect to such Earn-Out Property; provided, however, Borrower shall reimburse Lender for any out-of-pocket expenses incurred by Lender (including reasonable out-of-pocket legal expenses) in connection with the potential disbursement of funds from the Earn-Out Reserve Account with respect to such Earn-Out Property prior to the date on which Lender shall have received such Officer’s Certificate.

(d) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, (i) no Spread Maintenance Payment shall be due in connection with any prepayment of the Loan made pursuant to Section 7.8(c), up to an aggregate amount of $66,000,000 (the “Earn-Out Cap”), (ii) so long as no Event of Default is continuing, such prepayments of the Loan, up to the Earn-Out Cap, shall be applied pro rata among each Note and any Note Components and (iii) such prepayments, up to the Earn-Out Cap, shall not be counted against the Spread Maintenance Cap or the Pro Rata Cap.

VIII. DEFAULTS

Section 8.1. Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any Monthly Debt Service Payment Amount is not paid on the applicable Payment Date or the payment due on the Maturity Date is not paid when due, (B) any deposit into any of the Reserve Funds required hereunder or under the other Loan Documents is not made when due or (C) any other portion of the Debt is not paid when due and, solely with respect to this subclause (C), such-nonpayment continues for five (5) Business Days following notice to Borrower that the same is due and payable;

(ii) if any of the Property Taxes or Other Charges are not paid prior to delinquency, except, in each case, to the extent such sums sufficient to pay such Property Taxes or Other Charges have been deposited in to the Basic Carrying Costs Escrow Fund in accordance with the terms of this Agreement and Lender’s access to such sums is not restricted or constrained in any manner;

(iii) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender in accordance with Section 6.1;

(iv) if Borrower Transfers or otherwise encumbers any portion of the Properties without Lender’s prior written consent in violation of the provisions of this Agreement or Article 6 of the Mortgages;

(v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender in connection with the Loans shall have been false or misleading in any material respect as of the date the representation or warranty was made, unless (A) the fact underlying such representation or warranty is capable of being cured (and is cured) by Borrower within thirty (30) days after the Borrower’s receipt of notice thereof and (B) such representation and warranty was unintentionally made false or misleading;

(vi) if Borrower shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, or if Borrower shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, or if any proceeding for the dissolution or liquidation of Borrower shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, such appointment, adjudication, petition or proceeding shall not constitute an Event of Default unless the same is not discharged, stayed or dismissed within sixty (60) days;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if Guarantor shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or if Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor, or if any proceeding for the dissolution or liquidation of Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor, such appointment, adjudication, petition or proceeding shall not constitute an Event of Default unless the same is not discharged, stayed or dismissed within ninety (90) days; provided further, however, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default;

(x) if Borrower breaches any of its respective negative covenants contained in Section 5.2 or any covenant contained in Section 4.1.30 hereof;

(xi) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xii) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in the Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xiii) if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 5.1.1 hereof;

(xiv) if Borrower fails to comply with the covenants as to the Reserve Funds set forth in Article 7 hereof;

(xv) subject to the provisions of Section 7.6, if Borrower shall fail to obtain and/or maintain the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable, as required pursuant to Section 2.2.7;

(xvi) if (A) any Master Tenant shall fail in the payment of (1) any fixed or base rent set forth in or made payable pursuant to the Master Lease to which it is a party or (2) any additional rent set forth in or made payable pursuant to such Master Lease within thirty (30) days of the date such rent or other charge is payable after the expiration of any notice and grace period provided for under such Master Lease, (B) any one or more of the events referred to in any Master Lease shall occur which would give rise to the termination of such Master Lease without notice or action by the applicable Master Tenant under such Master Lease or which would entitle such Master Tenant to terminate such Master Lease and the term thereof by giving notice to Borrower, as landlord thereunder, other than a termination arising from a (x) Casualty with respect to which Lender elects to apply any Insurance Proceeds to the principal balance of the Loan instead of making the same available for Restoration or (y) Condemnation, (C) any Master Lease shall be surrendered or any Master Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, except with the consent of Lender, other than a termination arising from a (x) casualty with respect to which Lender elects to apply any Insurance Proceeds to the principal balance of the Loan instead of making the same available for Restoration or (y) Condemnation, (D) there shall be, as to any Master Tenant, a default in any material respect under the applicable Master Lease beyond any applicable cure periods contained therein, or (E) any of the terms, covenants or conditions of any Master Lease shall in any manner be modified, changed, supplemented, altered, restated or amended in violation of the terms of this Agreement; provided, however, that any Master Lease may be amended solely to reflect any release of an Individual Property or a Property Substitution to the extent that such release or Property Substitution is made subject to and in compliance with the terms of this Agreement;

(xvii) if any Individual Borrower shall revoke or modify any other instruction or agreement governing the direction of payments to the Cash Management Account in violation of Section 2.6.1, without in each instance the prior written consent of Lender;

(xviii) if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for two (2) Business Days after notice to Borrower from Lender;

(xix) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xviii) above, for five (5) Business Days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(xx) if there shall be (A) any Default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower, Guarantor or any Individual Property, (B) if any other default or event shall occur or condition shall exist, if the effect of such default, event or condition expressly permits Lender to immediately accelerate the maturity of all or any portion of the Debt or (C) with respect to any default under any of the other Loan Documents not subject to the provisions of either of the foregoing clauses (A) or (B), if Borrower shall continue to be in Default under such provisions, for five (5) Business Days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(xxi) if a Prohibited Change of Control shall occur;

(xxii) if an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.

(xxiii) subject to Section 2.5.4, if a default by Borrower occurs under any Ground Lease beyond the expiration of any applicable cure period set forth therein.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter during the continuance of such Event of Default, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to any or all of the Properties, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon the occurrence and during the continuance of any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2. Remedies. (a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of any Individual Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and each Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full, including without limitation, any liquidation fees, workout fees and special servicing fees or other similar fees payable to Servicer or any special servicer in connection therewith.

(b) With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of any Individual Property, or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgages in any manner and for any amounts secured by the Mortgages then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgages to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire Principal Indebtedness, Lender may foreclose the Mortgages to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgages as Lender may elect. Notwithstanding one or more partial foreclosures, the remaining Properties shall remain subject to the Mortgages to secure payment of sums secured by the Mortgage and not previously recovered.

(c) Lender shall have the right from time to time upon the occurrence and during the continuance of an Event of Default to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time upon the occurrence and during the continuance of an Event of Default, promptly after the request of Lender, a severance agreement and such other documents as Lender shall reasonably request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(e) As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

IX. SPECIAL PROVISIONS

Section 9.1. Securitization.

9.1.1. Sale of Note and Securitization. (a) Borrower acknowledges and agrees that Lender may sell, assign and/or syndicate all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public offerings of rated single-or multi-class securities (securities sold in any offering, the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (any such securitizations, offering which involves the issuance of Securities, which offering may include a sale, syndication or participation of all or a portion of the Loan, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use commercially reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any sale, syndication, participation or Securitization. Lender shall have the right to provide to prospective investors and the Rating Agencies any information in its possession, including, without limitation, financial statements relating to Borrower, any Master Tenant, Sole Member, Guarantor, the Properties, any Master Lease and any Tenant of the Improvements. Borrower acknowledges that certain information regarding the Loan and the parties thereto, any Master Tenant, Sole Member, Guarantor, the Properties, any Master Lease and any Tenant of the Improvements may be included in the Disclosure Documents. Borrower agrees that Borrower, each Master Tenant, Sole Member, Guarantor and their respective officers and representatives, shall, at Lender’s request, cooperate with Lender’s efforts to arrange for a sale, syndication, participation or Securitization in accordance with the market standards to which Lender customarily adheres and/or which may be reasonably required by prospective investors and/or required by the Rating Agencies in connection with any such Securitization, including, without limitation, to:

(i) provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and acceptable to the Rating Agencies;

(ii) assist in preparing descriptive materials for, and if requested by Lender, participate in (including senior management of Borrower), presentations to or meetings with any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Borrower, Guarantor and their respective affiliates to obtain, collect, and deliver information reasonably requested or required by Lender or requested or required by the Rating Agencies;

(iii) deliver (i) updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Properties, Borrower, Sole Member and their respective Affiliates and the Loan Documents and (ii) revised organizational documents for Borrower, which counsel opinions and organizational documents shall be reasonably satisfactory to Lender and satisfactory to the Rating Agencies;

(iv) if required by any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect any Individual Property, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender and satisfactory to the Rating Agencies;

(v) make such representations and warranties as of the closing date of the Securitization with respect to the Properties, Borrower, each Master Tenant, Sole Member, Guarantor and the Loan Documents as may be reasonably requested by Lender or requested by the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents except to the extent such representations and warranties in the Loan Agreement specifically refer to an earlier date, in which case they shall be true, complete and correct in all material respects as of such earlier date, and in all cases subject to changes in facts and circumstances that did not and do not give rise to a Default or Event of Default under the Loan Documents;

(vi) make upon Lender’s written request, without limitation, all structural or other changes to the Loan (including delivery of one or more new component notes to replace the original notes or modify the original notes to reflect multiple components of the Loan (including senior and subordinate components and notes, but not mezzanine debt) and such new notes or modified note may have different interest rates and amortization schedules (collectively, “Note Components”)), modifications to any documents evidencing or securing the Loan, delivery of opinions of counsel acceptable to the Rating Agencies or reasonably acceptable to potential investors and addressing such matters as the Rating Agencies may require or potential investors may reasonably require;

provided, however, that in creating such new notes or modified notes, Lender shall not have the right to recast any portion of the Loan as a mezzanine loan (but may bifurcate the Loan into senior and subordinate components), and Borrower shall not be required to modify (i) the initial weighted average interest rate payable under the Note, provided no such reallocation shall modify the aggregate amortization of principal of the Note or the allocation of prepayments set forth in Section 2.4.1 and 2.5.2, (ii) the stated maturity of the Note, (iii) the aggregate amortization of principal of the Note, (iv) any other material economic term of the Loan, or (v) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents. In connection with the foregoing: (1) Borrower covenants and agrees to modify the Cash Management Agreement to reflect the newly created components and notes; (2) any Note Components shall have individual interest rates which, initially, on a weighted average basis, shall equal the Spread; and (3) unless an Event of Default shall have occurred and be continuing, any prepayments following a Casualty or Condemnation, and any prepayments made in accordance with Sections 2.4.1, 2.5.2 and 7.8(c) up to the Earn-Out Cap shall be applied pro rata among each Note and each Note Component with respect to such prepayments up to the Pro Rata Cap (which such amount shall exclude the prepayments made under Section 7.8(c) up to the Earn-Out Cap) and thereafter sequentially among the Note Components starting with the most senior class to the most junior class, which the Borrower acknowledges and agrees may result in “rate creep,” provided, however, that following an Event of Default, such prepayments may be applied among Note Components in such sequence as Lender shall elect in its sole discretion, which the Borrower acknowledges and agrees may result in “rate creep”. Lender shall have the right to deliver written notice to Borrower from time to time (a “Componentization Notice”), specifying that the Note has been subdivided into multiple Note Components in accordance with this sub-clause (vi). The Componentization Notice shall specify the notional balance and an interest rate applicable to each Note Component, subject to the requirements of this sub-clause (vi). A Componentization Notice need not be countersigned by Borrower in order to be effective, but Borrower shall countersign any Componentization Notice that is consistent with this clause (vi) if requested by Lender.

(vii) if requested by Lender, review any information regarding the Properties, Borrower, each Master Tenant, Sole Member, Guarantor and the Loan which is contained in any Disclosure Documents (including any amendment or supplement to either thereof), including without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgages,” “Description of the Mortgage Loan and Mortgaged Properties,” “The Borrower,” “The Master Tenants,” “The Third Party Subleases”, “The Master Leases,” “The Lineage Subtenants”, the “Lineage Subleases”, “Certain Legal Aspects of the Mortgage Loan” and “the Ground Leases” (or sections similarly titled or covering similar subject matters) and shall confirm that the factual statements and representations contained in such sections and such other information in the Disclosure Documents (to the extent such information relates to, or is based on, or includes any information regarding the Properties, Borrower, any Master Tenant, the Lineage Subtenants, Sole Member, Guarantor, and/or the Loan) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; and

(viii) supply to Lender such documentation, financial statements and reports in form and substance required in order to comply with any applicable securities laws.

(b) GS or an agent appointed by it, in either case acting solely for this purpose as an agent of Borrower, shall maintain a register for the recordation of the names and addresses of each Lender, and the principal amounts (and stated interest) of the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower and each Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The information contained in the Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice, and GS or the agent appointed by it shall provide Borrower a copy of such Register upon Borrower’s request.

(c) Each Lender that sells a participation pursuant to Section 9.1.1(a) shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5 of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Notwithstanding anything to the contrary set forth in this Agreement, (i) Lender shall not be permitted to include in any Disclosure Document or other document, agreement or instrument or otherwise disclose in any manner any information that would result in the breach or violation of any confidentiality agreement or obligation with, or relating to, any Tenant or customer of any Property, and (ii) no Indemnifying Person shall have any liability or be obligated to indemnify, defend, hold harmless or otherwise pay any amount pursuant to the terms of any Loan Document on account of or relating to the fact that such information is not included in any Disclosure Document or other document, agreement or instrument or is not otherwise disclosed in any manner, provided, however, that notwithstanding the foregoing, (x) Lender shall be permitted to include in any such Disclosure Document, agreement, instrument or disclosure the ICE Disclosure Detail, and (y) the foregoing limitation on the liability and obligations of the Indemnifying Persons shall not apply to the ICE Disclosure Detail.

(e) If Lender intends to create either (a) a dedicated “spread maintenance” class or other call protection class of securities in connection with a Securitization or (b) any other non-principal and interest payment securities in connection with a Securitization, then in either case (i) Borrower and Guarantor will be promptly notified thereof and (ii) Guarantor or Borrower, at Borrower’s election, shall be entitled to purchase such securities.

9.1.2. Re-Dating. In connection with a Securitization or other sale of all or a portion of the Loan, Lender shall have the right to modify all operative dates (including but not limited to Payment Dates, Interest Period start dates and end dates, etc. (but not the date for delivery of financial statements or notices under the Loan Documents)) under the Loan Documents, by up to ten (10) days (such action and all related action is a “Re-Dating”); provided, however, that no such Re-Dating shall result in any additional economic cost to Borrower. Borrower shall cooperate with Lender to implement any Re-Dating. If Borrower fails to cooperate with Lender within ten (10) Business Days of written request by Lender, Lender is hereby appointed as Borrower’s attorney in fact to execute any and all documents necessary to accomplish the Re-Dating.

9.1.3. Uncross of Properties. Borrower agrees that at any time Lender shall have the unilateral right to elect to uncross any one or more Individual Properties (collectively, the “Affected Properties”). In furtherance thereof, Lender shall have the right to (a) sever or divide the Note and the other Loan Documents in order to allocate to such Affected Properties the portion of the Loan allocable to such Affected Properties to be evidenced by a new note and secured by such other loan documents (collectively, the “New Note”) having a principal amount equal to the then outstanding Allocated Loan Amount applicable to the Affected Properties, (b) segregate the applicable portion of each of the Reserve Funds relating to the Affected Properties, (c) release any cross-default and/or cross-collateralization provisions applicable to the Affected Properties and (d) take such additional action consistent therewith or necessary to create multiple pools of Individual Properties that may be sold or securitized; provided that such New Note secured by the Affected Properties, together with the Loan Documents secured by the remaining Properties, shall not increase in the aggregate (i) any monetary obligation of Borrower under the Loan Documents, or (ii) any right or other obligation of Borrower under the Loan Documents other than to a de minimis extent. In connection with the transfer of the Affected Properties as provided for in this Section 9.1.3, the Loan shall be reduced by an amount equal to the amount of the New Note applicable to the Affected Properties and the new loan secured by the Affected Properties and evidenced by the New Note shall be in an amount equal to the applicable Allocated Loan Amount. Subsequent to the release of the Affected Properties from the lien of the Loan pursuant to this Section 9.1.3, the balances of the components of the Loan shall be the same as they would have been had a prepayment occurred in an amount equal to the applicable Allocated Loan Amount of the Affected Properties, and such prepayment had been applied pro rata to all remaining payments. At the request of Lender, Borrower shall otherwise cooperate with Lender in its attempt to satisfy all requirements necessary in order for Lender to obtain written confirmation from the Rating Agencies that such transfer of the Affected Properties from the Securitization and splitting of the Loan shall not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof, which requirements shall include, without limitation: (A) delivery of evidence that the single purpose nature and bankruptcy remoteness of the Individual Borrowers owning Individual Properties other than the Affected Properties following such release have not been adversely affected and are in accordance with the terms and provisions of this Agreement (which evidence may include a “bring-down” of the Insolvency Opinion); and (B) the execution of such documents and instruments and delivery by Lender of such opinions of counsel as are typical for similar transactions, including, an opinion of counsel (if such is correct under applicable Legal Requirements) that the release of the Affected Property will not be a “significant modification” of this Loan within the meaning of Section 1.1001-3 of the regulations of the United States Department of the Treasury and that all other requirements applicable, if any, to a REMIC Trust, have been satisfied or have not otherwise been violated. Provided that no Event of Default shall have occurred and be continuing under the Loan Documents, and unless effectuated prior to the Securitization of any portion of the Loan, Lender shall cause all reasonable costs and expenses incurred by Borrower in connection with this Section 9.1.3 (including, without limitation, any costs and expenses incurred by Borrower in connection with the transfer of the Affected Properties to a Special Purpose Entity, the modifications of the Loan Documents and/or the maintenance and operation of such Special Purpose Entity) to be paid by Lender, subject to the Borrower Legal Cost Cap and the terms of Section 9.1.4 below.

9.1.4. Costs and Expenses. Notwithstanding anything to the contrary in the Loan Documents, to the extent any transaction pursuant to this Section 9.1 or Section 9.2 hereof is proposed or consummated (including, without limitation, any Note Components or Securitization), Lender shall be responsible for payment of all costs and expenses relating to such transaction, including, without limitation, (a) any mortgage recording taxes and title insurance premiums, (b) all third party costs and expenses incurred by Lender in connection with any such transaction, (c) fees and disbursements of counsel to Lender, (d) the fees and expenses of the Rating Agencies, (e) up to $50,000 in fees and disbursements of counsel to Borrower and Guarantor (the “Borrower Legal Cost Cap”), and (f) all third party costs and expenses incurred by Borrower or Guarantor in connection with Borrower’s and Guarantor’s complying with requests made under this Section 9.1 or Section 9.2.

9.1.5. No Mezzanine Debt. Notwithstanding anything to the contrary in the Loan Documents, Lender may not, either before or after the Closing Date, bifurcate the Loan into a mortgage loan and mezzanine debt.

Section 9.2. Securitization Indemnification. (a) Subject to Section 9.1.1(d), Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. Subject to Section 9.1.1(d), in the event that any Disclosure Document is required to be revised prior to the sale of all Securities, Borrower shall cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) Subject to Section 9.1.1(d), the Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) the Indemnifying Persons have carefully examined the Disclosure Documents, including, without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgages,” “Description of the Mortgage Loan and Mortgaged Properties,” “The Borrower,” “The Master Tenants,” “The Third Party Subleases”, “The Master Leases,” “The Lineage Subtenants”, the “Lineage Subleases”, “Certain Legal Aspects of the Mortgage Loan” and “the Ground Leases” (or similar entitled sections), and (B) such sections and such other information in the Disclosure Documents (to the extent such information relates to or includes any Provided Information or any information regarding the Properties, Borrower, any Master Tenant, any Lineage Subtenant, Sole Member, Guarantor and/or the Loan) (collectively with the Provided

Information, the “Covered Disclosure Information”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying the Indemnified Parties for any losses, claims, damages, liabilities or reasonable and documented costs and expenses (including, without limitation, reasonable and documented legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Party may become subject insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (iii) agreeing to reimburse each Indemnified Party for any reasonable and documented legal or other expenses incurred by such Indemnified Party, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification and reimbursement obligations provided for in clauses (ii) and (iii) above shall be effective, valid and binding obligations of the Indemnifying Persons, whether or not an indemnification agreement described in clause (i) above is provided. For purposes of this Agreement, Covered Disclosure Information shall not include, (v) any information subject to a confidentiality agreement as set forth in Section 9.1.1(d) above, other than ICE Disclosure Detail, (w) any untrue statements or omissions about which Borrower has provided notice in writing (which may be by email to Miriam Wheeler (miriam.wheeler@gs.com), Siddharth Shrivastava (siddharth.shrivastava@gs.com), Leah Nivison (leah.nivison@gs.com), John Harrison, Esq. (jharrison@cgsh.com), Lisa Pauquette, Esq. (lisa.pauquett@cwt.com)) and such other individuals that any of the foregoing may designate via email to David Brandes (david@bay-grove.com), Jason Burnett (jburnett@lineagelogistics.com), Brian Golper (bgolper@lineagelogistics.com), and Hilary Shalla (hilary.shalla@lw.com)) prior to the distribution of the Disclosure Document; provided that such notice is not inconsistent with (and the applicable comment, correction or objection by Borrower is consistent with) information provided by or on behalf of Borrower to Lender in connection with the Loan, (x) any statements which are derived from third party information not prepared by or on behalf of Borrower, any Master Tenant, Sole Member or Guarantor with respect to which Borrower has provided notice to Lender in writing prior to the distribution of the Disclosure Document that Borrower is unable to verify, (y) any Disclosure Document (or any provisions thereof) with respect to which Borrower is not provided a reasonable opportunity to review (unless such Disclosure Document (or such provisions thereof) is consistent in all material respects with information provided to Lender by or on behalf of Borrower), it being acknowledged and agreed that Borrower shall in all events have two (2) Business Days to review each draft of any Disclosure Document (or any provision thereof), or (z) any misstatements or omissions resulting from any Indemnified Party’s failure to accurately transcribe written information delivered to Lender by or on behalf of Borrower or failure to include information provided to Lender by Borrower prior to distribution of the applicable Disclosure Document, unless Borrower has been provided a reasonable opportunity to review such Disclosure Documents (or the applicable portions thereof) and failed to notify Lender of such misstatements or omissions.

(c) Subject to the limitations set forth in clauses (v) through (z) of Section 9.2(b) above, in connection with any filing pursuant to the Exchange Act in connection with or relating to the Securitization, the Indemnifying Persons jointly and severally agree to indemnify (i) each Indemnified Party for Liabilities to which any such Indemnified Party may become subject insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact in the Covered Disclosure Information, or the omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Party for any reasonable and documented legal or other expenses incurred by such Indemnified Parties, as they are incurred, in connection with defending or investigating the Liabilities.

(d) Subject to the limitations set forth in clauses (v) through (z) of Section 9.2(b) above, Borrower shall indemnify the Indemnified Parties against any liabilities to which an Indemnified Party may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the liabilities arise out of or are based upon any untrue statement of any material fact in any information regarding the Properties, Borrower, the any Master Tenant, any Lineage Subtenant, Sole Member, Guarantor and/or the Loan provided by or on behalf of an Indemnifying Party to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

(e) Promptly after receipt by an Indemnified Party of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Party otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Party, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from any Indemnifying Person to the Indemnified Party of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Parties on the other hand, and an Indemnified Party shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Parties that are different or in addition to those available to the Indemnifying Person, the Indemnified Party or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or Persons. The Indemnified Party shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Party is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Party. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Party.

(f) Without the prior written consent of Lender or its designee (which consent shall not be unreasonably withheld, conditioned or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Lender or its designee reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Party hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Party without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld, conditioned or delayed).

(g) The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Party harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Party, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Party, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Parties, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (1) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (2) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Parties collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by the Indemnified Parties in connection with the closing of the Loan or the Securitization.

(h) The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Party is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Parties are intended third-party beneficiaries under this Section 9.2.

(i) The liabilities and obligations of the Indemnified Parties and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(j) Notwithstanding anything to the contrary contained in this Agreement, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization or to otherwise be required to be a registrant pursuant to any public offering of any securities secured by the Loan.

(k) This Section 9.2 shall not apply with respect to any Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 9.3. Exculpation. (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgages or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgages and the other Loan Documents, or in the Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgages and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Mortgages or the other Loan Documents. The provisions of this Section 9.3 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under any of the Mortgages; (iii) affect the validity, enforceability or terms of the Limited Recourse Guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases; or (vi) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgages or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Properties.

(b) Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover, and Borrower shall be fully and personally liable and subject to legal action, for any loss, cost, expense, damage, claim or other obligation (including without limitation reasonable and documented attorneys’ fees and court costs) incurred or suffered by Lender arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by any Individual Borrower, Sole Member, any Master Tenant, any Lineage Subtenant or Guarantor in connection with the Loan;

(ii) the gross negligence or willful misconduct of any Individual Borrower, Sole Member, any Master Tenant, any Lineage Subtenant or Guarantor in connection with the Loan or the Properties;

(iii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity Agreement or in the Mortgages concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in any such document;

(iv) the removal or disposal of any portion of any Individual Property during the continuance of an Event of Default (unless such portion of the Individual Property is replaced by an item of equal or greater value);

(v) material physical waste of any Individual Property caused by the intentional acts or intentional omissions of any Individual Borrower, Sole Member, any Master Tenant, any Lineage Subtenant or Guarantor (provided that physical waste shall not include normal and reasonable wear and tear to any Individual Property that occurs in the ordinary course of business);

(vi) the misapplication or conversion by any Individual Borrower, Sole Member, any Master Tenant or Guarantor of (A) any Insurance Proceeds paid by reason of any Casualty, (B) any Awards received in connection with a Condemnation, (C) any Rents following the occurrence and during the continuance of an Event of Default, or (D) any Rents paid more than one (1) month in advance;

(vii) failure to pay charges for labor or materials or other charges or judgments that can create Liens on any portion of any Individual Property unless (A) such charges or other judgments are being contested as permitted hereunder, (B) funds for payment of such charges or judgments are being held by Lender in any Reserve Fund or (C) there are insufficient Rents to pay the same;

(viii) any security deposits, advance deposits or any other deposits collected by Borrower with respect to any Individual Property which are not delivered to Lender upon a foreclosure of such Individual Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases;

(ix) except with respect to the release of Condemnation Parcel pursuant to Section 2.5.5 hereof, the difference, if any, between (A) the actual amount of any prepayment of the Loan paid to Lender in connection with a deemed sale of such Individual Property pursuant to Section 2.4.2(b) and (B) the Adjusted Release Amount of such Individual Property, provided that any liability incurred pursuant to this clause (ix) shall not exceed ten percent (10%) of the Original Principal Indebtedness;

(x) a breach of Section 9.2 hereof;

(xi) any physical damage to any Property resulting from the removal of equipment, personalty, fixtures or improvements therefrom in connection with a foreclosure by any lender to any Master Tenant or any Lineage Subtenant having a security interest in such equipment, personalty, fixtures or improvements;

(xii) any Individual Borrower failing, or at any time having failed to be a Special Purpose Entity, including, without limitation, by virtue of owning any property other than the Property;

(xiii) the failure of the representations contained in Section 4.1.38(v) or 4.1.38(xi) to be true, without giving effect to any exceptions to such representations;

(xiv) a breach of the first sentence of Section 5.1.20(e);

(xv) any act or omission of any Individual Borrower, Sole Member, Guarantor, any Master Tenant, any Lineage Subtenant or their respective Affiliates which hinders, delays or interferes with Lender’s enforcement of its rights under the Loan Documents or the realization on any collateral for the Loan, other than acts or omissions taken (or not taken) in good faith; or

(xvi) to the extent that the Earn-Out Property (Dallas Hunt SW) becomes collateral for the Loan, all amounts set forth on Schedule 7.5.1 with respect to Unfunded Obligations related to the Earn-Out Property (Dallas Hunt SW) that have not been previously satisfied by the seller of such Property as of the date on which the applicable Individual Borrower acquired the same, for so long as such Unfunded Obligations remain unsatisfied; provided, however, that there shall be no liability under this clause (xvi) to the extent that the Tenant at such Individual Property delivers an executed notice of commencement of its Lease confirming the satisfaction of such Unfunded Obligations or such other notice by such Tenant confirming the same).

(c) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgages or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower (1) in the event of: (aa) any Individual Borrower filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (bb) the filing of an involuntary petition against any Individual Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower, Sole Member or Guarantor colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (cc) Borrower filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (dd) Borrower consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of any Individual Property; or (ee) Borrower making an assignment for the benefit of creditors; (2) if any Individual Borrower fails to comply in any material respect with any representation, warranty or covenant set forth in Section 4.1.30 hereof; (3) if Borrower fails to obtain Lender’s prior written consent to any Indebtedness or voluntary Lien encumbering any of the Properties except Indebtedness and Liens permitted pursuant to this Agreement; provided, however, to the extent any such Indebtedness results from the recharacterization of an operating lease to a capital lease, Borrower’s liability hereunder shall be limited to any loss, cost, expense, damage, claim or other obligation (including without limitation reasonable and documented attorneys’ fees and court costs) incurred or suffered by Lender in connection therewith; or (4) if Borrower fails to obtain Lender’s prior written consent to any Transfer, to the extent such consent is required by this Agreement.

Section 9.4. Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer; provided, however, that Borrower and Lender hereby agree that the master Servicer shall be Midland. Borrower shall be responsible for any reasonable set up fees or any other initial costs relating to or arising under the Servicing Agreement, but Borrower shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for: (a) reasonable and documented expenses paid by Servicer or trustee in respect of the protection and preservation of the Properties (including, without limitation, payments of Property Taxes, Insurance Premiums and Ground Rent), (b) all reasonable and documented costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees payable by Lender to Servicer as a result of an Event of Default under the Loan or the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents or of any insolvency or bankruptcy proceeding or any other similar fees that are due and payable to Servicer under the Servicing Agreement or the trustee, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis; (c) the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer or the trustee may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement) and are permitted pursuant to this Agreement; and (d) any costs or expenses incurred in connection with special requests made by Borrower, Sole Member or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, assumption or modification of the Loan; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Servicer or Lender.

Section 9.5. Administration of Bankruptcy Claims. Borrower and Lender agree that, with respect to each Master Lease, each applicable Individual Borrower hereby transfers to Lender, in the event of any proceeding involving the applicable Master Tenant under the Bankruptcy Code or any similar proceeding, all of such Individual Borrower’s rights to (a) file any proof of such claims, (b) cast any votes relating to any claims of such Individual Borrower against such Master Tenant in such proceedings, (c) collect and receive any dividends payable with respect to such claims, (d) take any action or commence any proceeding to collect such claims, (e) file any motion for relief from the stay imposed under Section 362(a) of the Bankruptcy Code or any similar statute, (f) file any motion to compel such Master Tenant to assume or reject the applicable leases or subleases under the Bankruptcy Code or any similar statute, or (g) take any other actions to collect or protect such claims, and Lender shall use commercially reasonable efforts to enforce and exercise such rights. Each Individual Borrower agrees that Lender shall be the sole party permitted to participate in the administration of the estate of such Master Tenant under any proceeding under the Bankruptcy Code or any similar statute with respect any such claims.

X. MISCELLANEOUS

Section 10.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2. Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from delaying or conditioning such consent or approval. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefore.

Section 10.3. Governing Law.

(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPALS

OF CONFLICT LAWS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL, EXCEPT AS EXPRESSLY PROVIDED IN ANY OTHER LOAN DOCUMENT WITH RESPECT TO SUCH LOAN, BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH EACH INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER (WITH THE EXCEPTION OF MORTGAGES OR DEEDS OF TRUST RELATING TO INDIVIDUAL PROPERTIES IN THE STATES OF WASHINGTON, CALIFORNIA AND ILLINOIS, WHICH ARE GOVERNED IN THEIR ENTIRETY BY THE LAW OF THE STATE WHERE SUCH INDIVIDUAL PROPERTIES ARE LOCATED). TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORK, MAY BE SERVED UPON BORROWER BY UNITED STATES MAIL OR BY EXPEDITED PREPAID DELIVERY SERVICE, EITHER COMMERCIAL OR UNITED STATES POSTAL SERVICE, TO BORROWER AT THE ADDRESS SET FORTH IN SECTION 10.6 AND SHALL BE DEEMED IN EVERY RESPECT PROPER AND EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK.

UPON THE SERVICE OF PROCESS IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING PARAGRAPH, BORROWER HEREBY WAIVES ANY COMMON LAW, EQUITABLE, STATUTORY OR OTHER RIGHT TO ANY DEFENSE THAT PROCESS WAS NOT PROPERLY AND EFFECTIVELY SERVED ON BORROWER. THIS WAIVER OF DEFENSE IS GIVEN INTENTIONALLY, KNOWINGLY AND VOLUNTARILY BY BORROWER. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (c) by facsimile (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	Goldman Sachs Bank USA 200 West Street New York, New York 10282 Attention: Miriam Wheeler and J. Theodore Borter Facsimile No.: (212) 902-3000

Morgan Stanley Bank, N.A. 1585 Broadway, 25th Floor New York, New York 10036 Attention: George Kok Facsimile No.: (212) 507-4859 and

JPMorgan Chase Bank, National Association
383 Madison Avenue
New York, New York 10179
Attention: Thomas N. Cassino and Nancy Alto
Facsimile No.: (212) 272-7047

with a copy to:	Goldman Sachs Mortgage Company
2001 Ross Avenue, 30th Floor
Dallas, Texas 75201
Attention: Mortgages Legal (REFG)
Facsimile No.: 212-291-5318

with a copy to:	Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: John Harrison, Esq.
Facsimile No.: (212) 225-3999

If to Borrower:	c/o Lineage Logistics Holdings
46500 Humboldt Drive
Novi, Michigan 48377
Attention: Michelle Domas, Vice President – Treasury
Email: realestate@lineagelogistics.com

With a copy to:	Lineage Logistics Holdings, LLC
1 Park Plaza, Suite 550
Irvine, CA 92614
Attention: General Counsel
Facsimile No.: 949-247-5188

With a copy to:	Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626
Attention: Hilary A. Shalla, Esq.
Facsimile No.: (714) 755-8290

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day; or in the case of facsimile, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming. Each Individual Borrower hereby designates Guarantor (“Borrower Agent”), as the party to give and receive notices on behalf of such Individual Borrower hereunder and to perform all other functions of such Individual Borrower contemplated by the Loan Documents, and any notice received by Lender from a Borrower other than Borrower Agent shall not constitute effective notice to, or be binding upon Lender hereunder. Lender shall give Borrower prompt written notice of any Securitization and/or engagement of any Servicer and any changes to the addresses for notices to Lender as a result thereof.

Section 10.7. Trial by Jury. EACH OF LENDER AND BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY LENDER AND BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY LENDER.

Section 10.8. Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10. Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11. Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12. Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13. Expenses; Indemnity. (a) Except for those fees and expenses that Lender is required to pay pursuant to Section 9.1.4 above, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties), provided that, Borrower shall not be required to pay in excess of $2,500,000 with respect to fees and expenses related to the origination of the Loan, but excluding (A) Borrower and Guarantor’s legal fees and expenses (including the fees of local counsel), (B) the cost of title insurance and other fees paid to the title company, (C) mortgage taxes, transfer taxes and other recording costs, (D) the cost of obtaining any interest rate cap, (E) costs of forming new Borrower entities, obtaining independent directors for Borrower and ordering organizational documents and good standing certificates, and (F) any upfront fee payable to Lender (as agreed pursuant to a separate written agreement); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements under this Agreement; (iii) obtaining any Rating Agency Confirmation in respect of any matter required or requested by Borrower hereunder; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers, substitutions, releases or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable and documented fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties including any reasonable and documented fees and expenses incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees (and interest payable on advances made by the Servicer or the securitization trustee with respect to delinquent debt service payments), or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.4; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Cash Management Account.

(b) Borrower shall indemnify, defend and hold harmless Lender and its officers, directors, agents, employees (and the successors and assigns of the foregoing) and any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by any Mortgage is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan (collectively, the “Lender Indemnitees”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable and documented fees and disbursements of counsel for Lender Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not a Lender Indemnitee shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Lender Indemnitee in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, (ii) the use or intended use of the proceeds of the Loan or (iii) (A) the ownership of the Mortgages, the Properties or any interest therein or receipt of any Rents; (B) any amendment to, or restructuring of, the Debt, the Note, this Agreement, the Mortgages, or any other Loan Documents requested by Borrower or during the continuance of an Event of Default; (C) any and all lawful action that may be taken by Lender in connection with the enforcement of the provisions of this Agreement, the Note, the Mortgages or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with Individual Borrower, any guarantor or indemnitor and/or any partner, joint venturer or shareholder thereof becoming a party to a Bankruptcy Action; (D) any accident, injury to, or death of, persons or loss of or damage to property occurring in, on or about the Properties or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways occurring prior to the entry upon and taking of actual physical possession of the applicable Property by a receiver, Lender or anyone claiming by, through or under Lender; (E) any use, nonuse or condition in, on or about the Properties or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways prior to the entry upon and taking of actual physical possession of the Property by a receiver, Lender or anyone claiming by, through or under Lender; (F) performance of any labor or services or the furnishing of any materials or other property in respect of the Properties or any part thereof prior to the entry upon and taking of actual physical possession of the Property by a receiver, Lender or anyone claiming by, through or under Lender; (G) the failure of any person to file timely with the Internal Revenue Service an accurate Form 1099-B, Proceeds from Broker and Barter Exchange Transactions, which may be required in connection with the Mortgages, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which the Mortgages are made; (H) any failure of the Properties to be in compliance with any Legal Requirements prior to the entry upon and taking of actual physical possession of the Property by a receiver, Lender or anyone claiming by, through or under Lender;

(I) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease prior to the entry upon and taking of actual physical possession of the Property by a receiver, Lender or anyone claiming by, through or under Lender; and (J) the payment of any commission, charge or brokerage fee to anyone claiming through Borrower which may be payable in connection with the funding of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Lender Indemnitees hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Lender Indemnitees. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Lender Indemnitees. This Section 10.13(b) shall not apply with respect to any Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) Except for those fees and expenses that Lender is required to pay pursuant to Section 9.1.4 above, Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and the Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14. Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16. No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17. Publicity. All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents or to Lender or any of its Affiliates shall be subject to the prior approval of Lender (such approval not to be unreasonably withheld, conditioned or delayed). Provided that no Event of Default has occurred and is continuing, all news releases, publicity or advertising by or on behalf of Lender or their Affiliates through any media intended to reach the general public (collectively, “Public Advertising”) which refers to the Loan Documents or the financing evidenced by the Loan Documents or to Borrower or any of its Affiliates shall be subject to the prior approval of Borrower (such approval not to be unreasonably withheld, conditioned or delayed), provided, however, that “Public Advertising” shall in no event be deemed to include any Disclosure Document or other instrument disseminated by Lender or its Affiliates in connection with the Securitization or the marketing for sale of any interest of Lender in the Loan.

Section 10.18. Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.19. Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20. Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents, the provisions of this Loan Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21. Brokers and Financial Advisors. Borrower hereby represents that, other than the Lender and Eastdil Secured, it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s reasonable and documented attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22. Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23. Joint and Several Liability. If Borrower consists of more than one (1) Person, the obligations and liabilities of each Person shall be joint and several.

Section 10.24. Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(i) the right to periodically, but in no event more than once per calendar quarter, consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings between Lender and Borrower’s management shall be scheduled and coordinated at reasonable times and upon reasonable advance notice by Lender to Borrower;

(ii) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice (but in any event not more than once per calendar quarter pursuant to this Section 10.24);

(iii) the right, in accordance with Section 5.1.11 hereof, to receive monthly, quarterly and year-end financial reports in accordance with the terms thereof; and

(iv) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Properties and subject to the provisions of Section 2.5.3).

The rights described above in this Section 10.24 may be exercised by any entity which owns and Controls, directly or indirectly, substantially all of the interests in Lender.

Section 10.25. Reserved.

Section 10.26. Confidentiality. Lender agrees that it shall treat as confidential all confidential information provided to Lender by or on behalf of Borrower hereunder; provided, however, that, subject to Section 9.1.1(d), nothing herein shall prevent Lender from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process, (b) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (c) upon the request or demand of any regulatory authority having jurisdiction over Lender, (d) to the extent that such information becomes publicly available other than by reason of disclosure by Lender in violation of this Section 10.26, (e) to Lender’s affiliates and to Lender and Lender’s respective employees, legal counsel, independent auditors and other experts or agents involved in consideration of the transactions contemplated hereby who are informed of the confidential nature of such information and either have a legal obligation to keep, or agree with Lender to keep, such information confidential, and (f) to actual or potential assignees, participants or derivative investors in the Loan, in which case Lender shall mark such information “Confidential” prior to distribution thereof.

Section 10.27. USA PATRIOT Act Records. Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and Guarantor, which information includes the name and address of Borrower and Guarantor and other information that will allow Lender to identify Borrower and Guarantor in accordance with the USA PATRIOT Act.

Section 10.28. No Fiduciary Duty.

(a) Borrower acknowledges that, in connection with this Agreement, the other Loan Documents and the transaction contemplated hereby, Lender has relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, accounting, tax and other information provided to, discussed with or reviewed by Lender for such purposes, and Lender does not assume any liability therefor or responsibility for the accuracy, completeness or independent verification thereof. Lender, its affiliates and their respective equityholders and employees (for purposes of this Section, the “Lending Parties”) have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Guarantor, Borrower or any other Person or any of their respective affiliates or to advise or opine on any related solvency or viability issues.

(b) It is understood and agreed that (i) the Lending Parties shall act under this Agreement and the other Loan Documents as an independent contractor, and (ii) nothing in this Agreement, the other Loan Documents, the transaction contemplated hereby or otherwise shall be deemed to create (A) a fiduciary duty (or other implied duty) on the part of any Lending Party to Guarantor, Borrower, any of their respective affiliates, stockholders, employees or creditors, or any other Person or (B) a fiduciary or agency relationship between Guarantor, Borrower or any of their respective affiliates, stockholders, employees or creditors, on the one hand, and the Lending Parties, on the other. Borrower agrees that neither it nor Guarantor nor any of their respective affiliates shall make, and hereby waives, any claim against the Lending Parties based on an assertion that any Lending Party owes a fiduciary or similar duty to Borrower, Guarantor or their respective affiliates, stockholders, employees or creditors. Nothing in this Agreement or the other Loan Documents is intended to confer upon any other Person (including affiliates, stockholders, employees or creditors of Borrower and Guarantor) any rights or remedies by reason of any fiduciary or similar duty.

(c) Borrower acknowledges that it has been advised that the Lending Parties are a full service financial services firm engaged, either directly or through affiliates in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Lending Parties may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of affiliates of Borrower, including Guarantor, as well as of other Persons that may (i) be involved in transactions arising from or relating to the transaction contemplated hereby, (ii) be customers or competitors of Borrower, Guarantor and/or their respective affiliates, or (iii) have other relationships with Borrower, Guarantor and/or their respective affiliates. In addition, the Lending Parties may provide investment banking, underwriting and financial advisory services to such other Persons. The Lending Parties may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of affiliates of Borrower, including Guarantor, or such other Persons. The transactions contemplated pursuant to this Agreement may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although the Lending Parties in the course of such other activities and relationships may acquire information about the transactions contemplated pursuant to this Agreement or other Persons that may be the subject of the transactions contemplated pursuant to this Agreement, the Lending Parties shall have no obligation to disclose such information, or the fact that the Lending Parties are in possession of such information, to Borrower, Guarantor or any of their respective affiliates or to use such information on behalf of Borrower, Guarantor or any of their respective affiliates.

(d) Borrower acknowledges and agrees that Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to this Agreement, the other Loan Documents the transactions contemplated pursuant to this Agreement and the process leading thereto.

Section 10.29. EU Bail-in Rule. Notwithstanding anything to the contrary in any of the Loan Documents or in any other agreement, arrangement or understanding, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any EEA Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(ii) the effects of any EEA Bail-In Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

XI. JOINT AND SEVERAL LIABILITY; WAIVERS

Section 11.1. Joint and Several Liability; Primary Obligors. Each Individual Borrower (each, a “Borrower Entity”) shall be a primary obligor with respect to payment of the Debt and performance of Borrower’s obligations under the Loan Documents and all such Borrower Entities shall be jointly and severally liable for payment of the Debt and performance of such other obligations. As used herein, references to “Other Borrowers” shall mean all Borrower Entities other than the particular Borrower Entity so referred.

Section 11.2. Waivers. Without limiting the primary liability of each Borrower Entity as set forth above, to the extent any such Borrower Entity is determined to be secondarily liable with respect to any portion of the Debt or any other obligation hereunder, the following shall apply:

11.2.1. No Duty To Pursue Others. It shall not be necessary for Lender (and each Borrower Entity hereby waives any rights which such Borrower Entity may have to require Lender), in order to enforce the obligations of each Borrower Entity hereunder, first to (a) institute suit or exhaust its remedies against any Other Borrower or others liable on the Debt or any other person, (b) enforce Lender’s rights against any Collateral mortgaged, pledged or granted by any Other Borrower which shall ever have been given to secure the Debt (“Other Borrower Collateral”), (c) enforce Lender’s rights against any other guarantors of the Debt, (d) join Borrower or any others liable on the Debt in any action against any Other Borrower seeking to enforce the Loan Documents, (e) exhaust any remedies available to Lender against any Collateral which shall ever have been given to secure the Debt, or (f) resort to any other means of obtaining payment of the Loan by any Other Borrower. Lender shall not be required to mitigate damages or take any other action pertaining to any Other Borrower or any Other Borrower Collateral to reduce, collect or enforce the Debt from any Other Borrower.

11.2.2. Waivers. Each Borrower Entity agrees to the provisions of the Loan Documents, and hereby waives notice of (a) any loans or advances made by Lender to any Other Borrower, (b) acceptance of the Loan Documents, (c) any amendment or extension of the Note, this Agreement or of any other Loan Documents entered into by any Other Borrower, (d) the execution and delivery by any Other Borrower and Lender of any other loan or credit agreement or of any Other Borrower’s execution and delivery of any promissory notes or other documents arising under the Loan Documents or in connection with the Other Borrower Collateral, (e) the occurrence of any breach by any Other Borrower or an Event of Default with respect to any Other Borrower or Other Borrower Collateral, (f) Lender’s transfer or disposition of the Debt, or any part thereof, (g) sale or foreclosure (or posting or advertising for sale or foreclosure) of any Other Borrower Collateral, (h) protest, proof of non-payment or default by any Other Borrower and (i) except to the extent expressly required under any of the Loan Documents, any other action at any time taken or omitted by Lender, and, generally, all demands and notices to any Other Borrower of every kind in connection with the Loan Documents, any documents or agreements evidencing, securing or relating to any of the Debt.

11.2.3. Waiver of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in the Loan Documents, each Borrower hereby unconditionally and irrevocably waives, releases and abrogates, prior to the payment in full of the Loan and for a period of ninety-one (91) days thereafter any and all rights it may now or hereafter have under any agreement, at law or in equity (including any law subrogating such Borrower Entity to the rights of Lender), to assert any claim against or seek contribution, (other than pursuant to the express provisions of Section 11.4), indemnification or any other form of reimbursement from any Other Borrower or any other party liable for payment of any or all of the Debt for any payment made by such Borrower Entity under or in connection with the Loan Documents or otherwise.

11.2.4. Events And Circumstances Not Reducing Or Discharging Guarantor’s Obligations. Each Borrower Entity hereby consents and agrees to each of the following, and agrees that such Borrower Entity’s obligations under the Loan Documents shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any common law, equitable, statutory or other rights (including rights to notice) which such Borrower Entity might otherwise have as a result of or in connection with any of the following:

(a) Modifications. Any renewal, extension, increase, modification, alteration, restatement or rearrangement entered into by any Other Borrower of all or any part of the Debt, the Note, the Loan Agreement, the other Loan Documents, or any other document, instrument, contract or understanding between any Other Borrower and Lender, or any other parties, pertaining to the Debt or any failure of Lender to notify Borrower Entity of any such action.

(b) Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Lender to any Other Borrower.

(c) Condition of Borrower or Borrower Entity. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any Other Borrower or any other party at any time liable for the payment of all or part of the Debt; or any dissolution of any Other Borrower, or any sale, lease or transfer of any or all of the assets of Borrower or of any Other Borrower, or any changes in the shareholders, partners or members of any Other Borrower; or any reorganization of any Other Borrower.

(d) Invalidity of Debt. The invalidity, illegality or unenforceability of all or any part of the Debt, or any document or agreement executed in connection with the Debt, for any reason whatsoever, including the fact that (i) the Debt, or any part thereof, exceeds the amount permitted by law, (ii) the act of creating the Debt or any part thereof is ultra vires, (iii) the officers or representatives executing the Note, the Loan Agreement or the other Loan Documents or otherwise creating the Debt acted in excess of their authority, (iv) the Debt violates applicable usury laws, (v) any Other Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which renders the Debt wholly or partially uncollectible from such Other Borrower, (vi) the creation, performance or repayment of the Debt (or the execution, delivery and performance of any document or instrument by any Other Borrower representing part of the Debt or executed in connection with the Debt, or given to secure the repayment of the Debt) is illegal, uncollectible or unenforceable, or (vii) the Note, the Loan Agreement or any of the other Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that such Borrower Entity shall remain liable hereon regardless of whether any Other Borrower or any other Person be found not liable on the Debt or any part thereof for any reason.

(e) Release of Obligors. Any full or partial release of the liability of any Other Borrower on the Debt, or any part thereof, or of any guarantor(s) thereof, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Debt, or any part thereof, it being recognized, acknowledged and agreed by such Borrower Entity that such Borrower Entity may be required to pay the Debt in full without assistance or support of any other party, and such Borrower Entity has not been induced to enter into the Loan Documents on the basis of a contemplation, belief, understanding or agreement that other Persons will be liable to pay or perform the Debt, or that Lender will look to other Persons to pay or perform the Debt.

(f) Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Debt.

(g) Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Debt.

(h) Care and Diligence. The failure of Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of Other Borrower Collateral or all or any part of such collateral, property or security, including any neglect, delay, omission, failure or refusal of Lender (i) to take or prosecute any action for the collection of any of the Debt or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon Other Borrower Collateral, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Debt.

(i) Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Debt, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by such Borrower Entity that such Borrower Entity is not entering into the Loan Documents in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Debt.

(j) Offset. Any existing or future right of offset, claim or defense of Borrower against Lender, or any other Person, or against payment of the Debt by any Other Borrower, whether such right of offset, claim or defense arises in connection with the Debt (or the transactions creating the Debt) or otherwise.

(k) Merger. The reorganization, merger or consolidation of any Other Borrower into or with any other Person.

(l) Preference. Any payment by Borrower to Lender is held to constitute a preference under bankruptcy laws, or for any reason Lender is required to refund such payment or pay such amount to Borrower or someone else.

Section 11.3. Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Loan Documents, the Debt, or Other Borrower Collateral, whether or not such action or omission prejudices any Borrower Entity or increases the likelihood that any Borrower Entity will be required to pay the Debt pursuant to the terms hereof, it is the unambiguous and unequivocal intention of each Borrower Entity that such Borrower Entity shall be obligated to pay the Debt when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever pertaining to any Other Borrower or any Other Borrower Collateral, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Debt.

Section 11.4. Contribution.

11.4.1. In the event of (a) any payment by any one or more of the Individual Borrowers of any amount in excess of the Allocated Loan Amount applicable to the Individual Property owned by such Individual Borrower together with interest thereon and its proportionate share (based on the Allocated Loan Amount) of any other amounts payable with respect thereto, (b) the foreclosure of, or the delivery of deeds in lieu of foreclosure relating to, any Individual Property owned or leased by any Individual Borrower, or (c) any payment by Guarantor under the Limited Recourse Guaranty, Guarantor or each Individual Borrower (the “Overpaying Entity”, as applicable) whose Individual Property or assets have been utilized to satisfy obligations under the Loan or the Limited Recourse Guaranty, as applicable, or otherwise for the benefit of one or more other Individual Borrowers shall be entitled, after payment in full of the Loan and the satisfaction of all of Borrowers’ other obligations to Lender, to contribution from each of the benefited Individual Borrowers for the amounts so paid, advanced or benefited, up to the Allocated Loan Amount applicable to such benefited Individual Borrower. Any such contribution payments shall be made within ten (10) days after demand therefor

11.4.2. If an Individual Borrower (a “Defaulting Borrower”) shall have failed to make a contribution payment as hereinabove provided, after satisfaction of all obligations of Borrower under this Agreement and the other Loan Documents, the Overpaying Entity shall be subrogated to the rights of Lender against such Defaulting Borrower, including the right to receive a portion of such Defaulting Borrower’s Collateral in an amount equal to the contribution payment required hereunder that such Defaulting Borrower failed to make; provided, however, if Lender returns any payments in connection with a bankruptcy of a Borrower, or amounts are otherwise disgorged from Lender, all subrogated Borrowers shall jointly and severally repay Lender all such amounts returned or disgorged, together with interest at the Interest Rate.

Section 11.5. Co-Lenders.

(a) Borrower hereby acknowledges and agrees that notwithstanding the fact that the Loan may be serviced by Servicer, prior to a Securitization of the entire Loan, all requests for approval and consents hereunder and in every instance in which Lender’s consent or approval is required, each of Borrower and the other Loan Parties shall be required to obtain the consent and approval of each Co-Lender and all copies of documents, reports, requests and other delivery obligations of Borrower and the other Loan Parties required hereunder shall be delivered by Borrower and the other Loan Parties to each Co-Lender in accordance with Section 10.6 hereof. Each Co-Lender hereby appoints Lead Lender to serve as non-fiduciary administrative agent and collateral agent for all Lenders. Lead Lender shall remit each such notice, request or other communication to each other Lender within one Business Day of receipt thereof. Notwithstanding the foregoing, with respect to disbursement of any Reserve Funds, Borrower shall only be required to provide any conditions precedent to disbursement to Lead Lender and, solely to the extent disbursement of such Reserve Funds is being done in accordance with the Loan Agreement, only approval of Lead Lender shall be required for disbursement of such Reserve Funds.

(b) (i) The liabilities of Lender hereunder and under the other Loan Documents shall be several and not joint, (ii) no Co-Lender shall be responsible for the obligations of any other Co-Lender hereunder and under the other Loan Documents, and (iii) each Co-Lender shall be liable to Borrower only for its respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

LINEAGE HCS PA SCRANTON RE, LLC,
LINEAGE HCS MASTER RE, LLC,
LINEAGE IL BARTLETT RE, LLC,
LINEAGE IL CHICAGO & LYONS RE, LLC,
LINEAGE MASTER RE 6, LLC,
LINEAGE GA MASTER RE, LLC,
LINEAGE VA RICHMOND RE, LLC,
LINEAGE MASTER RE 7, LLC,
LINEAGE IA CEDAR RAPIDS RE, LLC,
LINEAGE DR MASTER RE, LLC,
LINEAGE TN ARLINGTON RE, LLC,
LINEAGE NOCS MASTER RE, LLC,
LINEAGE AFS MASTER RE, LLC,
LINEAGE PFS IL CHICAGO III RE, LLC,
each a Delaware limited liability company

By:	/s/ Jason E. Burnett
Name: Jason E. Burnett
Title: Authorized Signatory

LINEAGE BEDFORD PARK RE 2, LLC,
a Delaware limited liability company

By:	/s/ Jason E. Burnett
Name: Jason E. Burnett
Title: Executive Vice President, General Counsel and Secretary

LLH TRS FSS RE HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Jason E. Burnett
Name: Jason E. Burnett
Title: Executive Vice President and General Counsel

[Signatures continue on following page]

[Signature Page to Loan Agreement]

LENDER:

GOLDMAN SACHS BANK USA,
a New York state-chartered bank

By:	/s/ Siddharth Shrivastava
Name: Siddharth Shrivastava
Title: Authorized Signatory

[Signatures continue on following page]

[Signature Page to Loan Agreement]

MORGAN STANLEY BANK, N.A.

By:	/s/ Kathryn Auw
Name: Kathryn Auw
Title: Authorized Signatory

[Signatures continue on following page]

[Signature Page to Loan Agreement]

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Simon B. Burce
Name: Simon B. Burce
Title: Executive Director

[Signature Page to Loan Agreement]